Execution Version

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
E.L.F. BEAUTY, INC.
(solely for purposes of Section 2.07(c)(v), Section 7.02(c), Section 7.03, Section 7.04(b), Section 7.06, Section 7.07, Section 7.10 and Section 7.11),
E.L.F. COSMETICS, INC.,
GLAZE MERGER SUB, LLC,
HRBEAUTY LLC,
THE SELLERS IDENTIFIED HEREIN,
AND
DAVID LEVIN
(solely in his capacity as the Sellers’ Representative pursuant to Section 12.01),
AS THE SELLERS’ REPRESENTATIVE

May 28, 2025

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TABLE OF CONTENTS

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Exhibits
Exhibit A    Sellers and Holders of Team Class P Units
Exhibit B    Form of Written Consent
Exhibit C    Form of Investor Questionnaire
Exhibit D    Earn-Out Terms
Exhibit E    Form of Payment Schedule
Exhibit F    Allocation Methodology
Exhibit G    Form of Selling Holder Questionnaire
Exhibit H    Form of Profits Interest Acknowledgment
Exhibit I    Form of Certificate of Merger

Schedules

Company Disclosure Schedule
Schedule I        Lock-Up Holders
Schedule II        Key Services Providers
Schedule III        Restricted Holders
Schedule IV        Specific Tax Liabilities
Schedule 1.01(a)    Illustrative Working Capital Calculation
Schedule 1.01(b)    Specified Accounting Principles
Schedule 1.01(c)    Excluded Assets
Schedule 6.04(d)    Employee Matters

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 28, 2025, is entered into by and among HRBeauty LLC, a Delaware limited liability company (the “Company”), e.l.f. Beauty, Inc., a Delaware corporation (“Parent”) (solely for purposes of Section 2.07(c)(v), Section 7.02(c), Section 7.03, Section 7.04(b), Section 7.06, Section 7.07, Section 7.10 and Section 7.11), e.l.f. Cosmetics, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Buyer”), Glaze Merger Sub, LLC (“Merger Sub”), certain of the Sellers, and David Levin, as the Sellers’ Representative (as defined in Section 12.01(a)) (solely in his capacity as the Sellers’ Representative pursuant to Section 12.01). Capitalized terms shall have the meanings given to them in Section 1.01(a) (or as defined elsewhere in this Agreement in accordance with Section 1.01(b)).
RECITALS
WHEREAS, the parties intend to effect a business combination through the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving entity in the Merger (the “Surviving Company”), upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”).
WHEREAS, the Company’s Board of Managers has considered the terms of this Agreement and has (a) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein (collectively, including the Merger, the “Transactions”), upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and its equityholders, (b) approved this Agreement in accordance with Applicable Law and (c) adopted a resolution directing that the approval of this Agreement be submitted to the Company’s equityholders for consideration and recommending that all of such equityholders approve this Agreement and approve the Merger and the other Transactions.
WHEREAS, the sole member of Merger Sub has approved this Agreement in accordance with Applicable Law.
WHEREAS, the Company has solicited and obtained the approval by written consent (in lieu of a meeting pursuant to the Company Operating Agreement and the DLLCA) in the form attached hereto as Exhibit B (the “Written Consent”) from the holders of Company Units sufficient for the Requisite Equityholder Approval for purposes of approving this Agreement and the Transactions.
WHEREAS, prior to Closing, and as a condition to Parent issuing Parent Stock to each Seller and each holder of Team Class P Units, each such Seller and holder of Team Class P Units will execute and deliver to Buyer an accredited investor questionnaire in the form attached hereto as Exhibit C (each, an “Investor Questionnaire”).
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Buyer’s willingness to enter into this Agreement, each of the Persons identified on Schedule I (the “Lock-Up Holders”) are entering into a lock-up agreement with Parent (each, a “Lock-Up Agreement”), in each case to be effective upon the Closing.
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Buyer’s willingness to enter into this Agreement, the individuals identified on Schedule II (the “Key Service Providers”) are each entering into an offer letter, service agreement or advisor agreement and certain of the Key Service Providers are also entering into a

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confidentiality and inventions assignment agreement with Buyer or one of its Subsidiaries, as applicable (together, a “Service Agreement”), in each case to be effective upon the Closing.
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Buyer’s willingness to enter into this Agreement, the individuals identified on Schedule III (the “Restricted Holders”) are each entering into a non-competition and non-solicitation agreement with Buyer (each, a “Non-Competition Agreement”), in each case to be effective upon the Closing in accordance with its terms.
AGREEMENT
NOW, THEREFORE, intending to be legally bound, the parties to this Agreement hereby agree as follows:
Article 1.
DEFINITIONS
Section 1.01Definitions.
(a)As used in this Agreement, the following terms have the following meanings:
“Accredited Investor” means (a) a Company Unitholder or holder of Team Class P Units that has executed and delivered an Investor Questionnaire demonstrating that such Person is an “accredited investor” (as defined in Rule 501(a) under the Securities Act) and that is identified as such in the Payment Schedule and (b) any other Company Unitholder or holder of Team Class P Units that Parent determines in its sole discretion as of the Closing is an “accredited investor” (as defined in Rule 501(a) under the Securities Act) (with or without having received an Investor Questionnaire).
“Acquisition Proposal” means, other than the Transactions, any transaction directly or indirectly involving, (i) the sale, license, disposition or acquisition of all or a material portion of the equity, business or assets (other than sales of Inventory in the ordinary course of business) of the Company (including the sale, license, disposition or acquisition of Trademarks or other Intellectual Property Rights) or any division of the Company, (ii) the issuance, grant, disposition or acquisition to or by a Person not already an equity owner of the Company of: (A) any capital stock or other equity security of the Company; (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company; or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company, in each case other than in connection with equity incentives payable as compensation for service providers in the ordinary course of business consistent with past practice and not prohibited by the terms of this Agreement; (iii) any merger, consolidation, business combination, spin-off, share exchange, recapitalization, reorganization or similar transaction involving the Company, or (iv) other than in the ordinary course of business, any other transaction that could reasonably be expected to be an alternative to, or impede the Transactions (including any joint venture in the beauty space (including, without limitation, with respect to cosmetics, skin care, nails, haircare and personal care)).
“Adjustment Escrow Amount” shall mean an amount of cash equal to $5,000,000.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing. Notwithstanding the foregoing, for purposes of this Agreement, no Seller, the Company, or any of their respective Representatives shall be considered an Affiliate of Buyer; provided, however, that the Company shall be considered an Affiliate of Buyer following the Closing.

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“Aggregate Consideration” means (i) $800,000,000, minus (ii) the Closing Indebtedness, minus (iii) the amount of Unpaid Company Transaction Expenses, minus (iv) the amount, if any, by which Closing Working Capital is less than Target Working Capital, plus (v) the amount, if any, by which Closing Working Capital exceeds Target Working Capital, plus (vi) the amount of Closing Cash.
“Ancillary Agreements” means the Escrow Agreement, the Service Agreements, the Investor Questionnaires, the Selling Holder Questionnaires, the Lock-Up Agreements, the Non-Competition Agreements, the Profits Interest Acknowledgments and the Letters of Transmittal.
“Anti-Bribery Laws” means anti-bribery and anti-corruption laws, regulations or ordinances of any jurisdiction where the Company does business, including, without limitation, (i) the Foreign Corrupt Practices Act, (ii) the United Kingdom Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states and (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Anti-Money Laundering Laws” means anti-money laundering-related laws, regulations, and codes of practice, including, without limitation, (i) the European Union Anti-Money Laundering Directives and any laws, decrees, administrative orders, circulars or instructions implementing or interpreting the same and (ii) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended.
“Antitrust Laws” means the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914, in each case as amended, and any other U.S. federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Applicable Law that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law (including controlling common law), constitution, treaty, convention, ordinance, code, published rule, published regulation, order, injunction, judgment, decree, ruling or other similar published requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise, including the United States Federal Food, Drug, and Cosmetic Act, other analogous federal laws (such as the Fair Packaging and Labeling Act and Consumer Product Safety Act, and regulations issued to implement such laws, and all analogous laws of any state or non-U.S. Governmental Authority applicable to Company Products in jurisdictions in which Company Products are developed or sold by the Company), the DLLCA, the Exchange Act, ERISA, the Securities Act, unclaimed property laws, Antitrust Laws, international trade laws, Sanctions, Anti-Money Laundering Laws, Anti-Bribery Laws, State Licensing Laws and Environmental Laws.
“Balance Sheet” means the unaudited balance sheet of the Company as of the Balance Sheet Date and the footnotes thereto.
“Balance Sheet Date” means March 31, 2025.
“Bring-Along Seller” means each Seller that has not executed this Agreement as of the date hereof.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco or Los Angeles, California are authorized or required by Applicable Law to close.
“Buyer Fundamental Representations” means those representations and warranties set forth in Section 5.01, Section 5.02, Section 5.04(a), Section 5.08 and Section 5.12.
“Buyer Related Party” shall mean any former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, general or limited

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partners, members, managers, trustees, attorneys, agents, representatives or Affiliates of Buyer (including, from and after the Closing, the Surviving Company), or any former, current or future direct or indirect stockholder, equity holder, controlling person, portfolio company, director, officer, employee, general or limited partner, member, manager, trustee, attorney, agent, representative or Affiliate of any of the foregoing.
“Cash Consideration” means an amount of cash equal to the Aggregate Consideration minus the value of the Stock Consideration (valued at the Parent Stock Price).
“Closing Cash” means the aggregate amount of cash and cash equivalents (with respect to cash equivalents, to the extent convertible to cash within thirty (30) days) (excluding any Restricted Cash and amounts receivable from payment processors), determined in accordance with GAAP, held by the Company (net of any uncleared checks and drafts issued by the Company but including checks, wire transfers and drafts received, deposited or available for deposit for the account of the Company) as of immediately prior to the Closing.
“Closing Cash Consideration” means an amount of cash equal to the Cash Consideration, minus the Sellers’ Representative Expense Fund, minus the Adjustment Escrow Amount.
“Closing Indebtedness” means the aggregate amount of all Indebtedness of the Company that remains unpaid as of immediately prior to the Closing.
“Closing Working Capital” means Working Capital as of immediately prior to the Closing. By way of illustration only, the calculation of Working Capital as of the close of business on March 31, 2025 is set forth on Schedule 1.01(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Confidential Information” means all trade secrets and all other information, knowledge, ideas or data relating to Buyer, the Company or any of their respective Affiliates that is proprietary or confidential, including customer, vendor or partnership lists, customer data or information, prospective customer names, business strategies, models and techniques, management and marketing plans, potential collaborations, distributors and future distribution channels, financial statements, financial information and projections, know-how, pricing policies, pricing information and pricing methodologies, operational methods, methods of doing business, compensation, technical processes, formulae for current and future Company Products, proposed product pipelines and product launch information, research and development, designs and design projects, inventions and other Proprietary Information, corporate structure, employees of the Company or Buyer or any of its Affiliates and any Personal Data related thereto, compensation and equity programs, hardware, software programs, files, software, code, reports, documents, manuals, forms, business plans and projects or prospective projects pertaining to the Company or Buyer or any of its Affiliates and including any information of others that any Seller, the Company or Buyer or any of its Affiliates has agreed to keep confidential.
“Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by the Company to Buyer.
“Company Equity Plan” means the Amended and Restated HRBeauty LLC 2021 Equity Incentive Plan.
“Company Fundamental Representations” means those representations and warranties set forth in Section 3.01(a) and (b), Section 3.02, Section 3.04(a), Section 3.05(a), (b), (c) and (e), and Section 3.28.
“Company IP” means all Intellectual Property Rights and Technology owned or purported to be owned by, or exclusively licensed to, the Company.
“Company IP Contract” means any Contract that is a Company Inbound IP License or a Company Outbound IP License.

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“Company Material Adverse Effect” means any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) has, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, results of operations or financial performance of the Company, taken as a whole; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) changes in the economy in general in the United States or any other geographic region in which the Company conducts business, except to the extent any such Effect does or would reasonably be expected to disproportionately and adversely impact the Company relative to other companies in the same industries in which the Company operates (in which case, solely such disproportionate impact may be taken into account), (ii) changes in interest or exchange rates, the price or availability of materials or manufacturing, trade actions, tariffs, export controls, or sanctions, or the financial or commodity markets (including any changes in credit, financial, commodities, securities or banking markets), except to the extent any such Effect does or would reasonably be expected to disproportionately and adversely impact the Company relative to other companies in the same industry (in which case, solely such disproportionate impact may be taken into account), (iii) acts of war, sabotage or terrorism, military actions or the escalation thereof or natural disasters, weather conditions, changes in geopolitical conditions or other force majeure events, including without limitations any epidemic or pandemic, except to the extent any such Effect does or would reasonably be expected to disproportionately and adversely impact the Company relative to other companies in the same industry (in which case, solely such disproportionate impact may be taken into account), (iv) the entry into this Agreement or the announcement or pendency of the Transactions, including the identity of Buyer or Parent (including, in each case, the impact thereof on relationships, contractual or otherwise, with any customers, suppliers, vendors, distributors, partners or employees), except solely to the extent that the purpose of a representation or warranty contained in this Agreement is to address the consequences resulting from the execution of this Agreement, or the announcement or pendency of the Transactions, (v) changes after the date of this Agreement in GAAP or Applicable Law or the interpretation thereof, (vi) any failure to meet financial projections, estimates or forecasts for any period, including estimates of sales, revenues or earnings or other forecasts (provided, that the underlying cause of such failure may, to the extent applicable, be taken into account, to the extent that any such underlying cause is not otherwise excluded from this definition of Company Material Adverse Effect), (vii) conditions generally affecting any of the industries in which the Company operate (or changes therein), except to the extent any such Effect does or would reasonably be expected to disproportionately and adversely impact the Company relative to other companies in the same industries in which the Company operates (in which case, solely such disproportionate impact may be taken into account), (viii) the taking by the Company of any action expressly required by this Agreement, and (ix) the announcement of Buyer’s plans or intentions with respect to the conduct of the business (or any portion thereof) of the Company (other than to the extent the Company or the Sellers’ Representative has consented to any such announcements).
“Company Operating Agreement” means the Second Amended and Restated Operating Agreement of the Company, dated as of November 14, 2024 (as amended).
“Company Products” means all products and services offered, owned, developed, manufactured, marketed, advertised, promoted, licensed, sold, imported, exported, performed, distributed or otherwise made available by the Company, including any product or service under development by the Company.
“Company Transaction Expenses” means, without duplication, the aggregate amount of all fees, costs and expenses incurred by or on behalf of the Company (and payable by the Company) arising from, incurred in connection with or related to the negotiation, preparation, execution and performance of this Agreement and the Transactions and any similar or alternative transactions (including transactions with other potential acquirers or investors and including any initial public offering, direct listing or “deSPAC” transaction), if any, in connection with the transactions leading hereto, including (i) third party fees, costs and expenses (including legal, accounting, broker’s, investment banker’s, consultant’s, advisor’s and finder’s fees, costs and expenses and amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the Transactions) arising from, incurred in connection with or related to this Agreement or the Transactions (whether incurred or accrued prior to or after the Closing Date and whether or not such amounts have been invoiced as of or prior to the Closing Date); (ii) all bonuses, severance, incentive

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compensation, commissions, termination payments, tax gross-ups or other change in control or transaction-related payments or compensation paid or payable to any director on the Board of Managers, officer or employee of the Company or other third party in connection with the Merger or any of the other transactions contemplated by this Agreement, whether paid on or following the Closing Date and whether or not in connection with any other event, including any termination of service (other than severance, termination payments, or other similar compensation paid or payable to any officer or employee of the Company who is designated to be terminated by Buyer, excluding, for the avoidance of doubt, any officer or employee of the Company who receives but declines an offer of service or employment by Buyer on terms consistent with Section 6.04(b)); provided, that in no event shall “Company Transaction Expenses” include amounts owed as a result of actions taken after the Closing by Parent or Buyer; (iii) the employer portion of any payroll, social security, unemployment, employment or similar Taxes incurred or to be incurred by Parent or any of its Subsidiaries or the Company arising from, incurred in connection with or related to this Agreement or the Merger (including, for clarity, any such Taxes arising from or incurred in connection with or related to any of the foregoing in clause (ii) and assuming that all such payments are made at Closing without regard to any wage base limitations on such taxes); (iv) any fees, costs or expenses payable by the Company to the Sellers’ Representative after the Closing; (v) costs, fees and expenses related to the purchase of the D&O Tail Policy; and (vi) 50% of any fees, costs, expenses or payments payable to the Escrow Agent. Notwithstanding anything to the contrary contained herein, in no event shall “Company Transaction Expenses” include any (i) fees referred to in or connection with Section 7.02, (ii) amounts to the extent taken into account in the calculation of Closing Indebtedness or Closing Working Capital, (iii) any of the costs, fees and expenses of the RWI Policy, and (iv) any of the costs, fees or expenses in connection with, arising out of or related to the Debt Financing (except as otherwise provided in this Agreement).
“Company Unitholder” means any holder of Company Units.
“Company Units” means, collectively, the Founder Units, the Series Seed-1 Units, the Series Seed-2 Units, the Profits Interests, and the Series A Units.
“Company Websites” means the Company’s ecommerce site (https://www.rhodeskin.com/) and any other Company-owned or managed publicly facing website or online platform, including in each case any predecessors thereto.
“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).
“Consumer Protection, Privacy and Information Security Laws” means all Applicable Laws and any legally binding guidelines, guidance and standards concerning (i) the privacy, security and Processing of Personal Data (including any Applicable Laws of jurisdictions where the Personal Data was collected or is otherwise Processed) and other applicable consumer protection laws, and all regulations promulgated thereunder; (ii) unfair competition and deceptive trade practices; (iii) data breach notification; (iv) requirements for website and mobile application privacy policies and practices; (v) data or web scraping; (vi) online safety; (vii) wiretapping, the interception of electronic communications or the tracking or monitoring of online activity; (viii) advertising or marketing; (ix) email, text message or telephone communications; or (x) the Processing and security of payment card information (including the PCI DSS), in each case as amended and together with any subordinate or related legislation made under any of the foregoing.
“Continuing Service Providers” means each employee or individual serving as an independent contractor of or consultant to the Company immediately prior to the Closing who, immediately following the Closing, is employed by, or is otherwise contracted to provide services to, Parent, Buyer or any of their respective Affiliates (including the Company).
“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement, whether oral or written.

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“Damages” include any loss, damage, injury, diminution in value, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation and design-around costs) or expense of any nature.
“Debt Financing Sources” means, in their respective capacities as such, the lenders, agents and arrangers of any Debt Financing, together with Affiliates and Representatives of the foregoing as well the successors and permitted assigns of the foregoing, including any successors or permitted assigns via joinder agreements or credit agreements relating thereto.
“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or to Hazardous Substances.
“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company as currently conducted.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Assets” means the assets set forth on Schedule 1.01(c).
“Founder Units” means those Units designated as Founder Units in the Company Operating Agreement.
“Fraud” means actual and intentional fraud under Delaware law with respect to the making of the representations and warranties expressly set forth in Article 3, Article 4, and Article 5. For the avoidance of doubt, (x) “Fraud” does not include any claim for fraud based on negligence or recklessness or equitable fraud, promissory fraud or constructive fraud and (y) with respect to any Person, Fraud shall be deemed to exist only if committed by such Person or if such Person participates in such Fraud.
“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis with respect to the periods involved.
“Government Official” means any officer or employee of any Governmental Authority or any department, agency or instrumentality thereof, including state-owned and partially state-owned entities, or of a public organization or political party (including candidates for political office) or any person acting in an official capacity for or on behalf of any such Governmental Authority, department, agency, organization, political party or public organization.
“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, national, multinational, supranational, state, local, municipal, foreign or other government or quasi-governmental body authority of any nature (including any supranational organization, governmental division, department, bureau, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal or arbitral or judicial body (including any grand jury)); (iii) arbitrator; or (iv) Person to whom a Governmental Authority has assigned or delegated any authority or oversight responsibilities, in each case whether domestic, foreign, multinational or supranational.
“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

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“HRBeauty Team” means HRBeauty Team LLC, a Delaware limited liability company.
“Income Tax” shall mean any Tax imposed or determined with reference to gross or net income, gross receipts or profits payable under any Applicable Law to any Governmental Authority, and any Tax imposed in lieu of the foregoing (including any withholding Tax), in each case regardless of how denominated. For the avoidance of doubt, Income Taxes shall include nonresident withholding Taxes imposed by any U.S. state or local jurisdiction.
“Indebtedness” means, without duplication, any liability of a Person for any amount owed (including (i) unpaid interest, (ii) premium thereon, (iii) any prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of any such liability, and (iv) any payments or premiums attributable to, or which arise as a result of, a change of control of such Person or any Affiliate of such Person) in respect of (A) borrowed money owed to any Person (whether or not represented by bonds, debentures, notes or other similar instruments (whether or not convertible into any other security) or arising under indentures), (B) obligations evidenced by bonds, debentures, notes or other similar instruments (whether or not convertible into any other security) or arising under indentures, (C) lease obligations required under GAAP to be accounted for on the balance sheet of such Person as finance leases; provided, however, for the avoidance of doubt, any lease obligations classified as operating leases in the balance sheet of such Person will be excluded from Indebtedness, (D) obligations for the reimbursement of any obligor for amounts drawn on any letter of credit, banker’s acceptance or similar transaction, (E) obligations for the deferred purchase price of property or services, including milestone payments and other types of earnouts or contingent payments due for the acquisition of capital stock or assets of another Person, but excluding any such obligation to the extent there is Restricted Cash being held in escrow exclusively for purposes of satisfying such obligations, (F) any obligations for unfunded liabilities relating to any employee benefit plan, pension plan or similar arrangement, including retirement indemnities, termination indemnities, and seniority premiums, (G) obligations under any financial hedging or swap agreement, or any other similar agreement or arrangement entered into for the purpose of limiting or managing interest rate, currency or other financial risks, (H) obligations secured by any Lien existing on property owned by such Person, whether or not indebtedness secured thereby will have been assumed, (I) obligations for repayment of funds paid under grants or subsidies from a Governmental Authority, (J) trade accounts, accrued expenses and other payables more than 60 days overdue, (K) all accrued but unpaid severance, vacation or other paid time off, payments in lieu of notice or similar payments, commissions, or other notice or termination payment obligations (including the employer portion of any applicable payroll, social security, unemployment or similar Taxes) incurred with respect to terminations that occurred prior to the Closing Date (assuming all such payments are made at Closing without regard to any wage base limitations on such Taxes), (L) Pre-Closing Income Taxes and Pre-Closing Other Taxes, (M) any settlements or similar out-of-court or pre-litigation arrangement relating to any Proceeding for which there are outstanding obligations of the Company in an amount in excess of $10,000, (N) all declared and unpaid dividends or distributions, or other amounts owed to any Company Unitholders or Affiliates of any Company Unitholder (but only to the extent payable by the Company after Closing), and (O) any liability of the type described in clauses (A) through (N) guaranteed by such Person, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person; provided, however, that notwithstanding the foregoing, Indebtedness shall not include (x) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled; (y) any Indebtedness incurred by Buyer or any of their Affiliates (and subsequently assumed by the Company) under the Debt Commitment Letters on the Closing Date; or (z) any amounts to the extent captured in Closing Working Capital or Unpaid Company Transaction Expenses.
“Intellectual Property Rights” means all intellectual property rights, whether registered or unregistered, which may exist or be created under the laws of any jurisdiction in the world, including any of the following: (i) works of authorship (whether or not copyrightable), copyrights, design rights, and moral rights; (ii) trademarks, service marks, trade names, service names, any other brand elements (including brand names and product names), trade dress, logos, slogans, hash tags, social media pages, domain names, and other indicia of source, whether or not registrable as a trademark in any given jurisdiction, including all goodwill associated with the foregoing (collectively, “Trademarks”); (iii) rights in trade secrets, know-how, discoveries, improvements, ideas, processes, techniques, protocols, methods, recipes, formulations, invention disclosures, specifications, packaging designs, research and development

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information, technical data and manuals, and any other confidential and proprietary information (including any business plans, technical data, user or customer data, financial information, pricing and cost information or other similar information) (collectively, “Proprietary Information”); (iv) patents, including utility models, industrial designs and design patents, patent applications (and any patents that issue as a result of those patent applications), together with any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, revisions, divisions and substitutions thereof, and any counterparts worldwide claiming priority therefrom, and inventions and all improvements thereto (whether or not patentable or reduced to practice); (v) rights in databases, data compilations and data collections (including knowledge databases, user lists and user databases); (vi) any other proprietary rights now known or hereafter recognized in any jurisdiction worldwide, including such rights in Technology; and (vii) all past, present and future claims and causes of action arising out of or related to infringement, misappropriation, or any other violation of any of the foregoing.
“Inventory” means all raw materials, work-in-process, products, finished goods, supplies, spare parts and other inventories regardless of the stage of development or planning, including all such items (i) owned by the Company, (ii) in transit from suppliers of the Company or to customers of the Company, (iii) held for delivery by suppliers of the business of the Company, or (iv) held on consignment by third parties.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, with respect to the Company, the actual knowledge of each of Hailey Rhode Bieber, Nikolaos Vlahos, Robert Connell, Lauren Ratner, Michael Ratner and Sue Collins, and the knowledge that each of such individuals would have obtained after reasonable inquiry of their direct reports with operational responsibility for the fact or matter in question; with respect to any Seller, the actual knowledge of the officers, directors, and trustees, as applicable, of such Seller; and, with respect to Parent or Buyer, the actual knowledge of the officers of Parent and Buyer.
“Lien” means any mortgage, lien, pledge, charge, security interest, encumbrance, claim, option, right of first refusal, preemptive right, exclusive license, community property interest or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset). For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Non-Disclosure Agreement” means the Non-Disclosure Agreement, dated November 4, 2024, by and between the Company and Parent.
“NYSE” means the New York Stock Exchange.
“Order” means any order, writ, injunction, judgment, decision, ruling, decree, award, determination or stipulation issued, promulgated or entered by, or any settlement or other agreement under the jurisdiction of, any court, arbitrator, mediator or other Governmental Authority or tribunal.
“Organizational Document” means, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation, association or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.
“Parent Stock” shall mean the common stock, par value $0.01 per share, of Parent.
“Parent Stock Price” shall mean $77.1685, which represents the average of the daily volume-weighted average sales price per share of Parent Stock on the NYSE, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session

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trading hours, for each of the ten (10) consecutive trading days ending on and including the third trading day immediately preceding the date on which this Agreement is executed.
“Permitted Liens” means (i) Liens disclosed on the Balance Sheet; (ii) statutory Liens for current Taxes that are not yet due and payable (or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP); (iii) warehousepersons’ mechanics’, materialmen’s, carriers’, repairers’ and similar statutory Liens that are not yet due or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iv) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under Applicable Laws or other social security regulations; (v) imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects, exceptions, encumbrances and other similar matters that affect title to the property or assets of the Company but do not materially detract from the value or marketability of the property or asset to which they relate or materially impair the current use or operation of the property or asset to which they relate, (vi) statutory, common law or contractual Liens of a licensor, sublicensor, licensee, sublicensee, lessor, sublessor or other person in title under any real property license, lease or other agreement or in the real property being licensed, leased or occupied; (vii) zoning or building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon in each case that do not adversely affect in any material respect, individually or in the aggregate, the current use of the applicable facilities underlying the Real Property Leases; (viii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (ix) matters disclosed by any existing title insurance policies or title reports made available to Buyer prior to the date hereof; (x) non-exclusive licenses granted under Company IP in the ordinary course of business in connection with the commercial sale of Company Products on a form previously provided to Buyer; and (xi) other Liens that do not materially impair the value or current or intended use of any property or assets of the Company.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Personal Data” means information or data in any form that is (i) reasonably capable, directly or indirectly, of being associated with, related to or linked to, or used to identify, describe, contact or locate an individual, device or household; or (ii) defined as “personal data,” “personal information,” “personally identifiable information,” “consumer health data” or any similar term under any Applicable Law.
“Pre-Closing Income Taxes” shall mean the amount of unpaid Income Taxes of the Company for any Pre-Closing Tax Period beginning on or after January 1, 2024 (which shall not be an amount less than zero with respect to each applicable jurisdiction and type of Tax); provided, that the amount of such Income Taxes shall be determined: (i) by disregarding any actions of or transactions effected by Buyer or its Affiliates outside the ordinary course of business on the Closing Date after the Closing not otherwise contemplated by this Agreement or any related agreement; (ii) by excluding any accruals or reserves established or required to be established for contingent Income Taxes or with respect to uncertain tax positions; (iii) by excluding any deferred Tax assets and liabilities; (iv) by taking into account any (A) estimated payments of such Income Taxes with respect to such Pre-Closing Tax Period and (B) deductions allowable for Income Tax purposes under Applicable Law at a “more likely than not” or higher standard in such Pre-Closing Tax Period with respect to (1) any amounts included in Unpaid Company Transaction Expenses, including, for this purpose, amounts that would have been Unpaid Company Transaction Expenses but for their payment prior to the Closing Date or (2) other fees, cost or expenses of the Company to the extent included in Closing Indebtedness or Closing Working Capital, in each case to the extent such estimated payments, overpayments and deductions would actually reduce the amount of Pre-Closing Income Taxes that would otherwise be payable; (v) except as provided in clause (vi) hereof, in accordance with the accounting methodologies and the past practices (including reporting positions, elections and accounting methods) of the Company in preparing its Tax Returns in respect of Income Taxes to the extent consistent with Applicable Law at a “more likely than not” or higher standard and (vi) in accordance with Section 8.11 to the extent applicable. In the case of any Straddle Period, Pre-Closing Income Taxes shall include any amount of Income Taxes allocable to the portion of the Straddle

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Period ending on and including the Closing Date as determined by applying the conventions set forth in Section 8.04.
“Pre-Closing Other Taxes” shall mean those liabilities set forth on Schedule IV in respect of Taxes.
“Pre-Closing Tax Period” means (i) any Tax period ending before or on (and including) the Closing Date and (ii) with respect to any Straddle Period, the portion of such period ending on (and including) the Closing Date.
“Pro Rata Share” means, with respect to any Seller, the percentage set forth opposite the name of such Seller on the Payment Schedule with respect to (i) Cash Consideration, (ii) Stock Consideration, and (iii) Additional Cash Consideration, as applicable. For the avoidance of doubt, the Pro Rata Shares of all Sellers in the aggregate will equal 100%.
“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, any court or other Governmental Authority or any arbitrator or arbitration panel.
“Processing” (and its cognates) means the collection, use, storage, processing, accessing, recording, distribution, transfer, protection (including security measures), de-identification, disposal, disclosure or other activity, in each case, regarding data (whether electronically or in other form or medium).
“Product Liabilities” means any liabilities proximately caused by a failure to warn or any defect or deficiency in design, engineering, assembly or production, with respect to any Company Product, and which involve the destruction of property, personal injury or death, or the failure to perform in accordance with specifications.
“Profits Interest” means a unit of interest in the Company issued in the form of a “profits interest,” including any Founder Profits Interest Units and Profits Interest Units (each as defined in the Company Operating Agreement), issued with a Threshold Value as provided in the Company Operating Agreement.
“Profits Interest Agreement” means a Contract granting a Profits Interest or Team Class P Unit.
“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority or domain name registrar, including all issued patents, registered copyrights, registered Trademarks and domain names, and all applications for any of the foregoing.
“Registrable Securities” means the shares of Parent Stock issued in connection with the Closing pursuant to this Agreement as part of the Stock Consideration; provided, however, that shares of Parent Stock shall cease to be Registrable Securities hereunder if and when (i) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to an effective registration statement registering such Registrable Securities (or the resale thereof) under the Securities Act, (ii) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to Rule 144 of the Securities Act (“Rule 144”) or (iii) the date when all Registrable Securities covered by the Registration Statement first become eligible for sale pursuant to Rule 144 without volume limitation.
“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.
“Required Information” means the Financial Statements.

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“Restricted Cash” means any cash which is not freely usable by the Company because it is subject to restrictions or limitations on use or distribution by Applicable Law, Contract or otherwise, including restrictions on dividends and repatriations or any other form of restriction.
“RWI Policy” shall mean the representations and warranties insurance policy that shall be obtained by Buyer in connection with this Agreement and the Transactions.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any comprehensive country- or territory-wide Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).
“Sanctioned Person” means (i) any Person identified in any Sanctions-related list of designated Persons maintained by maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union or the United Kingdom, (ii) any Person operating, organized, or resident in, a Sanctioned Country, (iii) the government of a Sanctioned Country or the Government of Venezuela, or (iv) any Person or Persons (individually or in the aggregate) 50 percent or greater directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person or Persons described in clauses (i) - (iii).
“Sanctions” means all Applicable Laws relating to trade, economic and financial sanctions administered, enacted or enforced by the United States (including, without limitation, OFAC and the U.S. Department of State), the European Union, any European Union Member State, the United Nations Security Council, or the United Kingdom.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Incident” means unauthorized intrusions, breaches or incidents involving the security, confidentiality, integrity or availability of any of the IT Systems or any unauthorized access of any Personal Data or other information stored or contained therein or that has resulted in the destruction, damage, loss, corruption or alteration of any such Personal Data including any: (i) unauthorized, accidental or unlawful Processing of any such data; (ii) unauthorized, unlawful or accidental access to the Company’s applications or IT Systems; or (iii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident” or any similar term under any Applicable Law.
“Seller Confidential Information” means all non-public information relating to each Seller or any of their respective Affiliates (which shall not include the Company) made available to Parent, Buyer or any their respective Representatives in connection with the Transactions, including financials, pricing information, and information relating to partnerships, collaborations, projects and business plans of such Seller (but not, for the avoidance of doubt, of the Company or its business), and including any information that the Company has agreed to keep confidential, in each case, excluding any information relating to the Company or its business.
“Seller Fundamental Representations” means those representations and warranties set forth in Section 4.01, Section 4.02, Section 4.04(a), Section 4.05 and Section 4.09.
“Seller Related Party” shall mean (i) the Company (prior to the Closing) and the Sellers, (ii) any Persons that at any time prior to the Closing are or were direct or indirect stockholders, equityholders, controlling persons, directors, officers, employees, general or limited partners, members, managers, trustees, attorneys, agents, representatives or Affiliates of the Company or any Seller and (iii) any former, current or future direct or indirect stockholder, equityholder, controlling person, portfolio company, director, officer, employee, general or limited partner, member, manager, trustee, attorney, agent, representative or Affiliate of any of the Persons referred to in clause (i) and (ii) of this definition.

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“Sellers” means the Persons listed on Exhibit A.
“Sellers’ Representative Expense Fund” means an amount of cash as set forth in the Payment Schedule.
“Series A Units” means those Units designated as Series A Units in the Company Operating Agreement.
“Series Seed-1 Units” means those Units designated as Series Seed-1 Units in the Company Operating Agreement.
“Series Seed-2 Units” means those Units designated as Series Seed-2 Units in the Company Operating Agreement.
“Software” means any and all computer programs, operating systems, applications systems, firmware or software code of any nature, and any derivations, updates, enhancements and customizations of any of the foregoing, and any related processes, know-how, APIs, user interfaces, command structures, and related documentation, operating procedures, methods, tools, developers’ kits, utilities, developers’ notes, technical manuals, user manuals and other documentation thereof, including comments and annotations related thereto, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.
“Specified Accounting Principles” means the principles set forth on Schedule 1.01(b).
“Standard Software” means any non-customized Software that (i) is licensed solely in executable or object code form or as a hosted subscription service pursuant to a nonexclusive, license, and (ii) is generally available on standard “off-the-shelf” or “click-wrap” terms for either (A) annual payments by the Company of $75,000 or less or (B) aggregate payments by the Company of $150,000 or less.
“State Licensing Laws” means all Applicable Laws that may be enforced by any Governmental Authority of any state of the United States, relating to licensing or registration in connection with the sale or issuance of checks, drafts, money orders, travelers checks or other payment instruments, whether or not negotiable, or the transmission of funds by electronic or other means, or the sale or issuance of stored value cards or devices.
“Stock Consideration” shall mean 2,591,731 shares of Parent Stock.
“Straddle Period” means any period beginning before or on the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.
“Target Working Capital” means $11,357,000.
“Tax” means any and all taxes, including any income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, goods and services, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, capital stock, escheat or other tax, governmental fee or other like assessment or charge, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (United States (federal, state or local) or foreign), whether disputed or not.
“Tax Authority” means the IRS and any other Governmental Authority responsible for the imposition or the administration of any Taxes.

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“Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.
“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Team Class O Unit” means an interest in HRBeauty Team designated as a Class O Unit.
“Team Class P Unit” means an interest in HRBeauty Team designated as a Class P Unit.
“Team Class P Units Pro Rata Share” means with respect to each holder of Team Class P Units, such holder’s percentage share of HRBeauty Team’s Pro Rata Share, as set forth opposite the name of such holder of Team Class P Units on the Payment Schedule. For the avoidance of doubt, the Pro Rata Shares of all holders of Team Class P Units will equal 100% of HRBeauty Team’s Pro Rata Share.
“Technology” means algorithms, methods, formulae, formulations, specifications, recipes, bills of material, compound processes, Software, websites, documentation and any tangible embodiments of Intellectual Property Rights.
“Threshold Value” shall have the same meaning as set forth in the Company Operating Agreement.
“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.
“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.
“UK Seller” means RB1 Investments Limited, a private company limited by shares and organized under the laws of England and Wales.
“Units” shall have the same meaning as set forth in the Company Operating Agreement.
“Unpaid Company Transaction Expenses” means the amount of Company Transaction Expenses that have not been paid as of immediately prior to the Closing.
“Willful Breach” means a material breach of this Agreement that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement.
“Working Capital” means with respect to the Company, (i) current assets of the Company, minus (ii) current liabilities of the Company, all as calculated in accordance with the Specified Accounting Principles, but excluding Closing Cash, Closing Indebtedness, Unpaid Company Transaction Expenses, deferred Tax liabilities and Tax assets; provided, however, that notwithstanding the foregoing, for purposes of the definition of Working Capital, current liabilities shall not include any amounts to the extent captured in Closing Indebtedness.
(b)Each of the following terms is defined in the Section set forth opposite such term:

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Term	Section

Additional Cash Consideration	2.03(a)(i)
Adjustment Dispute Notice	2.12(b)(iii)
Adjustment Escrow Account	2.07(c)(ii)
Agreed Adjustments	2.12(b)(v)
Agreement	Preamble
Allocation	8.07(b)
Allocation Methodology	8.07(b)
Alternate Debt Financing	7.08(d)
Blackout Notice	7.06(e)
Books and Records	3.27
Buyer	Preamble
Buyer Closing Statement	2.12(b)(i)
Buyer Cure Period	10.01(f)
Buyer Released Claims	7.10(b)
Buyer Released Parties	7.10(a)
Buyer Released Party	7.10(a)
Buyer Releasing Parties	7.10(b)
Buyer Releasing Party	7.10(b)
Certificate of Merger	2.01(c)
Claims	7.10(a)
Closing	2.04
Closing Date	2.04
Company	Preamble
Company Board Recommendation	Recitals
Company Closing Certificate	9.02(e)(iv)
Company Cure Period	10.01(e)
Company D&O Indemnified Parties	7.04(a)
Company Inbound IP Licenses	3.17(b)
Company Indemnification Obligations	7.04(a)
Company Insurance Policies	3.20
Company Leased Real Property	3.12(b)
Company Outbound IP Licenses	3.17(c)
Company Registered IP	3.17(a)
Company Securities	3.05(c)
Company Software	3.17(m)
Company Unit Certificate	2.07(b)(i)
Continuation Period	6.04(b)
Contributors	3.17(e)
Covered Indebtedness	6.07
D&O Tail Policy	7.04(b)
Data Partner	3.19(a)
Debt Commitment Letter	5.06(a)

|US-DOCS\159043691.20||

Term	Section
Debt Financing	5.06(a)
Designated Accounting Firm	2.12(b)(v)
DLLCA	Recitals
DOJ	7.02(a)
Effective Time	2.01(c)
Employee Plans	3.23(b)
End Date	10.01(b)
Escrow Agent	2.11(a)
Escrow Agreement	2.11(a)
Estimated Aggregate Consideration	2.12(a)
Estimated Closing Cash	2.12(a)
Estimated Closing Indebtedness	2.12(a)
Estimated Closing Statement	2.12(a)
Estimated Closing Working Capital	2.12(a)
Estimated Unpaid Company Transaction Expenses	2.12(a)
Excess Consideration	2.12(b)(vi)
Expert Calculations	2.12(b)(v)
Financial Statements	3.06(a)
Flow-Through Returns	8.01
Foreign Corrupt Practices Act	3.10(e)(ii)
FTC	7.02(a)
Holder of Registrable Securities	7.06(d)
HRBeauty Team Equity Plan	3.05(b)
HRBeauty Team LLC Agreement	6.06
Interim Period	6.01
Interim Period Financial Statements	6.09
Investor Questionnaire	Recitals
Invoice	6.07
IT Systems	3.18(a)
Key Services Providers	Recitals
Letter of Transmittal	2.07(b)(ii)
Lock-Up Agreement	Recitals
Lock-Up Holders	Recitals
Lost Certificate Indemnity	2.07(b)(ii)
Malicious Code	3.17(m)
Material Contract	3.09(a)
Merger	Recitals
Merger Consideration	2.03(a)(i)
Merger Sub	Preamble
New Debt Commitment Letter	7.08(d)
Non-Competition Agreement	Recitals
Non-Continuing Service Provider	6.04(a)
Other Interested Party	6.02(b)

|US-DOCS\159043691.20||

Term	Section
Parent	Preamble
Parent Financial Statements	5.10(b)
Parent SEC Documents	5.10(a)
Paying Agent	2.07(a)
Payment Schedule	6.06
Payoff Letter	6.07
PCI DSS	3.18(b)
Permits	3.21
Prior Balance Sheets	6.09
Prior Representation	12.11
Privacy Policies	3.19(a)
Privacy Requirements	3.19(a)
Privileged Communications	12.12
Prospectus	7.06(b)
Real Property Lease	3.12(b)
Reduced Parent Stock	2.05
Registration Statement	7.06(b)
Related Person	3.25
Released Parties	7.10(b)
Released Claims	7.10(b)
Releasing Parties	7.10(b)
Representative Losses	12.01(e)
Required Amount	5.06(d)
Restraint	9.01(c)
Restricted Holders	Recitals
Restrictive Action	7.02(c)
Reverse Termination Fee	10.02(a)
Review Period	2.12(b)(ii)
Section 1446(f) Statement	8.08
Section 1542	7.10(e)
Security Program	3.19(e)
Seller Released Claims	7.10(a)
Seller Released Parties	7.10(b)
Seller Released Party	7.10(b)
Seller Releasing Party	7.10(a)
Seller Tax Contest	8.03
Seller Tax Returns	8.01
Sellers	Preamble
Sellers’ Representative	12.01(a)
Selling Holder Questionnaire	9.02(e)(ix)
Selling Holder Questionnaires	9.02(e)(ix)
Separation Agreement	6.04(a)
Service Agreement	Recitals

|US-DOCS\159043691.20||

Term	Section
Shortfall Consideration	2.12(b)(vi)
Significant Customers	3.14(b)
Significant Vendors	3.14(a)
Skadden	12.11
Solvent	5.09
Subrogation Waiver	7.05
Transactions	Recitals
Transfer Taxes	8.06
Written Consent	Recitals

Section 1.02Definitional and Interpretative Provisions
. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(a)The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.
(b)All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.
(c)Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(d)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.
(e)The use of the word “or” shall not be inclusive with respect to the words preceding or succeeding it (unless the context requires otherwise).
(f)The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.
(g)Whenever the phrases “provided to Parent,” “made available to Parent,” “provided to Buyer,” “made available to Buyer” or words of similar import are used to refer to a document, it shall mean the document (i) was uploaded to and made available for viewing in the “Project One Data Room” electronic data room hosted in Intralinks by no later than 12:01 a.m. San Francisco, California time on the calendar day immediately preceding the date of this Agreement, (ii) was not changed or modified after such time and (iii) has remained available to Parent and, if applicable, its Representatives, through the date of this Agreement (it being understood that the Company shall instruct the data room vendor to keep the data room open through the Closing).
(h)A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

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(i)Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement or any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).
(j)All amounts payable to any party under this Agreement shall be paid in U.S. Dollars.
Article 2.
DESCRIPTION OF THE TRANSACTION
Section 2.01The Merger; Effect of the Merger; Effective Time.
(a)Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company will continue as the Surviving Company of the Merger.
(b)The Merger shall have the effects set forth in this Agreement and pursuant to Applicable Law.
(c)Concurrently with the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit I (the “Certificate of Merger”) and executed in accordance with the relevant provisions of the DLLCA, and shall make all other filings or recordings required under the DLLCA in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as are agreed by Buyer and the Company and specified in the Certificate of Merger (such date and time, the “Effective Time”).
Section 2.02Certificate of Formation and Limited Liability Company Agreement; Managers and Officers. Unless otherwise determined by Buyer and the Company prior to the Effective Time:
(a)at the Effective Time, (i) the certificate of formation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company, and (ii) the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company (except that all references to “Glaze Merger Sub, LLC” shall be amended to references to “HRBeauty LLC”), in each case, until thereafter amended in accordance with Applicable Law;
(b)the managers of Merger Sub serving in such position immediately prior to the Effective Time shall become, as of the Effective Time, the managers of the Surviving Company after the consummation of the Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal; and
(c)the officers of Merger Sub serving in such positions immediately prior to the Effective Time shall become, as of the Effective Time, the officers of the Surviving Company after the consummation of the Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Section 2.03Effect on Company Units at the Effective Time.

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(a)At the Effective Time, by virtue of the Merger and without any further action on the part of the parties or any other Person:
(i)subject to Section 2.05, Section 2.06, Section 2.07, Section 2.08, Section 2.11, Section 2.12 and the remainder of this Section 2.03, all Company Units that are issued and outstanding immediately prior to the Effective Time (other than any Company Unit that is held by the Company, Merger Sub, Buyer or Parent) shall be cancelled and automatically converted into the right to receive, in the aggregate: (A) the Stock Consideration, (B) the Closing Cash Consideration, (C) the right to receive the Adjustment Escrow Amount (to the extent released to the Sellers as provided in this Agreement and the Escrow Agreement), (D) the right to receive any Shortfall Consideration in cash (to the extent payable to the Sellers pursuant to Section 2.12(b)(vi)), (E) the right to receive the Sellers’ Representative Expense Fund (to the extent released to the Sellers as provided in this Agreement) and (F) the right to receive the additional cash consideration (the “Additional Cash Consideration”), if any, that may become payable by Buyer (if at all) upon the terms and subject to the satisfaction of the conditions set forth on Exhibit D (collectively, (A)-(F), the “Merger Consideration”), and such consideration shall be distributed amongst the Sellers in accordance with the Company Operating Agreement and based on the Pro Rata Share of each Seller as set forth in the Payment Schedule;
(ii)each Company Unit held by the Company, Merger Sub, Buyer or Parent or any direct or indirect wholly owned subsidiary of Parent or Buyer immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof; and
(iii)each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as a limited liability company interest of the Surviving Company.
(b)Notwithstanding the foregoing, at the Closing, each Profits Interest that is outstanding and unvested as of immediately prior to the Closing, if any, will be automatically cancelled without payment of any consideration therefor, and all rights with respect to such unvested Profits Interest shall terminate as of the Closing; provided, however, that any unvested Profits Interest (and the related Team Class P Unit) that, pursuant to the terms of the applicable award agreement by and between the Company (or HRBeauty Team, as applicable) and holder thereof, will immediately vest prior to the consummation of the Transactions shall vest in accordance with the terms of the applicable award agreement and shall not be considered an unvested Profits Interest that will be cancelled pursuant to this Section 2.03(b).
(c)Notwithstanding anything to the contrary set forth in this Agreement, Parent shall have the right to substitute cash for shares of Parent Stock (based on the Parent Stock Price) in the event Parent determines in its reasonable discretion that it has not received evidence reasonably satisfactory to it that a Seller (or any holder of Team Class P Units) is (or remains) an Accredited Investor; provided, that, for the avoidance of doubt, such substitution shall not reduce the amount of cash any other Seller (or any holder of Team Class P Units) shall receive and the Stock Consideration of the applicable Seller(s) shall be reduced accordingly.
Section 2.04Closing. The consummation of the Transactions (the “Closing”) shall take place electronically by exchange of PDF copies of documents (i) on the third Business Day after the satisfaction or waiver of the last of the conditions set forth in Article 9 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing), or (ii) at such other time, date and location as the parties hereto agree in writing; provided, however, that in no event shall the Closing take place (x) during the last two weeks of any fiscal quarter of Parent, in which case the Closing shall instead occur on the first Business Day following the last date of such Parent fiscal quarter (subject to the satisfaction or waiver of the conditions set forth in Article 9 as of such date) or (y) prior to the date that is thirty (30) days after the date of this Agreement, unless otherwise agreed in writing by Buyer. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”
Section 2.05No Fractional Shares. The number of shares of Parent Stock to which a Seller is entitled pursuant to this Article 2 will be rounded down to the nearest whole number of shares of Parent

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Stock (the amount of a fractional share of Parent Stock by which a Seller’s entitlement is rounded down, the “Reduced Parent Stock”) and Buyer shall pay each Seller an additional amount in cash equal to the value of such Seller’s Reduced Parent Stock, if any, calculated at the Parent Stock Price. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Stock will be issued, and if, after aggregating all shares of Parent Stock (including fractional shares) that would be issued hereunder to a Seller, such aggregate number of shares of Parent Stock includes a fraction of a share of Parent Stock, no certificates or scrip for any such fractional shares will be issued hereunder.
Section 2.06Equitable Adjustments. If at any time during the period between the date of this Agreement and the Closing, any change in the outstanding shares of Parent Stock occurs by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Stock Consideration and any number or amount contained in this Agreement which is based on the price of Parent Stock or the number of shares of Parent Stock will be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.
Section 2.07Exchange Mechanics.
(a)Paying Agent. Prior to the Closing, Buyer shall appoint U.S. Bank National Association or another Person selected by Buyer that is reasonably acceptable to the Sellers’ Representative as agent (the “Paying Agent”) for the purpose of exchanging the consideration payable to the Sellers pursuant to this Agreement. All costs and expenses of the Paying Agent shall be borne by Buyer.
(b)Exchange Procedures.
(i)At the Effective Time, holders of Company Units and original physical certificates representing Company Units that were outstanding immediately prior to the Effective Time (a “Company Unit Certificate”) shall cease to have any rights as equityholders of the Company, and the transfer books of the Company shall be closed with respect to all Company Units outstanding immediately prior to the Effective Time. The applicable portion of the Merger Consideration paid or payable following the Effective Time in accordance with this Agreement shall be paid or payable in full satisfaction of all rights pertaining to the Merger, and no further transfer of any such Company Units shall be made on such transfer books after the Effective Time. If, after the Effective Time, a valid Company Unit Certificate is presented to the Surviving Company, Buyer or Parent in accordance with this Section 2.07, such Company Unit Certificate shall be canceled and shall be exchanged as provided in this Section 2.07.
(ii)No later than ten (10) Business Days prior the Closing, Buyer shall cause the Paying Agent to send to each Seller and each holder of Team Class P Units at the email addresses provided to Buyer by the Company for each such Seller and holder of Class P Units no later than two (2) Business Days prior to such distribution a letter of transmittal (in a customary form reasonably acceptable to Buyer and the Sellers’ Representative, which, for the avoidance of doubt, shall contain an acknowledgment that such Seller agrees to be bound by the operative provisions applicable to a Seller under this Agreement) (a “Letter of Transmittal”) with instructions for use in surrendering Company Unit Certificates for cancellation in exchange for the consideration payable in accordance with Section 2.03. Each Seller and holder of Team Class P Units will be required to (A) deliver a properly completed and validly executed Letter of Transmittal, Investor Questionnaire and, in the case of a holder of Team Class P Units, a Profits Interest Acknowledgment and (B) surrender any Company Unit Certificate(s) representing such Seller’s Company Units, in each case, to the Paying Agent, in order to receive such Seller’s applicable portion of the Merger Consideration in accordance with Section 2.03. Upon delivery of a Letter of Transmittal, an Investor Questionnaire and a Profits Interest Acknowledgment (if applicable), each duly completed and validly executed in accordance with the instructions thereto, and the surrender of any Company Unit Certificate(s) representing a Seller’s Company Units (if applicable) (or delivery of a Lost Certificate Indemnity in lieu thereof), in each case, to the Paying Agent, such Seller (or holder of Team Class P Units, as applicable) shall be entitled to receive the consideration due to such Seller (or holder of Team Class P Units, as applicable) in

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accordance with the Payment Schedule. Following the Closing, the Paying Agent shall make (and Buyer shall cause the Paying Agent to make) the payments described in the preceding sentence to each Seller (or holder of Team Class P Units, as applicable) in the method designated by such Seller (or holder of Team Class P Units, as applicable) in the Letter of Transmittal promptly following receipt of the Payment Schedule and delivery of the Letter of Transmittal, the Investor Questionnaire and the Profits Interest Acknowledgment (if applicable), each duly completely and validly executed in accordance with the instructions thereto and the surrender of any applicable Company Unit Certificate(s) (if applicable) (or the delivery of a Lost Certificate Indemnity in lieu thereof) (which, if all received at least five (5) Business Days prior to the Closing Date, shall be paid on the Closing Date). If any Company Unit Certificate shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Company Unit Certificate shall provide an appropriate affidavit and indemnification agreement as indemnity against any claim that may be made against Parent, Buyer or the Surviving Company with respect to such Company Unit Certificate (a “Lost Certificate Indemnity”) as a condition to payment.
(c)Closing Payments.
(i)At the Closing, Buyer shall deliver (or cause to be delivered) to the Paying Agent the Closing Cash Consideration by wire transfer of immediately available funds to the account designated in the Payment Schedule for such purpose such that the Paying Agent can make the payments pursuant to Section 2.07(b) on the Closing Date (subject to timely receipt of the required documentation in accordance with Section 2.07(b)).
(ii)At the Closing, Buyer shall deliver (or cause to be delivered) to the Paying Agent, such that the Paying Agent can make payment to the Escrow Agent, an amount equal to the Adjustment Escrow Amount by wire transfer of immediately available funds to the account designated by the Escrow Agent (the “Adjustment Escrow Account”).
(iii)At the Closing, Buyer shall deliver (or cause to be delivered) to the Paying Agent, such that the Paying Agent can make payment to the Sellers’ Representative, the Sellers’ Representative Expense Fund, by wire transfer of immediately available funds to the account designated in the Payment Schedule for such purpose.
(iv)At the Closing, Buyer shall deliver (or cause to be delivered) to the Paying Agent, such that the Paying Agent can make on behalf of the Company payment of all amounts required to be paid under (A) the Payoff Letters delivered pursuant to Section 6.07 in order to fully discharge the Covered Indebtedness thereunder and (b) Invoices delivered pursuant to Section 6.07 in order to fully discharge the amounts owed to Persons thereunder, in each case, by wire transfer of immediately available funds to the account designated in such Payoff Letters and Invoices.
(v)As promptly as practicable after the Closing (but in any event on the Closing Date), upon the terms and subject to the conditions contained herein (including the execution and delivery by the Lock-Up Holders of a Lock-Up Agreement and delivery of Investor Questionnaires and duly completed letters of transmittal), Parent will instruct its transfer agent to cause the Stock Consideration to be accepted into The Depository Trust Company and to be issued (in uncertificated book-entry form) to each Seller that is an Accredited Investor in accordance with the instructions set forth in the Payment Schedule.
(vi)On the Closing Date, Buyer will initiate (or cause to be initiated) wire transfer(s) of immediately available funds to the account designated in the Payment Schedule for the payment set forth in the foregoing clause (i) such that the Paying Agent can make the payments pursuant to Section 2.07(b) on the Closing Date (subject to timely receipt of the required documentation in accordance with Section 2.07(b)). On the Closing Date, Buyer will initiate (or cause to be initiated) wire transfer(s) of immediately available funds to the Paying Agent for purposes of making each of the payments set forth in the foregoing clauses (ii)-(iv).

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Section 2.08Withholding Rights. Each of Parent, Buyer, the Escrow Agent, the Paying Agent, and the Surviving Company shall be entitled to deduct and withhold from any consideration or other amount payable or otherwise deliverable to any Person pursuant to this Agreement such amounts as Parent, Buyer, the Escrow Agent, the Paying Agent or the Surviving Company, as the case may be, is required to deduct or withhold therefrom under the Code, or any Tax law, with respect to the making of such payment. Parent shall use commercially reasonable efforts to notify each Seller reasonably in advance of the Closing Date or the payment of any Additional Cash Consideration the amount of any withholding proposed to be made in respect thereof (other than the portion of any payments treated as imputed interest for tax purposes and any withholding resulting from the failure of such Seller to provide any document required to be provided under this Agreement) to such Seller in respect of such Seller’s Units and shall give such Seller a reasonable opportunity to provide any statements, forms or other documents to reduce or eliminate any such deduction or withholding and shall reasonably consider all such statements, forms or other documents when determining whether withholding is required pursuant to Applicable Law. To the extent that such amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid and shall be paid over to the appropriate Tax Authority in accordance with Applicable Law.
Section 2.09Rights not Transferable. The rights of the Sellers under this Agreement as of immediately prior to the Closing are personal to each such Seller and shall not be transferable for any reason, other than by operation of law, will or the laws of descent and distribution without action taken by or on behalf of such Seller. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void. Notwithstanding the foregoing, HRBeauty Team (in its capacity as a Seller) hereby directs Buyer, solely for administrative convenience, to pay each holder of Team Class P Units its Team Class P Units Pro Rata Share of HRBeauty Team’s Pro Rata Share of Aggregate Consideration, including Stock Consideration, and of any Additional Cash Consideration as set forth in the Payment Schedule. It is acknowledged that any such payments shall be made solely at the direction of HRBeauty Team and that Sellers’ Representative and HRBeauty Team shall be responsible for satisfying all Tax reporting, withholding and other obligations in relation to any such payments and Buyer shall be required to make such payments to the holders of Team Class P Units, rather than to HRBeauty Team, only if Buyer is reasonably satisfied that Buyer shall not have any liability in respect of HRBeauty Team’s Tax obligations.
Section 2.10No Interest. Notwithstanding anything to the contrary herein, no interest shall accumulate on any cash payable in connection with the consummation of the Transactions.
Section 2.11Deductions for Escrow Amount and Sellers’ Representative Expense Fund.
(a)Escrow Amount. Notwithstanding anything to the contrary in this Agreement (but subject to the following sentence), an amount in cash equal to each Seller’s Pro Rata Share of the Adjustment Escrow Amount shall be deducted from the Cash Consideration otherwise payable to such Seller pursuant to this Agreement in respect of the Company Units owned by such Seller, as set forth in the Payment Schedule. Buyer shall deliver, or cause to be delivered, the Adjustment Escrow Amount to U.S. Bank National Association (the “Escrow Agent”) to hold in accordance with the terms of the escrow agreement to be executed at Closing by Buyer, the Escrow Agent and the Sellers’ Representative in a customary form mutually agreed by Buyer and the Sellers’ Representative (the “Escrow Agreement”).
(b)Sellers’ Representative Expense Fund. Notwithstanding anything to the contrary in this Agreement (but subject to the following sentence), an amount in cash equal to each Seller’s Pro Rata Share of the Sellers’ Representative Expense Fund shall be deducted from the portion of the Cash Consideration otherwise payable to such Seller pursuant to this Agreement in respect of the Company Units owned by such Seller, as set forth in the Payment Schedule and Buyer shall deliver or cause to be delivered an amount equal to such to the Sellers’ Representative for purposes of paying, or reimbursing the Sellers’ Representative for, the expenses incurred by the Sellers’ Representative in fulfilling its obligations under this Agreement and the Escrow Agreement.

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Section 2.12Aggregate Consideration Adjustment.
(a)Pre-Closing Estimate. No later than five Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement (the “Estimated Closing Statement”), setting forth (x) the Company’s good-faith estimate of each of (i) Closing Cash (such estimate, “Estimated Closing Cash”), (ii) Closing Indebtedness (such estimate, “Estimated Closing Indebtedness”), (iii) Closing Working Capital (such estimate, “Estimated Closing Working Capital”), and (iv) Unpaid Company Transaction Expenses (such estimate, “Estimated Unpaid Company Transaction Expenses”) and (y) an estimated unaudited balance sheet of the Company as of immediately prior to the Closing, in each case, to be prepared in accordance with the Specified Accounting Principles. The Company shall deliver all reasonable backup materials and schedules and supporting calculations and documentation of such calculations concurrently with the delivery of such Estimated Closing Statement. The Company shall consider in good faith any comments to the Estimated Closing Statement received from Buyer prior to the Closing and the Estimated Closing Statement shall be in form and substance reasonably satisfactory to Buyer. The Estimated Closing Cash, Estimated Closing Indebtedness, Estimated Closing Working Capital and Estimated Unpaid Company Transaction Expenses set forth in the Estimated Closing Statement shall be used to determine the Aggregate Consideration for purposes of the calculations set forth in the Payment Schedule (the “Estimated Aggregate Consideration”).
(b)Post-Closing Adjustment.
(i)As promptly as practicable, but in no event later than 90 calendar days following the Closing Date, Buyer shall cause to be prepared in good faith and in accordance with the Specified Accounting Principles and delivered to the Sellers’ Representative a statement (the “Buyer Closing Statement”) setting forth Buyer’s calculation of each of (A) Closing Cash, (B) Closing Indebtedness, (C) Closing Working Capital, (D) Unpaid Company Transaction Expenses and (E) the Aggregate Consideration and attaching all reasonable backup materials and schedules and supporting calculations and documentation of such calculations; provided, that to the extent not set forth in the Buyer Closing Statement, Buyer shall be deemed to have accepted and agreed with the Company’s calculations of all other items and amounts contained in the Estimated Closing Statement and such shall be final, conclusive and binding on all of the parties for all purposes hereunder; provided, further, that in the event Buyer does not deliver the Buyer Closing Statement in accordance with the foregoing sentence, the Estimated Aggregate Consideration shall be deemed to be the final, conclusive and binding Aggregate Consideration on all of the parties for all purposes hereunder.
(ii)During the 30-day period commencing upon receipt by the Sellers’ Representative of the Buyer Closing Statement (the “Review Period”), Buyer shall provide the Sellers’ Representative and any accountants or advisors retained by the Sellers’ Representative with reasonable access to the books, records and other relevant documents of the Company and shall reasonably cooperate with the Sellers’ Representative and any accountants or advisors retained by the Sellers’ Representative in seeking to obtain work papers from Buyer pertaining to or used in connection with the preparation of the Buyer Closing Statement and, subject to any confidentiality, use and non-reliance commitments requested by the disclosing party, provide the Sellers’ Representative and any accountants or advisors retained by the Sellers’ Representative with copies thereof (as reasonably requested by the Sellers’ Representative), solely for the purposes of: (A) enabling the Sellers’ Representative and its accountants and advisors to calculate and to review Buyer’s calculations set forth in the Buyer Closing Statement; and (B) identifying any dispute related to the calculations set forth in the Buyer Closing Statement.
(iii)If the Sellers’ Representative disputes the calculation of Closing Cash, Closing Indebtedness, Closing Working Capital, Unpaid Company Transaction Expenses or the Aggregate Consideration set forth in the Buyer Closing Statement, then the Sellers’ Representative shall deliver a written notice (an “Adjustment Dispute Notice”) to Buyer prior to the expiration of the Review Period. The Adjustment Dispute Notice shall set forth, in reasonable detail, the basis for the dispute of such calculation and the Sellers’ Representative’s calculations of such amounts so disputed.

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(iv)If the Sellers’ Representative does not deliver an Adjustment Dispute Notice to Buyer prior to the expiration of the Review Period, Buyer’s calculations of each of Closing Cash, Closing Indebtedness, Closing Working Capital, Unpaid Company Transaction Expenses and the Aggregate Consideration shall be deemed final and binding on Buyer, the Sellers’ Representative and the Sellers for all purposes of this Agreement.
(v)If the Sellers’ Representative delivers an Adjustment Dispute Notice to Buyer prior to the expiration of the Review Period with respect to Buyer’s calculation of Closing Cash, Closing Indebtedness, Closing Working Capital, Unpaid Company Transaction Expenses or the Aggregate Consideration, then the Sellers’ Representative and Buyer shall meet, confer and exchange any additional relevant information reasonably requested by the other party regarding the computation of such disputed items for a period of 30 calendar days after the end of the Review Period, and use reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to such disputed items. In the event Buyer and the Sellers’ Representative so resolve any such differences, Buyer’s calculations set forth in the Buyer Closing Statement, as adjusted by the Agreed Adjustments, shall be final and binding for purposes of this Agreement. If the Sellers’ Representative and Buyer are unable to reach agreement on any disputed item within such 30 calendar day period, then either the Sellers’ Representative or Buyer may submit the objections to a nationally recognized independent accounting firm mutually agreed upon by Buyer and the Sellers’ Representative (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such 30th day. In resolving any disputed item, the Designated Accounting Firm (i) shall determine the Closing Indebtedness, Closing Cash and Unpaid Company Transaction Expenses and the Closing Working Capital in accordance with the respective definitions thereof, (ii) shall limit its review to matters still in dispute as specifically set forth in the Adjustment Dispute Notice (and only to the extent such matters are still in dispute) and (iii) shall act as an expert and not as an arbitrator. The Designated Accounting Firm shall be directed by Buyer and the Sellers’ Representative to resolve the unresolved objections as promptly as reasonably practicable in accordance with the Specified Accounting Principles, and, in any event, within 45 calendar days of such referral, and, upon reaching such determination, to deliver a copy of its calculations (the “Expert Calculations”) to the Sellers’ Representative, Buyer and the Escrow Agent. In connection with the resolution of any such dispute by the Designated Accounting Firm, each of Buyer, the Sellers’ Representative and their respective advisors and accountants shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide their respective views as to any disputed issues with respect to the calculation of Closing Cash, Closing Indebtedness, Closing Working Capital, Unpaid Company Transaction Expenses or the Aggregate Consideration. The determination of Closing Cash, Closing Indebtedness, Closing Working Capital, Unpaid Company Transaction Expenses or the Aggregate Consideration (as applicable) made by the Designated Accounting Firm shall be final and binding on Buyer, the Sellers’ Representative and the Sellers for all purposes of this Agreement, absent manifest error. In calculating Closing Cash, Closing Indebtedness, Closing Working Capital, Unpaid Company Transaction Expenses and the Aggregate Consideration (as applicable), the Designated Accounting Firm shall be limited to addressing only the particular disputes referred to in the Adjustment Dispute Notice. The Expert Calculations (A) shall reflect in detail the differences, if any, between the disputed items reflected in the Adjustment Dispute Notice and the disputed items set forth in the Buyer Closing Statement, and (B) with respect to any specific discrepancy or disagreement, shall be no greater than the higher amount calculated by Buyer or the Sellers’ Representative, as the case may be, and no lower than the lower amount calculated by Buyer or the Sellers’ Representative, as the case may be. The fees and expenses of the Designated Accounting Firm shall be paid by Buyer and the Sellers’ Representative (on behalf of the Sellers from the Sellers’ Representative Expense Fund) in inverse proportion as they may prevail (based on the disputed items as resolved by the Designated Accounting Firm as compared to the disputed items proposed by Buyer and the Sellers’ Representative, respectively), as determined by the Designated Accounting Firm.
(vi)If the Aggregate Consideration, as finally determined in accordance with this Section 2.12, is less than the Estimated Aggregate Consideration (the amount by which the Estimated Aggregate Consideration is greater than the Aggregate Consideration, as finally determined in accordance with this Section 2.12, the “Excess Consideration”), then Buyer and the

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Sellers’ Representative shall promptly (and in any event within five Business Days) direct the Escrow Agent to disburse to Buyer from the Adjustment Escrow Amount an amount equal to such Excess Consideration, and all amounts remaining in the Adjustment Escrow Account shall be disbursed to the Sellers in accordance with their respective Pro Rata Shares; provided, that, for the avoidance of doubt, Buyer’s sole recourse for any Excess Consideration shall be limited to the Adjustment Escrow Amount and in no event shall any Seller be required to pay any Excess Consideration and Buyer shall have no claim against any Seller for such. If the Aggregate Consideration, as finally determined in accordance with this Section 2.12, is equal to or greater than the Estimated Aggregate Consideration (the amount by which the Estimated Aggregate Consideration is less than the Aggregate Consideration, as finally determined in accordance with this Section 2.12, the “Shortfall Consideration”), then Buyer shall (A) promptly (and in any event within five Business Days) pay, or cause to be paid, an amount in cash equal to such Shortfall Consideration, if any and (B) Buyer and the Sellers’ Representative shall promptly (and in any event within five Business Days) instruct the Escrow Agent to disburse the full Adjustment Escrow Amount to the Sellers based on their Pro Rata Shares (in accordance with the written instructions provided by the Sellers’ Representative to Buyer); provided, that in no event shall Parent, Buyer or Merger Sub be required to pay any Shortfall Consideration in excess of $5,000,000. If the Aggregate Consideration, as finally determined in accordance with this Section 2.12, equals the Estimated Aggregate Consideration, then no disbursement shall be made to any party.
Article 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to Section 12.06, except as set forth in the Company Disclosure Schedule, as of the date hereof and as of the Closing Date, the Company hereby represents and warrants to Parent, Buyer and Merger Sub:
Section 3.01Organization, Existence and Power.
(a)The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where such qualification is necessary, except to the extent the failure to be qualified, licensed or registered would not, in the aggregate, be material to the Company taken as a whole.
(b)Other than its ownership interest in HRBeauty Team, the Company has never owned, directly or indirectly, any securities of or interest in any other corporation, limited liability company, partnership, joint venture association or other business entity. The Company has not agreed or is not obligated to make any future investment in or capital contribution to any other Person.
(c)The Company has made available to Buyer accurate and complete copies of (i) its Organizational Documents, including all amendments and/or restatements thereto; (ii) the equity records of the Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the equityholders of the Company (related to the Company), the Company’s Board of Managers and all committees thereof. The Company is in compliance in all respects with respect to its Organizational Documents. The Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the unitholders of the Company, the Company’s Board of Managers or any committees thereof.
Section 3.02Authorization.
(a)The Company has all requisite rights, power and authority to enter into and to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party have been duly authorized by all necessary limited liability company action on the part of the Company. This Agreement has been, and each Ancillary Agreement to which the Company is a party will

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be at or prior to the Closing, duly and validly executed and delivered by the Company. This Agreement and each Ancillary Agreement to which the Company is a party constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(b)The Company’s Board of Managers has (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the Company’s equityholders, (ii) approved and adopted this Agreement and the Transactions in accordance with the DLLCA and (iii) resolved to submit the adoption of this Agreement to the equityholders of the Company and recommend adoption of this Agreement and approval of the Merger and the other Transactions by the equityholders of the Company. No other corporate action by the Company or its members (other than, in the case of the Merger, the filing of the Certificate of Merger) is necessary to approve or adopt this Agreement under Applicable Law and to consummate the Merger and the other Transactions.
(c)The affirmative vote of the Selling Member (as defined in the Company Operating Agreement) and the holders of at least a majority of the outstanding Company Units is the only vote of the holders of any limited liability company interests of the Company necessary to approve this Agreement, the Merger and the other Transactions (the “Requisite Equityholder Approval”). Prior to the execution hereof, the Company has delivered a true and complete copy of the executed Written Consent to Buyer, which Written Consent satisfies the Requisite Equityholder Approval.
Section 3.03Governmental Authorization. Except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) the applicable consents, approvals, authorizations, filings and notifications required under any applicable Antitrust Laws and (c) the filing of appropriate documents with the relevant authorities of other states or jurisdictions in which the Company is qualified to do business, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation by the Company of the Transactions and thereby require no action by or in respect of, or filing to be made with, any Governmental Authority.
Section 3.04Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of its Organizational Documents, (b) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 3.03 and except as set forth on Section 3.04 of the Company Disclosure Schedule, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any Contract binding upon the Company or any material Permit affecting the assets or business of the Company or (d) result in the creation or imposition of any Lien on any asset of the Company. Prior to the Closing, the Company’s Board of Managers and the Selling Member (as defined in the Company Operating Agreement) shall have validly exercised their bring-along rights in accordance with Section 11.6 of the Company Operating Agreement, including by providing to each Bring-Along Seller the notice required by Section 11.6 of the Company Operating Agreement as soon as reasonably practicable following the date of this Agreement (and in any event within five (5) Business Days following such date).
Section 3.05Capitalization.
(a)Section 3.05(a) of the Company Disclosure Schedule contains a complete and correct list of (i) authorized limited liability company interests of the Company, (ii) each outstanding Company Unit as of the date of this Agreement, including the holder thereof, and with respect to such Company Units evidenced by Company Unit Certificates, the certificate number, (iii) in the case of Profits Interests held by HRBeauty Team, the name of the holder of related Team Class P Units and the number of related Team Class P Units held by such holder, and (iv) in the case of the Profits Interests and the Team Class P

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Units, the Threshold Value of the Profits Interests and Team Class P Units, and date of issuance of the Profits Interests and Team Class P Units.
(b)All outstanding Company Units have been (A) duly authorized and validly issued and are fully paid and nonassessable, to the extent applicable, and (B) issued and granted in compliance with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts. All Profits Interests were granted under the Company Equity Plan or, as to the Team Class P Units, under the Amended and Restated HRBeauty Team LLC 2021 Equity Incentive Plan (the “HRBeauty Team Equity Plan”).
(c)Except for the Company Units listed on Section 3.05(a) of the Company Disclosure Schedule, there are no outstanding (i) membership interests or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for membership interests or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any membership interests, voting securities or securities convertible into or exchangeable for membership interests or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).
(d)True and complete copies of all equity plans and all form agreements and instruments (and any amendments thereto, if applicable) evidencing or relating to Profits Interests or the Team Class P Units, or other equity interests issued under the Company Equity Plans have been provided to the Buyer, and there are no agreements to amend, modify, or supplement such agreements or instruments from the forms thereof provided to the Buyer. All grants of Profits Interests under a Company Equity Plan and Team Class P Units have been granted in material compliance with Applicable Law, each such equity grant was made pursuant to agreements and instruments that do not deviate materially from such form agreements and instruments provided to Buyer.
(e)There are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the membership interests of the Company to which the Company is a party, or by which it is bound, obligating the Company to repurchase, redeem or otherwise acquire any issued and outstanding Company Units, (ii) except for the Profits Interests set forth on Section 3.05(a) of the Company Disclosure Schedule, no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company and (iii) no voting trusts, equity holder agreements, proxies or other agreements or understandings in effect to which the Company is a party with respect to the governance of the Company or the voting or transfer of any membership interests of the Company, other than this Agreement, the Ancillary Agreements and the Organizational Documents of the Company.
(f)The Payment Schedule will be accurate and complete in all respects as of the Closing and be prepared in accordance with the Company Operating Agreement and the HRBeauty Team LLC Agreement.
Section 3.06Financial Statements.
(a)The Company made available to Buyer (i) the audited consolidated balance sheets of the Company as of December 31, 2023 and December 31, 2024, and the related audited consolidated statements of income, changes in members’ equity and cash flows for each of the fiscal years then ended, and (ii) the unaudited consolidated interim balance sheet of the Company as of the Balance Sheet Date and the related unaudited consolidated interim statements of income, changes in members’ equity and cash flows for the three-month period ended on the Balance Sheet Date (collectively, the “Financial Statements”).
(b)The Financial Statements (i) have been prepared from the books and records of the Company, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (subject, in the case of unaudited interim period financial statements, to the absence of notes, which would not be materially different from those presented in the unaudited Financial Statements, and normal year-end audit

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adjustments, none of which individually or in the aggregate will be material in amount), and (iv) fairly present, in all material respects, in accordance with GAAP, the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to the absence of notes, which would not be materially different from those presented in the unaudited Financial Statements, and normal year-end audit adjustments, none of which individually or in the aggregate will be material in amount).
(c)The books of account and other financial records of the Company have been kept accurately in the ordinary course of business consistent with Applicable Laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects. The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Company’s Board of Managers, (ii) that transactions are recorded as necessary (A) to permit preparation of Financial Statements in conformity with the Specified Accounting Principles and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Since the Balance Sheet Date, there has been no change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company.
(d)All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable and other receivables arising from or otherwise relating to the business of the Company as of the Closing Date will be, valid, genuine, arm’s length obligations for the provision of goods or services generated in the ordinary course of business, prepared in accordance with GAAP and adequately and appropriately reserved in accordance with GAAP and (to the Knowledge of the Company) fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet; provided that, it is understood and agreed that the collectability of such accounts and notes receivable may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally.
(e)Section 3.06(e) of the Company Disclosure Schedule sets forth an accurate and complete (x) list of (i) all Indebtedness of the Company, (ii) all material Liens over the assets or property of the Company, in each case, as of the date hereof and (y) the aggregate amount of cash (identifying any Restricted Cash) held by the Company as of the close of business on the Business Day prior to the date of this Agreement.
Section 3.07Absence of Certain Changes. Except as set forth on Section 3.07 of the Company Disclosure Schedules, since the Balance Sheet Date, the business of the Company has been conducted in the ordinary course consistent with past practices in all material respects and there has not been:
(a)any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(b)any damage, destruction, abandonment, lapse, sale, exclusive license or casualty loss (whether or not covered by insurance) materially affecting the business or assets of the Company; or
(c)any actions, events or change that if taken or occurring after the date of this Agreement and prior to the Closing, would constitute a violation of, or require the Consent of Buyer under, Section 6.01.

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Section 3.08No Undisclosed Liabilities. The Company does not have any material liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and whether or not required by GAAP or the Specified Accounting Principles to be reflected on a balance sheet of the Company, other than liabilities or obligations:
(a)specifically set forth on and adequately reserved for on the face of the Balance Sheet (and not the notes and schedules thereto);
(b)incurred in the ordinary course of business since the Balance Sheet Date (none of which results from, arises out of, or relates to, any breach of contract, breach of warranty, tort, infringement or violation of Applicable Law);
(c)to the extent captured in Unpaid Company Transaction Expenses, Closing Indebtedness or Closing Working Capital;
(d)that are executory obligations arising under Contracts to which the Company is a party (to the extent not resulting from a breach of such Contracts by the Company or a Company Subsidiary and none of which are Liabilities resulting from violations of Law or breaches of warranty, tort or infringement); and
(e)specifically disclosed on Section 3.08 of the Company Disclosure Schedule.
Section 3.09Material Contracts.
(a)Section 3.09(a) of the Company Disclosure Schedule (which shall be organized in accordance with each of the clauses below) contains a complete list of all Contracts to which the Company is a party or is bound (any Contract of a nature described below (whether or not set forth in the Company Disclosure Schedule) to which the Company is a party or is bound, but excluding, other than with respect to Section 3.09(a)(xviii) and Section 3.09(a)(xxiv), any Employee Plan, being hereinafter referred to as a “Material Contract”) that constitute any of the following:
(i)any Contract with a Significant Customer or Significant Vendor;
(ii)any Company Inbound IP License;
(iii)any Company Outbound IP License;
(iv)any Contract relating to the manufacturing or supply of Company Products by or for the Company that requires (A) annual payments by the Company of $250,000 or more in the past 12 months or (B) aggregate payments by the Company of $500,000 or more;
(v)any Contract relating to the invention, creation, conception, development or reduction to practice of any Technology or material Intellectual Property Rights independently or jointly, by or for the benefit of the Company, other than Contracts entered into pursuant to the Company’s form employee invention assignment agreements (copies of which have been made available to Buyer) between the Company and an employee of the Company regarding the development of Intellectual Property Rights or Technology by such employee;
(vi)any Contract imposing any material restriction on the Company’s right or ability, or, after the Closing, the right or ability of Parent, Buyer, the Surviving Company or any of their respective Affiliates (A) to compete or otherwise operate in any line of business or with any Person or in any geographic area or which would so limit the freedom of Parent, Buyer, the Company or any of their respective Affiliates after the Closing Date (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the Company Products or any related Technology or Intellectual Property Right), (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, (C) to use, assert, enforce, develop, distribute or otherwise exploit any Company IP,

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including the right to develop product formulations, (D) to redevelop similar formulations for, or reverse engineer, any Company Products, or (E) to solicit or hire for employment or the provision of services of any Person that would be material to the Company;
(vii)any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company of $250,000 or more or (B) aggregate payments by the Company of $500,000 or more;
(viii)any supply Contract relating to any sole source of supply of any raw material or component;
(ix)any Contract granting a right of first refusal or right of first negotiation or similar rights by the Company to any Person, other than the Company Operating Agreement;
(x)any Contract providing for “most favored nation” or similar terms, including such terms for pricing, granted by the Company to any Person;
(xi)any Contract relating to any capital commitment or capital expenditure by the Company of greater than $100,000 for any individual commitment;
(xii)any Contract relating to marketing and advertising of the Company or Company Products that require: (A) annual payments by the Company of $150,000 or more or (B) aggregate payments by the Company of $300,000 or more;
(xiii)any Contract establishing or governing any partnership, joint venture, strategic alliance or any Contract relating to the sharing of revenues, profits, losses, costs or liabilities or any other similar Contract;
(xiv)any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), other than Profits Interest Agreements;
(xv)any Contract for the sale of any of the assets of the Company (whether by merger, sale of stock, sale of assets or otherwise) which is material to the Company’s business (other than any Contract that provides for the sale or disposition of inventory or equipment in the ordinary course of business), other than Profits Interest Agreements;
(xvi)any Contract that includes a covenant not to sue given by the Company or relates to the settlement of any Proceeding (other than any such Contracts that involved payments to or by the Company of less than $50,000 as the sole and exclusive remedy) or any co-existence arrangements;
(xvii)any Contract relating to (a) Indebtedness or (b) the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);
(xviii)any Contract relating to the acquisition, issuance or transfer of any securities, other than the Company’s Organizational Documents;
(xix)any Contract relating to any interest rate, currency or commodity derivatives or hedging transaction;
(xx)any Contract under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed liabilities or obligations of any other Person;
(xxi)any Contract relating to the creation of any Lien with respect to any asset of the Company;

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(xxii)any Contract which contains any provisions requiring the Company to indemnify any other party (excluding indemnities contained in Contracts for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice involving (A) annual payments by the Company of $150,000 or less or (B) aggregate payments by the Company of $300,000 or less);
(xxiii)any Contract with any Related Person other than the Ancillary Agreements;
(xxiv)any employment, severance, retention, termination, change in control, bonus or other agreement or Contract with any current or former employee, officer, director, advisor or consultant of the Company (A) pursuant to which the Company has any current or future rights or obligations, (B) that provides for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement, or (C) that otherwise restricts the Company’s ability to terminate the employment or engagement of such individual without penalty or liability;
(xxv)any collective bargaining agreement or other similar Contract with any labor union or works council;
(xxvi)any Contract relating to insurance or reinsurance;
(xxvii)any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other material consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Merger, either alone or in combination with any other event;
(xxviii)any Contract with any Governmental Authority, other than any permits or licenses to conduct business issued to the Company in the ordinary course of business;
(xxix)any Real Property Lease;
(xxx)any Contract relating to verifications or certifications for the Company Products, such as Environmental Working Group (EWG) verification, Leaping Bunny certification and other similar verifications or certifications;
(xxxi)any Contract involving (A) annual payments by the Company of $250,000 or more or (B) aggregate payments by the Company of $500,000 or more that cannot be terminated without penalty on 30 days’ or shorter notice; and
(xxxii)any other Contract not made in the ordinary course of business that is material to the Company.
(b)The Company has made available to Buyer accurate and complete copies of all Material Contracts, including all amendments and/or restatements thereto. Section 3.09(a) of the Company Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form.
(c)(i) Each Material Contract is a valid and binding agreement of the Company, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies, and is in full force and effect, (ii) the Company has performed, in all material respects, all obligations required to be performed by it under each of the Material Contracts to which it is a party, (iii) the Company is not and, to the Knowledge of the Company, no other party thereto is in default or breach in any material respect under the terms of any such Material Contract, and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material

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Contract, except for the acceleration of Profits Interest Units as a result of this Agreement, or (D) give any Person the right to cancel, terminate or modify any Material Contract and (iv) the Company has not received any written or other notice regarding any material violation or breach of, or default under, or the cancellation of termination of any Material Contract.
(d)No Person is renegotiating, nor has a right (or has asserted a right) pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to or by the Company under any Material Contract or any other material term or provision of any Material Contract.
(e)The Company has not waived any of its material rights under any Material Contract.
Section 3.10Compliance with Applicable Laws; Regulatory Matters.
(a)Except as would not reasonably be expected to be material to the Company, the Company is, and for the past five (5) years has been, in compliance with all Applicable Laws.
(b)The Company is, and for the past three (3) years has been in material compliance with all Applicable Laws related to labeling, advertising, product safety, ingredients, contaminants, and reporting obligations, including, without limitation, the Federal Trade Commission Act, the Federal Food, Drug, and Cosmetic Act (including the Modernization of Cosmetics Regulation Act of 2022), the Consumer Product Safety Act, and the California Safe Drinking Water and Toxic Enforcement Act of 1986. Except as would not reasonably be expected to be material to the Company, to the Knowledge of the Company, the Company’s contract manufacturers and suppliers are, and for the past three (3) years have been, in material compliance with all Applicable Laws related to labeling, advertising, product safety, ingredients, contaminants, and reporting obligations.
(c)The Company has not received nor, to the Knowledge of the Company, is there any written or oral notice, Order, complaint or other written communication from any Governmental Authority or any other Person regarding any actual or alleged violation of, or failure to comply with, any Applicable Law. To the Knowledge of the Company, no investigation or review by any Governmental Authority regarding a violation of any Applicable Law with respect to the Company has occurred or is threatened. The Company has not conducted or initiated any internal investigations (other than internal audits or employee investigations conducted in the ordinary course of business) or made any disclosure to any Governmental Authority with respect to any alleged act of non-compliance arising under any Applicable Law.
(d)The Company, its directors, officers, employees, and, to the Knowledge of the Company, each of their respective agents, Representatives, or other Persons associated with or acting on behalf of the Company, has not been under investigation with respect to or, to the Knowledge of the Company, threatened to be charged with or given notice of any violation of, any Applicable Law.
(e)The Company is, and has at all times been, in compliance in all material respects with all applicable Anti-Bribery Laws and Anti-Money Laundering Laws. Except as would not reasonably be expected to be material to the Company, the Company, its directors, officers and employees have not, and, to the Knowledge of the Company, no third party, agent or other person acting on behalf of the Company, has, directly or indirectly:
(i)used any corporate or other funds for any unlawful contributions, gifts, donations, entertainment or other unlawful expenses related in any way to the Company’s business;
(ii)violated any applicable provision of the United States Foreign Corrupt Practices Act of 1977, 15 U.S.C. § 78dd-1 et seq. (the “Foreign Corrupt Practices Act”), or any other applicable Anti-Bribery Laws;
(iii)offered or given (or promised or authorized the offering or giving of) anything of value or any payment to a Government Official or any other Person for the purpose of influencing any action or decision of a Government Official, including a decision to fail to perform such

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Government Official’s official function, or to influence any act or decision of such Government Official, in each case to assist the Company in obtaining or retaining business of the Company or directing business to any Person;
(iv)accepted or received any unlawful contributions, payments, gifts or expenditures;
(v)made any payment to any customer or supplier of the Company, or given any other consideration to any such customer or supplier in respect of the business of the Company that violates any Applicable Law; or
(vi)suspected, been made aware of or otherwise received any written or oral notice of any investigation, request for information, or inquiry regarding any actual or alleged violation of any applicable Anti-Bribery Laws.
(f)The Company has (i) complied with all applicable Trade Controls and Sanctions, (ii) obtained all material required Consents, notices, Orders, Permits, registrations, declarations, or other authorizations from, and have made any material filings with, any Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under Trade Controls and Sanctions, (iii) not been the subject of or otherwise been involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of Trade Controls or Sanctions, and has not been notified of any such pending or threatened actions, (iv) maintained in place and implemented a system and controls to comply with Trade Controls and Sanctions and (v) not engaged in a transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person.
(g)Neither the Company nor any of its managers or officers, or, to the Knowledge of the Company, any of its employees, agents, Representatives or other Persons associated with or acting on behalf of the Company is, or has been (i) a Sanctioned Person, (ii) engaged in transactions, dealings, or activities that might be reasonably expected to cause such Person to become a Sanctioned Person, or (iii) subject to debarment or any list-based designations under any Trade Controls.
Section 3.11Litigation.
(a)There has not been within the past three (3) years and there is no currently pending Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, materially delaying, making illegal or otherwise interfering with, the Merger or any of the Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Proceeding.
(b)There is no Order to which the Company, or any of the assets owned or used by the Company, is subject or which restricts in any respect, the ability of the Company to conduct its business. To the Knowledge of the Company, no officer or other employee of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company. To the Knowledge of the Company, there is no pending audit or investigation by a Governmental Authority: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or operation of law; or (ii) that challenges, or that may have the effect of preventing, materially delaying, making illegal or otherwise interfering with, the Transactions.
Section 3.12Real Property.
(a)The Company does not own any real property, nor has the Company ever owned any real property.

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(b)The Company has a good and valid leasehold interest in each parcel of real property leased by the Company (the “Company Leased Real Property”). Section 3.12(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease, sublease, license or other occupancy agreement or arrangement relating to the Company Leased Real Property (each, a “Real Property Lease”), including for each Real Property Lease (i) the names of the fee owners and/or landlords and (ii) the commencement date and current expiration date. The Company does not have any interest in any real property, other than the Real Property Leases. Each Real Property Lease is in full force and effect and is the valid and binding obligation of the Company in accordance with its terms. There is not, under any Real Property Lease, any material default by the Company or, to the Knowledge of the Company, any other party thereto.
(c)The Company has good leasehold title to the Company Leased Real Property, and the Company Leased Real Property is not subject to any Liens, except for Permitted Liens. The Company has not received any written notice of a material violation of any ordinances, regulations or building, zoning or other similar laws with respect to the Company Leased Real Property. The Company has not received any written notice of any expiration of, pending expiration of, changes to, or pending changes to any material entitlement relating to the Company Leased Real Property and there is no condemnation, special assessment or the like pending or, to the Knowledge of the Company, threatened with respect to any of the Company Leased Real Property. The Company has the right to use and occupy the Company Leased Real Property for the full term of the Real Property Lease relating thereto, subject to the terms and conditions of the applicable Real Property Lease.
Section 3.13Properties.
(a)The Company has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets, has valid leasehold interests in, all tangible property and assets reflected on the Balance Sheet or acquired after the Balance Sheet Date. None of such property or assets is subject to any Lien, except for Permitted Liens.
(b)There are no developments affecting any such tangible property or assets pending or, to the Knowledge of the Company threatened, which would reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such tangible property or assets. All leases of personal tangible property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any material default or any event which with notice or lapse of time or both would constitute a material default.
(c)The equipment owned by the Company has no material defects, is in good operating condition and repair, and is adequate and suitable for its present uses.
(d)The tangible property and assets owned or leased by the Company, or which it otherwise has the right to use, constitute all of the tangible property and assets used or held for use in connection with its businesses and are adequate to conduct such business as currently conducted.
Section 3.14Suppliers, Customers and Vendors.
(a)Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the top 10 suppliers and vendors of the Company measured by spend during the 12-month period ending March 31, 2025, including the dollar amounts of purchases or services therefrom during such period (collectively, the “Significant Vendors”).
(b)Section 3.14(b) of the Company Disclosure Schedule sets forth an accurate and complete list of the customers (including distributors and retailers) of the Company representing at least $50,000 in gross sales of the Company during the 12-month period ending March 31, 2025, including the dollar amounts of gross sales by such customers during such period (collectively, the “Significant Customers”).
(c)The Company has not received any written notice or any other communication in writing or, to the Knowledge of the Company, otherwise (i) that any of the Significant Customers or Significant

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Vendors intends to terminate or materially adversely modify their arrangements with the Company, or (ii) intends to materially reduce the volume of business transacted. Since the Balance Sheet Date, there has not been any termination of, or modification, amendment or change to, the Company’s business relationship with any Significant Customer or Significant Vendor. As of the date of this Agreement, the Company has no outstanding disputes with any Significant Customer or Significant Vendor.
Section 3.15Products and Product Liability.
(a)Except for Company Products that have been discontinued, Section 3.15(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of (i) each Company Product; (ii) the owner of the formulation for each Company Product; and (iii) if the owner of such formulation is not the Company, (A) the Contract pursuant to which such formulation is licensed to the Company or the Company is otherwise granted the right to use such formulation in connection with the manufacturing, marketing, sale and other exploitation of such Company Product (or if there is no written Contract, an accurate description of the terms of such license or right to use); and (B) if applicable, the amount of any additional payments or quantity of product required to be made or ordered by the Company under such Contract in order for the Company to obtain full and exclusive ownership of such formulation.
(b)Each of the Company Products has been manufactured, developed, tested, formulated, marketed, sold, packaged, stored, and distributed (or otherwise made available) in material compliance with all Applicable Laws. Each of the Company Products has been manufactured, developed, tested, formulated, marketed, sold, packaged, stored, and distributed (or otherwise made available) in material compliance with applicable industry standards and internal specifications, except as would not reasonably be expected to have a Company Material Adverse Effect. All material claims made by or on behalf of the Company in the twelve (12) months immediately prior to the date hereof in external advertising, marketing and promotional materials in any media (including labels and packaging) relating to the Company Products are in material compliance with all Applicable Laws, in each case, at the time such claims were made by or on behalf of the Company. The Company has, or has access to, sufficient evidence to substantiate all material claims made by or on behalf of the Company regarding each Company Product. In the three (3)-year period prior to the date of this Agreement, there has not been, nor is there pending nor, to the Knowledge of the Company as of the date hereof, threatened any Proceeding against the Company under or relating to any of the foregoing Applicable Laws, or in connection with any former or discontinued product produced, sold, or distributed by or on behalf of the Company.
(c)In the last three (3) years, there have been no recalls or material market withdrawals of any Company Product nor facts or circumstances that would reasonably be expected to result in a recall or material market withdrawal of any Company Product.
(d)The Company has not made or provided any express warranty with respect to the Company Products. There are no pending claims or claims threatened in writing to the Company or any of its managers, officers, employees, consultants, contractors, agents or Affiliates relating to (i) any material warranty obligations, failure to meet warranties or material Company Product returns, or (ii) material Product Liabilities against or involving the Company’s business or any Company Product, no such claims have been settled or adjudicated. There are no material liabilities for Product Liabilities, warranty, or other claims or returns with respect to any of the Company Products relating to any defects, deficiencies or failures of the Company Products.
(e)There are no material technical problems or concerns associated with any Company Product under development by the Company (that has not been made commercially available).
(f)No Contract under which any Company Products are supplied to the Company, including the Contracts scheduled in Section 3.09(a)(iv) of the Company Disclosure Schedule, imposes any, and the Company is not otherwise bound by any, restriction or prohibition against the Company or any other Person redeveloping similar formulations for, or reverse engineering, any Company Products supplied to the Company or otherwise deriving the formulations of such Company Products.

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Section 3.16Inventory. Except as provided in the Company’s reserves in the Financial Statements, the Inventory of the Company, wherever located, is in good condition and free of any material defect or deficiency, is usable or saleable in the ordinary course of the business. The Inventory levels maintained by the Company are adequate for the conduct of the Company’s operations in the ordinary course of business. Except as provided in the Company’s reserves in the Financial Statements, none of such Inventory is obsolete (as determined in accordance with the Specified Accounting Principles) based on the purposes for which such Inventory is currently intended by the Company and, as of the date of this Agreement, no write-down of such Inventory has been made in the period since the Balance Sheet Date. Section 3.16 of the Company Disclosure Schedule indicates the locations of the Inventory as of the Balance Sheet Date.
Section 3.17Intellectual Property.
(a)Section 3.17(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of (i) each item of Company IP that is Registered IP (“Company Registered IP”), (ii) the jurisdiction (or, in the case of domain names, the registrar) in which such item of Company Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, (iii) any other Person that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest, and (iv) all material unregistered Trademarks included in the Company IP that are used in the Company’s business. Section 3.17(a) of the Company Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 180 days after the date of this Agreement in order to maintain each such item of Company Registered IP in full force and effect.
(b)Section 3.17(b) of the Company Disclosure Schedule identifies as of the date of this Agreement (i) all Intellectual Property Rights or Technology licensed, sold, assigned or otherwise conveyed or provided to the Company (other than (x) Standard Software, (y) Intellectual Property Rights or Technology licensed, sold, assigned or otherwise conveyed or provided to the Company pursuant to Contracts entered into pursuant to the Company’s form employee invention assignment agreements (copies of which have been made available to Buyer) between the Company and an employee of the Company regarding the development of Intellectual Property Rights or Technology by such employee; and (z) non-exclusive licenses of Trademarks that are incidental to the performance of the applicable Contract), (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Right or Technology is licensed, sold, assigned or otherwise conveyed or provided to the Company (the “Company Inbound IP Licenses”), and (iii) whether the license or licenses granted to the Company is or are, as the case may be, exclusive or nonexclusive. Except as would not reasonably be expected to be material to the Company, no Person who has licensed Technology or Intellectual Property Rights to the Company has ownership rights or exclusive license rights to derivative works or improvements made by or on behalf of the Company related to such Technology or Intellectual Property Rights.
(c)Section 3.17(c) of the Company Disclosure Schedule identifies as of the date of this Agreement each Contract pursuant to which (i) any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, or assignment or sale of, any Company IP, or (ii) pursuant to which the Company has agreed not to enforce any material Company IP against any Person (in each case of (i) and (ii), excluding any Contracts (x) with the Company’s customers in connection with the commercial sale of Company Products in the ordinary course of business on a form previously provided to Parent, (y) containing non-exclusive licenses of Intellectual Property Rights owned by the Company granted to the Company’s service providers solely for the purpose of providing services to the Company in the ordinary course of business based on a form previously made available to Buyer, and (z) providing for a non-exclusive license Trademarks that is incidental to the performance of such Contract) (the “Company Outbound IP Licenses”). The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use or otherwise exploit any material Company IP anywhere in the world. The Company has not transferred, and has not agreed to assign or transfer, ownership of, or granted any exclusive right to use or otherwise exclusively exploit, any material Company IP to any Person. The Company is not in material breach of any Company IP Contract, and there are no disputes regarding the scope of, or payments required pursuant to, any such Company IP Contract between the parties thereof.

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(d)The Company exclusively owns all right, title, and interest to and in the Company IP (excluding any Intellectual Property Rights exclusively licensed to the Company, as identified in Section 3.17(b) of the Company Disclosure Schedule) free and clear of any Liens (except for Permitted Liens). The Company has the exclusive right to bring a claim or suit against any third party for infringement, misappropriation, or any other violation of any rights in or to the Company IP.
(e)Each of the Company’s current and former employees, officers, directors, independent contractors, consultants and other service providers who invented, created or contributed to the development of any material Company IP (collectively, “Contributors”) has signed a valid, enforceable agreement that grants the Company exclusive ownership of all Technology and Intellectual Property Rights created or developed in connection with his or her employment or engagement with the Company, pursuant to the form agreements provided to Parent. No Contributor owns or claims any rights, licenses, claims or interest whatsoever with respect to the Company IP developed by the Contributor for or on behalf of the Company.
(f)Except as would not reasonably be expected to be material to the Company, no current or former Contributor is, or was during employment or engagement with the Company, (i) in violation of any law or breach of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such Contributor being employed by, or performing services for, the Company, or using Proprietary Information of others without permission, or (ii) otherwise subject to any Contract that would have an adverse effect on the rights of the Company in the Company IP.
(g)The Company owns or otherwise has, and, after the Closing, Parent will own or otherwise have all Intellectual Property Rights used in or necessary for the conduct of its businesses as currently conducted, including the design, development, manufacture, license, sale, provision, maintenance and support, and use of all Company Products currently under development or in production. The Company IP, together with the licenses identified in Section 3.17(b) of the Company Disclosure Schedule, constitute all of the material Technology and material Intellectual Property Rights used in or necessary for the conduct of the business of the Company as currently conducted and as proposed to be conducted. All Company Products currently commercially available may be manufactured immediately following the Closing in accordance with their specifications or applicable formulation in substantially the same manner as currently manufactured by the Company.
(h)All material Company IP is subsisting, and all material Company IP (excluding applications for registration of Company Registered IP) is valid and enforceable. Each item of Company Registered IP is in compliance with all legal requirements, and the Company has made all registration, maintenance, renewal and other relevant filings and payments and taken all other actions required to be made or taken to maintain each item of material Company Registered IP in full force and effect by the applicable deadline and otherwise in accordance with all Applicable Laws through the date hereof. No cancellation, interference, opposition, inter partes review, reissue, reexamination, or other Proceeding of any nature is pending or threatened in writing to the Company or any of its managers, officers, employees, consultants, contractors, agents or Affiliates, in which the scope, validity, or enforceability of any material Company IP is being contested or challenged. The Company has complied in all material respects with its duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authority with respect to all patents included in Company Registered IP. In the past five (5) years the Company has not received any notice or communication in writing relating to any challenge to the validity or enforceability of any of its Intellectual Property Rights. To the Knowledge of the Company, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any Trademark (whether registered or unregistered) owned, used, or applied for by the Company.
(i)The Company has taken all steps reasonably necessary or appropriate to maintain, establish and protect the confidentiality of all of its material Proprietary Information, and all such Proprietary Information provided to it by any Person. All current and former employees and contractors of the Company and any other Person having access to material Proprietary Information have executed

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and delivered to the Company a valid and enforceable written agreement to protect the Company’s Proprietary Information, pursuant to the form agreements provided to Parent. To the Knowledge of the Company, there has been no misappropriation, misuse, or breach of confidentiality of any Company Product formulations or trade secrets or other confidential information included in the Company IP by any Person.
(j)To the Knowledge of the Company, in the past five (5) years, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP.
(k)Except as would not reasonably be expected to be material the Company, neither the execution, delivery, or performance of this Agreement nor the consummation of any of the Transactions will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss or impairment of, payment of any additional material fees, royalties or other amounts with respect to, or Lien on, any Company IP; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Company IP Contract; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Technology or Intellectual Property Right.
(l)The Company has not infringed, misappropriated, or otherwise violated, nor is currently infringing, misappropriating or otherwise violating, and the conduct of the business of the Company does not, and when conducted in substantially the same manner by Parent following the Closing, will not, infringe, misappropriate or otherwise violate any Intellectual Property Right of any other Person. No claim or Proceeding alleging infringement or misappropriation is pending or, to the Knowledge of the Company, threatened in writing against the Company. The Company has not received any notice or other communication (in each case, in writing) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Company of any Intellectual Property Right of another Person. No claim or Proceeding against the Company involving any material Technology or material Intellectual Property Right licensed to the Company is pending or, to the Knowledge of the Company, has been threatened against the Company, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of such Technology or Intellectual Property Right by the Company or (ii) the distribution, purchase, sale or license of any Company Products, in each case, in any material respect.
(m)Section 3.17(m) of the Company Disclosure Schedule contains a complete and accurate list of all Software included in the Company IP (the “Company Software”). No Company Software contains any bug, defect, error or any malware code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Company implements reasonable measures designed to prevent the introduction of Malicious Code into any Company Software.
(n)No (i) government funding or (ii) facilities or personnel of a university, college, other educational institution or research center were used in the development of any material Company IP. The Company is not a party to any Contract with any Governmental Authority or any university, college, other educational institution or research center that grants to such Person any ownership interest in or exclusive right or license with respect to any material Company IP. No current or former employee of the Company who contributed to the creation or development of any material Company IP has performed services for any government, university, college or other educational institution or research center during the period of time during which such employee was also performing services for the Company.
(o)The Company is not nor has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any material Company IP or to refrain from enforcing any material Company IP.

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Section 3.18Information Technology.
(a)Except as would not reasonably be expected to be material the Company, the Company owns or has a valid right to access and use all information technology systems, software, servers, hardware, networks, interfaces, electronic data processing infrastructure, information record keeping and digital storage infrastructure, communications infrastructure, telecommunications infrastructure, peripherals and related systems owned, leased, operated, controlled, licensed or otherwise used in the business of the Company (the “IT Systems”). The IT Systems are adequate and sufficient for, and operate and perform as required in connection with, the operation of the business of the Company as currently conducted, including as to capacity, scalability and ability to process current and currently anticipated peak volumes in a timely manner.
(b)Except as would not reasonably be expected to be material the Company, the Company’s IT Systems and the Company’s related procedures and practices are designed, implemented, operated and maintained in accordance with customary industry standards and practices for entities operating businesses similar to the business of the Company, including with respect to redundancy, reliability, scalability and security, including the Payment Card Industry Data Security Standard (“PCI DSS”). Without limiting the foregoing, except as would not reasonably be expected to be material the Company, (i) the Company has taken reasonable steps consistent with industry standards and implemented reasonable procedures to protect the confidentiality, integrity and security of the Company’s IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against unauthorized use or access, and against the introduction of Malicious Code, including by using commercially available anti-virus software, and (ii) the Company has in effect industry standard disaster recovery plans, procedures and facilities for its business and has taken all reasonable steps to safeguard the security and the integrity of its IT Systems, in each case including in accordance with PCI DSS. There has been no failure or other substandard performance of any IT Systems of the Company which has caused any material disruption to the business of the Company. Except as would not reasonably be expected to be material the Company, the Company has not suffered any data loss, business interruption, or other harm as a result of any Malicious Code intentionally designed to permit (A) unauthorized access to a computer or network, (B) unauthorized disablement or erasure of Software, hardware or data, or (C) any other similar type of unauthorized activities. Except as would not reasonably be expected to be material the Company, the Company has implemented any and all security patches or upgrades that are generally available for the IT Systems. The Company’s information security procedures and tools meet in all material respects applicable information security standards, including those established by applicable U.S. or foreign governmental regulatory agencies, applicable rules, regulations, standards and other requirements promulgated by any foreign or domestic payment network, electronic funds network or association, payment card association, debit card network or similar organization having clearing or oversight responsibilities with respect to card transactions or electronic funds transfers and PCI DSS.
Section 3.19Privacy.
(a)The Company, and to the Knowledge of the Company, each Affiliate or third party that has Processed Personal Data on behalf of, or shared Personal Data with, the Company (each, a “Data Partner”), is and at all times has been, in material compliance with all applicable (i) Consumer Protection, Privacy and Information Security Laws, (ii) policies, notices or statements related to the privacy, security or Processing of Personal Data (the “Privacy Policies”), (iii) Contracts (or portions thereof), if any, in effect between the Company and users of the Company Products or visitors to the Company Websites, and (iv) Contracts (or portions thereof) between the Company and customers, vendors, marketing affiliates, financial institutions, and other business partners, and other third parties to which any Personal Data is provided, disclosed or made available by or on behalf of or made available to the Company, and (v) any rules of self-regulatory, industry or other organizations in which the Company is a member relating to Personal Data with which the Company is required to comply by virtue of such membership (clauses (i)–(v) collectively being hereinafter referred to as “Privacy Requirements”).
(b)The Company currently and at all times has provided accurate notice of its privacy practices on, or made such notice accessible through, the Company Websites, including by making available, directly or indirectly, the applicable Privacy Policies to all visitors to the Company Websites. Except as would not reasonably be expected to be material the Company, the Company’s Privacy Policies

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are comprehensive, accurate and fully-implemented, and no Privacy Policy contains any omissions of the Company’s privacy practices nor is, or has been, misleading, deceptive or in violation of Consumer Protection, Privacy and Information Security Laws.
(c)The Company has at all times implemented and materially complies with procedures for conducting due diligence on all Data Partners designed to assess their information security program and compliance with Consumer Protection, Privacy and Information Security Laws before allowing them to access, receive or otherwise Process Personal Data. The Company has Contracts in place with all Data Partners, which agreements require such Persons to protect such Personal Data in a manner consistent with the Company’s obligations under Privacy Requirements.
(d)Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the Transactions will (i) result in any material violation of any Privacy Requirements; (ii) require the delivery of any notice to, or receipt of any consent from, any Person under any Privacy Requirements; or (iii) give rise to any right of termination or other right that would materially impair or limit Buyer’s rights to own and Process any Personal Data used in, or necessary for, the operation of the Company’s business.
(e)The Company has implemented and materially complies with, and has required its Data Partners to implement and comply with, reasonable and appropriate technical, administrative, physical, organizational and other safeguards in place, including a written information security program, which are designed to (i) protect Proprietary Information and Personal Data in the Company’s possession or control from Security Incidents and (ii) identify and address any internal or external risks to the privacy or security of Proprietary Information and Personal Data (the “Security Program”). The Company regularly tests its Security Program.
(f)The Company does not hold any unsatisfied data subject rights requests in respect of Personal Data, including any outstanding applications for access, rectification or erasure of Personal Data from any individual, in each case that will not be handled in a manner compliant with Privacy Requirements.
(g)Neither the Company nor, to the Knowledge of the Company, any Data Partner has ever been materially impacted by any Security Incidents. The Company has never notified, nor has it ever been required to notify, any third party of a Security Incident.
(h)To the Knowledge of the Company, no Person has made any illegal or unauthorized use of Personal Data that was Processed by or on behalf of the Company and is in the possession or control of the Company.
(i)The Company has not received in writing, and to the Knowledge of the Company there has not been, any complaint to any regulatory or other Governmental Authority or official, foreign or domestic, or any audit, Proceeding, investigation (whether formal or informal), or claim against, the Company by any private party or any regulatory or other Governmental Authority or official, foreign or domestic, regarding any Security Incident or actual or alleged violation of any Privacy Requirement, and no such complaint, audit, Proceeding, investigation or claim has been threatened in writing against the Company.
(j)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, (i) the Company does not sell, rent or lease Personal Data to data brokers or any third parties and (ii) the Company does not disclose Personal Data to third parties to use for any purpose other than as necessary to provide services to the Company, to facilitate a transaction for users of Company Products or otherwise for the operation of the business of the Company.
Section 3.20Insurance Coverage. Section 3.20 of the Company Disclosure Schedule contains an accurate and complete list of (i) all insurance policies (the “Company Insurance Policies”) relating to the assets, business, operations, employees, officers or directors of the Company, each of which is in full force and effect, and (ii) all pending claims under Company Insurance Policies. The Company has made available to Buyer copies of each Company Insurance Policy and all amendments and

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riders thereto. There is no claim by the Company pending under any Company Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies have been timely paid and the Company has otherwise complied fully with the material terms and conditions of all such policies. All Company Insurance Policies are in full force and effect. The Company has no Knowledge of any threatened termination of, material premium increase with respect to, or material alteration of coverage or event of default under, any of such policies. After the Closing, the Surviving Company shall continue to have coverage under such policies with respect to events occurring prior to the Closing.
Section 3.21Licenses and Permits. The Company has, and in the past three (3) years has had, all material licenses, permits, qualifications, accreditations, consents, approvals and authorizations of any Governmental Authority (collectively, the “Permits”), and have made all necessary filings required under Applicable Law, necessary to conduct its business as presently conducted. The Company has not received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any material term or requirement of any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. The Company has made available to Buyer all Permits issued to the Company. Each such Permit has been validly issued or obtained and is, and after the consummation of the transactions contemplated by this Agreement will be, in full force and effect. Section 3.21 of the Company Disclosure Schedule sets forth an accurate and complete list of all material Permits for which the Company has applied or has taken the steps necessary to secure or maintain or that the Company otherwise intends to obtain.
Section 3.22Tax Matters.
(a)The Company has duly and timely filed with the appropriate Tax Authorities all income and other material Tax Returns required to be filed by it under Applicable Law (taking into account any extensions of time within which to file). All such Tax Returns are complete and accurate in all material respects. All income and other material Taxes due and owing by the Company (whether or not shown on any Tax Returns) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return (other than automatically granted extensions obtained in the ordinary course of business). No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. Since the Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.
(b)No material deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed by any Tax Authority. There are no pending or, to the Knowledge of the Company, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company.
(c)The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, that is still currently in effect, nor is any written request for any such extension or waiver still outstanding. No power of attorney has been granted with respect to any matter related to Taxes of the Company that is currently in effect or that will be in effect as of the Closing Date.
(d)There are no material Liens for Taxes upon any property or asset of the Company other than statutory liens for current Taxes not yet due and payable.
(e)The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other transaction on or prior to the Closing Date, (ii) any accounting method change or agreement with any Tax Authority or required as a result of the Transactions, (iii) the use of an improper method of accounting for any period or portion thereof ending prior to the Closing Date or (iv) any prepaid amount received on or prior to the Closing.

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(f)The Company has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the United States.
(g)The Company is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for U.S. federal, state or local income Tax purposes.
(h)The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than any commercial agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes).
(i)The Company has not been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).
(j)The Company has not ever been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes. The Company has not any liability for the Taxes of any Person (other than Taxes of the Company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor or (iii) otherwise by operation of Applicable Law.
(k)The Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, unitholders of the Company or other Person. The Company has properly classified all individuals providing services to it as employees or non-employees for all relevant Tax purposes.
(l)The Company has properly collected and remitted all material sales and similar Taxes with respect to sales made to, and purchases made by, its customers (including customers that purchase Company Products from the Company Websites) and properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which the Company would otherwise have been obligated to collect and remit such Taxes under Applicable Law.
(m)The Company has never made (i) a pass-through entity election or other Tax election to cause the Company to bear or pay any Taxes of or attributable to its members or (ii) an election pursuant to Treasury Regulations Section 301.7701-3 (or any comparable provision pursuant to state or local Applicable Law) to be treated as an association taxable as a corporation for U.S. federal (or applicable state and local) income Tax purposes. For U.S. federal and applicable state income tax purposes, the Company has been reported as a disregarded entity or a partnership since its formation.
(n)The Company has complied in all material respects with all Applicable Law relating to escheat and abandoned property.
(o)Since November 24, 2021, the Company has filed all Tax Returns consistently with the treatment of HRBeauty Team as a partner in the Company for U.S. federal (and applicable state and local) income Tax purposes. The Company has never been treated as a partner in or owner of HRBeauty Team for any Tax reporting or other Tax purposes.
(p)To the Knowledge of the Company, each holder of an outstanding Profits Interest or Team Class P Unit has made a timely and valid election under Section 83(b) of the Code with respect to such Profits Interest or Team Class P Unit.
Section 3.23Employees and Employee Benefit Plans.
(a)The Company has furnished or made available to Parent an accurate and complete list of the names of all employees of the Company as of the date hereof, including for each such employee: (i) title, (ii) hire date, (iii) annual base salary or hourly wage rate, as applicable, (iv) commission, bonus or

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other cash incentive opportunity, (v) principal work location, (vi) status as exempt or non-exempt from the application of the state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, professional or other exempt position, (vii) applicable work visa and (viii) employment status (whether such person is party to an employment agreement or is employed “at will”).
(b)Section 3.23(b) of the Company Disclosure Schedule sets forth an accurate and complete list identifying each (i) material “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) material employment, severance, termination or similar Contract, (iii) other material plan, policy, agreement, program or arrangement (written or oral) providing for compensation, bonuses, commission, profit-sharing, stock option or other stock related rights or other forms of stock- or equity-related rights, incentive or deferred compensation, vacation or paid-time-off benefits, insurance (including any self-insured arrangements), death, life, dental, vision, health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits retention, transaction, change of control payments, savings, pension, retirement, post-employment or retirement benefits and other time-off benefits (including compensation, pension, health, medical or life insurance benefits), and (iv) other material employee compensation or benefit plan, program, policy, agreement, program, arrangement or commitment, in each case, which is maintained, administered or contributed to by the Company or any ERISA Affiliate thereof and covers any employee or former employee of the Company, or with respect to which the Company has any liability (whether actual or contingent). Such plans are referred to (collectively herein, without regard to materiality qualifiers), as the “Employee Plans”)).
(c)The Company has furnished or made available to Parent accurate and complete copies of (i) all documents constituting each material Employee Plan (and written descriptions of all material terms of any material Employee Plan that is not in writing), including all amendments thereto and all related trust documents and other funding arrangements, (ii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each material Employee Plan, (iii) if the material Employee Plan is funded, the most recent annual and periodic accounting of material Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each material Employee Plan, (v) the most recent determination or opinion letter from the IRS relating to each material Employee Plan, if any, and (vi) all material correspondence within the past three years to or from any Governmental Authority relating to any Employee Plan.
(d)No Employee Plan is, and the Company does not sponsor, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any (i) pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 or 430 of the Code, (ii) any multiemployer plan, as defined in Section 3(37) of ERISA, multiple employer plan, as defined in Section 413(c) of the Code, (iii) multiple employer welfare arrangement, within the meaning of Section 3(40) of ERISA, (iv) a voluntary employee benefit association under Section 501(a)(9) of the Code or (v) any plan which is intended to be qualified under Section 401(a) of the Code.
(e)Except as would not reasonably be expected to result in the material liability to the Company: (i) the Company has performed all material obligations required to be performed by it thereunder, is not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, any Employee Plan and (ii) Employee Plan has been established, operated and maintained in accordance with its terms and in compliance with all Applicable Laws, including ERISA and the Code. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable), or has pending or has time remaining in which to file, an application for such determination from the IRS and, to the Knowledge of the Company, there is no reason any such determination letter could be revoked, not issued or not be reissued. Each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.
(f)The consummation of the Transactions will not (either alone or together with any other event, including a subsequent termination of employment or service), including pursuant to any Employee

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Plan, (i) entitle any current or former employee, independent contractor or director of the Company or any other Person to any payment, (ii) accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits, including any equity award, to any such Person, (iii) increase the amount or compensation or benefits due or payable to any such Person, (iv) trigger any other obligation pursuant to any Employee Plan, or (v) result in direct or indirect payments of any amount which could, individually or in combination with any other payment or benefit, constitute a “parachute payment” within the meaning of Section 280G of the Code.
(g)The Company is in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.
(h)No Employee Plan is subject to the laws of any jurisdiction outside the United States or provides compensation or benefits to any current or former employee of the Company (or any dependent thereof) that is subject to the laws of any jurisdiction outside of the United States.
(i)Except as would not reasonably be expected to be material the Company, the Company is in compliance in all respects with all Applicable Laws regarding employment, employment practices, terms and conditions of employment, classification as exempt or non-exempt, classification as an employee or non-employee (e.g., independent contractor), employee safety and health, immigration status and wages and hours, and (i) is not liable for any arrears of wages, severance pay or any Taxes with respect to employees or any penalty for failure to comply with any of the foregoing, and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees.
(j)To the Knowledge of the Company, no employee of the Company is in any material respect in violation of any term of any employment agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others.
(k)Except as would not reasonably be expected to be material the Company, there has not been, nor are there currently, any Proceedings or internal investigations or inquiries conducted by the Company, any of the Company’s Board of Managers or any committee thereof (or any Person at the request of any of the foregoing) concerning any financial, accounting, conflict of interest, illegal activity, fraudulent or deceptive conduct, discrimination/sexual harassment, whistleblowing or other misfeasance or malfeasance issues with respect to any current or former director, officer, advisor, consultant or employee of the Company. There are no controversies pending, or to the Knowledge of the Company, threatened between the Company and any of its respective current or former employees or consultants that could result in a Proceeding.
(l)There has not been any Proceeding relating to, or to the Knowledge of the Company, any act or allegation of or relating to sex-based discrimination, sexual harassment or sexual misconduct, or breach of any policy of the Company relating to the foregoing, in each case involving any current or former employee, director, officer, or independent contractor (in relation to his or her work at the Company) of the Company, nor has there been any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters nor has any such Proceeding been threatened.
(m)The Company does not maintain or sponsor any “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). With respect to any nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) maintained by the Company, such plan has complied and continues to comply in form and operation with Section 409A of the Code and the guidance issued thereunder.
(n)There is no Contract covering any employee or other service provider of the Company that, considered individually or considered collectively with any other such Contracts, will, or could

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reasonably be expected to, give rise directly or indirectly to the payment of any amount that could be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no Contract by which the Company is bound to compensate any Person for excise taxes paid pursuant to Section 4999 or 409A of the Code.
Section 3.24Environmental Matters.
(a)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company:
(i)no notice, notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company and relating to or arising out of any Environmental Law;
(ii)the Company is, and has at all times been, in compliance with all Environmental Laws and all Environmental Permits; and
(iii)there are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.
(b)There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company that has not been delivered to Buyer.
Section 3.25Affiliate Transactions. No manager, officer, employee, Affiliate (which for purposes of this Section 3.25 shall include any Seller) or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of the Company (each of the foregoing, a “Related Person”), other than in its capacity as a manager, officer or employee of the Company (a) has entered into any Contract involving the Company that remains in effect, (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or material right, tangible or intangible, that is used by the Company or otherwise related to the business of the Company, (c) is engaged, directly or indirectly, in any business that competes with the business of the Company, (d) has any claim or right against the Company (other than rights to receive compensation for services performed as a manager, officer or employee of the Company and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course), (e) owes any money to the Company or is owned money from the Company (other than amounts owed for compensation or reimbursement pursuant to clause (d) above) or (f) provides services to the Company (other than services performed as a manager, officer or employee of the Company) or is dependent on services or resources provided by the Company. In addition, to the Knowledge of the Company, no officer or employee of the Company has an interest in any Person that competes with the business of the Company in any market presently served by the Company (except for ownership of less than one percent of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market).
Section 3.26Bank Accounts. Section 3.26 of the Company Disclosure Schedule sets forth a complete and correct list of all banks or other financial institutions with which the Company has an account or maintains a safe deposit box, showing the account numbers and names of the persons authorized as signatories with respect thereto. The Company has furnished to the Parent true and complete copies of any agreements setting forth the terms of any lines of credit available to the Company.
Section 3.27Books and Records. The Company has made and kept material business records, financial books and records, personnel records, ledgers, sales accounting records, and related work papers

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and other books and records of the Company (collectively, the “Books and Records”) that are complete and accurate in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company. The Company has not engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records.
Section 3.28Finders’ Fees. Except for Moelis & Company LLC and J.P. Morgan Securities LLC, whose fees and expenses shall be treated as Company Transaction Expenses hereunder, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions.
Section 3.29No Other Representations or Warranties. Except for the representations and warranties expressly set forth in Article 3 and Article 4, none of the Company, its Affiliates or any other Person on their behalf, makes (and the Company hereby disclaims) any express or implied representation or warranty with respect to the Company, its Affiliates, or their respective businesses or assets or with respect to any other information provided, or made available, to Buyer or its Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, none of the Company or its Affiliates will have or be subject to any liability or other obligation to Buyer or its Representatives or Affiliates or any other Person resulting from Buyer’s or its Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to them and any information provided in any teaser, marketing material, confidential information memorandum, financial model, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Company or its Representatives or in any other form in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in Article 3 or Article 4. Notwithstanding the foregoing or anything else in this Agreement, nothing in this Section 3.29 shall limit any claim for Fraud. Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by Buyer, on behalf of itself and Buyer Related Parties, that any estimate, projection forecast, plan, budget or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by or on behalf of the Company, the Sellers or any Seller Related Party, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in this Article 3 or Article 4 hereof as a representation and warranty by the Sellers or the Company.

Article 4.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
As of the date hereof and as of the Closing Date, each Seller, severally and not jointly with the other Sellers, hereby represents and warrants to Parent, Buyer and Merger Sub in respect of itself, as follows:
Section 4.01Existence and Power. In the case of each Seller that is not an individual, such Seller is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.
Section 4.02Authorization. Such Seller has all requisite right, power and authority to enter into and to perform its obligations under this Agreement and the Ancillary Agreements to which such Seller is or will be a party. The execution, delivery and performance by such Seller of this Agreement have been duly authorized by all necessary action on the part of such Seller. This Agreement and each of the Ancillary Agreements to which such Seller is or will be a party constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to (i) Applicable Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Applicable Laws governing specific performance, injunctive relief and other equitable remedies.

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Section 4.03Governmental Authorization. Except for (a) the applicable consents, approvals, authorizations, filings and notifications required under any applicable Antitrust Laws, and (b) such consents that if not obtained or made would not, and would not reasonably be expected to, prevent or materially impede the ability of such Seller to consummate the Transactions, the execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the Transactions require no consent or approval of, or notification to, any Governmental Authority.
Section 4.04Non-Contravention. The execution, delivery and performance by such Seller of this Agreement and the consummation of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of such Seller, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or approval of, or notification to, any Person, under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would result in a breach of, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any Contract binding upon such Seller, or (d) result in the creation or imposition of any Lien on the such Seller’s Company Units.
Section 4.05Title to Company Units.
(a)Such Seller is the sole record and beneficial owner of the Company Units set forth opposite its name on Section 3.05 of the Company Disclosure Schedule, and has good and valid title to such Company Units, free and clear of all Liens and, at Closing, shall deliver to Buyer good and valid title to such Company Units, free and clear of all Liens except for Liens arising under Applicable Laws relating to securities.
(b)Such Seller does not own, and does not have the right to acquire, directly or indirectly, any other Company Units. Such Seller is not a party to any option, warrant, purchase right, or other Contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any Company Units (other than this Agreement and the Organizational Documents). Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any membership interest of the Company, other than the Organizational Documents.
Section 4.06Ownership of Company Assets. Other than Excluded Assets, such Seller does not own any property, asset or Intellectual Property Rights, that is used by the Company, nor does such Seller own (whether solely or jointly), or have any rights to or under, any Intellectual Property Rights or any other property or asset of the Company.
Section 4.07Litigation. There is no Proceeding pending, or to the knowledge of such Seller, threatened in writing against Seller, in each case, that would reasonably be expected to prevent or materially impede the ability of such Seller to consummate the Transactions. Such Seller is not subject to any Order and is not in breach or violation of any Order, except as would not reasonably be expected to prevent or materially impede the ability of such Seller to consummate the Transactions.
Section 4.08Solvency. Such Seller is not bankrupt or insolvent and has not proposed or has been made subject to a voluntary arrangement or made, has been made subject to or proposed any arrangement or composition with such Seller’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented. The completion of the Transactions shall not constitute a fraudulent transfer by such Seller under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of such Seller.
Section 4.09Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Seller who might be entitled to any fee or commission from the Company in connection with the Transactions.
Section 4.10No Other Representations or Warranties. Except for the representations and warranties expressly set forth in Article 3 (to the extent applicable to such Seller) or Article 4, no Seller,

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its Affiliates or any other Person on their behalf, makes (and each Seller hereby disclaims) any express or implied representation or warranty with respect to the Seller, its Affiliates, or their respective businesses or assets or with respect to any other information provided, or made available, to Buyer or its Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, no Seller or its Affiliates will have or be subject to any liability or other obligation to Buyer or its Representatives or Affiliates or any other Person resulting from Buyer’s or its Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to them and any information provided in any teaser, marketing material, confidential information memorandum, financial model, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of such Seller or its Representatives or in any other form in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in Article 3 (to the extent applicable to such Seller) or Article 4. Notwithstanding the foregoing or anything else in this Agreement, nothing in this Section 4.10 shall limit any claim for Fraud.
Notwithstanding the foregoing or anything else in this Agreement to the contrary, no Bring-Along Seller shall be required to make the representations and warranties set forth in Section 4.05(b), Section 4.06, Section 4.07, Section 4.08, or Section 4.09.

Article 5.
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
As of the date hereof and as of the Closing Date, Buyer and Merger Sub hereby represent and warrant to the Company that:
Section 5.01Corporate Existence and Power. Each of Parent and Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, Buyer and Merger Sub is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except to the extent the failure to be qualified, licensed or registered would not, in the aggregate, be material to Parent, Buyer and their Subsidiaries (including Merger Sub), taken as a whole and would not reasonably be expected to prevent or materially impede the ability of Parent, Buyer or Merger Sub to consummate the Transactions.
Section 5.02Corporate Authorization. Each of Parent, Buyer and Merger Sub has all requisite right, power and authority to enter into and to perform its obligations under this Agreement and the Ancillary Agreements which it is a party. The execution, delivery and performance by each of Parent, Buyer and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent, Buyer and Merger Sub, as applicable. This Agreement and each Ancillary Agreement which Parent, Buyer and Merger Sub is a party constitutes the legal, valid and binding obligation of Parent, Buyer and Merger Sub, enforceable against Parent, Buyer and Merger Sub in accordance with its terms, subject to (i) Applicable Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Applicable Laws governing specific performance, injunctive relief and other equitable remedies.
Section 5.03Governmental Authorization. Except for the (a) applicable consents, approvals, authorizations, filings and notifications required or advisable under any applicable Antitrust Laws, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws and the rules of the NYSE in connection with the issuance and listing on NYSE of the shares of Parent Stock issuable pursuant to this Agreement and (c) such consents that if not obtained or made would not, and would not reasonably be expected to, prevent or materially impede the ability of Parent, Buyer or Merger Sub to consummate the Transactions, the execution, delivery and performance by Parent, Buyer and Merger Sub of this Agreement and the

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consummation by Parent, Buyer and Merger Sub of the Transactions require no action by or in respect of, or filing to be made with, any Governmental Authority.
Section 5.04Non-Contravention. The execution, delivery and performance by Parent, Buyer and Merger Sub of this Agreement and the consummation by Parent, Buyer and Merger Sub of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of Parent, Buyer or Merger Sub’s respective Organizational Documents or (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law.
Section 5.05Litigation. There is no Proceeding pending or, to the Knowledge of Buyer, threatened against Parent, Buyer or Merger Sub, in each case, that would reasonably be expected to prevent or materially impede the ability of Parent, Buyer or Merger Sub to consummate the Transactions. None of Parent, Buyer or any of their respective Subsidiaries is subject to any Order or is in breach or violation of any Order, except as would not reasonably be expected to prevent or materially impede the ability of Parent, Buyer or Merger Sub to consummate the Transactions.
Section 5.06Available Funds.
(a)Buyer has delivered to the Sellers’ Representative a true, correct and complete copy of (i) the executed commitment letter, dated as of the date of this Agreement, by and among Buyer and the Debt Financing Sources party thereto and (ii) the fee letter, dated as of the date of this Agreement (which may be customarily redacted with respect to fee amounts, pricing and other economic terms that do not adversely affect availability or conditionality of the Debt Financing or reduce the amount of the Debt Financing), by and among Buyer and the Debt Financing Sources party thereto (collectively, the “Debt Commitment Letter”), pursuant to which such Debt Financing Sources have agreed, upon the terms and subject to the conditions thereof, to lend the amounts set forth therein for the purpose, among other things, of financing the Transactions (the “Debt Financing”). To the knowledge of Buyer, the Debt Commitment Letter constitutes the legal, valid and binding obligation of the Debt Financing Sources party thereto, enforceable against such Debt Financing Sources in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(b)The Debt Commitment Letter has not been amended or modified in any respect prior to the date of this Agreement and no such amendment or modification is contemplated, other than any such amendment or modification permitted by Section 7.08. As of the date hereof, to the Knowledge of the Buyer, no commitment contained in the Debt Commitment Letter has been withdrawn, rescinded or terminated in any respect and the Debt Commitment Letter is in full force and effect and is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Debt Commitment Letter contains all of the conditions precedent to the obligations of the Debt Financing Sources party thereto to make the full amount of the Debt Financing available to Buyer on the terms set forth in the Debt Commitment Letter. As of the date hereof, there are no side letters or other agreements, contracts or arrangements related to the funding of the Debt Financing that adversely affect availability or conditionality or reduce the amount of the Debt Financing.
(c)Buyer has fully paid (or caused to be paid) all fees in connection with the Debt Financing that are due and payable on or prior to the date of this Agreement.
(d)Assuming the conditions set forth in Section 9.01 and Section 9.02 are satisfied at the Closing and assuming the accuracy of the Company’s and Sellers’ representations and warranties set forth in this Agreement and performance by the Company and Sellers of their respective obligations under this Agreement, and assuming the Debt Financing is funded in accordance with the Debt Commitment Letter, the aggregate amount of the Debt Financing, when taken together with available cash and cash equivalents of the Parent, Buyer and each of their respective Subsidiaries is sufficient to enable Buyer to consummate on a timely basis the Transactions and all amounts payable by Buyer hereunder, including the Cash Consideration, any repayment or refinancing of Indebtedness contemplated by this Agreement,

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any other amounts required to be paid in connection with the consummation of the Transactions and all related fees and expenses of Parent, Buyer and Merger Sub (collectively, the “Required Amount”), in each case in accordance with the terms hereof. Each of Parent, Buyer and Merger Sub acknowledges and agrees that in no event shall the receipt or availability of the Debt Financing or any other funds or financing by Buyer or any of its Affiliates be a condition to the obligations of Buyer or Merger Sub to effect the Closing.
Section 5.07Valid Issuance. All shares of Parent Stock to be issued to the Sellers will be, when issued in accordance with the terms of this Agreement, (a) duly authorized, validly issued, fully paid and nonassessable and (b) issued in compliance in all material respects with Applicable Laws relating to securities.
Section 5.08Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Buyer or Merger Sub who might be entitled to any fee or commission from Parent, Buyer or Merger Sub or any of their Affiliates in connection with the Transactions.
Section 5.09Solvency. Immediately after giving effect to the Transactions, and assuming the accuracy, in all material respects, of the Company’s and Sellers’ representations and warranties set forth in Article 3 and Article 4, respectively, including the payment of the Cash Consideration, any repayment or refinancing of Indebtedness contemplated by this Agreement, payment of any other amounts required to be paid in connection with the consummation of the Transactions and payment of all related fees and expenses of Parent, Buyer and Merger Sub, Parent, Buyer, Merger Sub and the Company and each of their respective Subsidiaries, on a consolidated basis, will be Solvent as of the Closing Date immediately after giving effect to the consummation of the Transactions. For the purposes of this Agreement, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, on such date (a) the amount of the “fair saleable value” (on a consolidated and going concern basis) of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature in the ordinary course of business, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities (including contingent and other liabilities) as they become absolute and mature in the ordinary course of business. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities (including contingent and other liabilities) as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due in the ordinary course of business.
Section 5.10Parent SEC Documents; Financial Statements; NYSE Listing.
(a)Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since January 1, 2023 (the “Parent SEC Documents”) in a timely manner. As of its respective date, each Parent SEC Document complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of Buyer, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.
(b)The consolidated financial statements of Parent included in Parent SEC Documents including the notes thereto and all related compilations, reviews and other reports issued by Parent’s accountants with respect thereto (the “Parent Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with

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respect thereto. Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of its financial statements included in the Parent SEC Documents in accordance with GAAP.
(c)Parent has not received any written notice from the NYSE or the SEC regarding the revocation or potential delisting of Parent Stock from the NYSE.
Section 5.11Seasoned Issuer. As of the date of this Agreement, Parent is a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act.
Section 5.12Ownership of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Buyer, was formed solely for the purpose of engaging in the Transactions and has engaged in no business activity other than as contemplated by this Agreement. Except for the liabilities incurred in connection with the Transactions, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
Section 5.13No Other Representations or Warranties. Except for the representations and warranties expressly set forth in Article 5, Buyer, nor its Affiliates (including Parent and Merger Sub) or any other Person on its behalf, makes (and Buyer hereby disclaims) any express or implied representation or warranty with respect to Buyer, its Affiliates (including Parent and Merger Sub), or their respective businesses or assets or with respect to any other information provided, or made available, to the Company, Sellers or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, neither Buyer nor its Affiliates (including Parent and Merger Sub) will have or be subject to any liability or other obligation to the Company, Sellers or their respective Representatives or Affiliates or any other Person resulting from the Company’s or Sellers’ or their respective Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to them and any information provided in any teaser, marketing material, confidential information memorandum, financial model, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Buyer or its Representatives or in any other form in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in Article 5. Notwithstanding the foregoing or anything else in this Agreement, nothing in this Section 5.13 shall limit any claim for Fraud.
Article 6.
COVENANTS
Section 6.01Conduct of the Company. From the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (such period being referred to herein as the “Interim Period”), except (x) as expressly contemplated by the terms of this Agreement (including in connection with the assignment of Excluded Assets), (y) required by Applicable Law, or (z) in accordance with the prior approval by Buyer in writing, the Sellers shall cause the Company to conduct its business in the ordinary course consistent with past practice and (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local Permits, and (iii) use commercially reasonably efforts to maintain satisfactory relationships with the material customers, distributors, retailers, lenders, suppliers, licensors and licensees of the Company and others having material business relationships with the Company; provided that, for the avoidance of doubt, no impact on the Company’s relationships solely due to the announcement of the Transactions or the identity of Buyer or Parent shall be a violation of this provision. Without limiting the generality of the foregoing, except (x) as specifically disclosed in the applicable subsection of Section 6.01 of the Company Disclosure Schedule or as expressly contemplated by the terms of this Agreement (including in connection with the assignment of Excluded Assets), (y) required by Applicable Law, or (z) pursuant to the prior approval by Buyer in writing, during the Interim Period, the Sellers shall procure that the Company shall not:

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(a)amend its certificate of formation, limited liability company agreement or other similar organizational documents (whether by merger, consolidation or otherwise) or authorize or permit any amendment to the limited liability company agreement of HRBeauty Team;
(b)declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Securities, other than ordinary course tax distributions payable solely in cash under Section 9.1(b) of the Company Operating Agreement which tax distributions reduce Closing Cash and are consistent with the past practice of the Company; or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities;
(c)(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Unit or (ii) amend any term of any Company Securities (whether by merger, consolidation or otherwise) or Profits Interests or authorize or permit any amendment of the terms of the Team Class P Units, except any amendment required to effect the treatment of the Profits Interests and Team Class P Units as set forth in Section 2.03;
(d)adjust, split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of the Company’s equity interests, as the case may be, or any option, warrant, profits interest, or similar right relating thereto;
(e)dissolve, wind-up, liquidate or effect a recapitalization, reclassification of units, unit split, reverse unit split or reorganization in any form of transaction;
(f)incur any capital expenditures or any obligations or liabilities in respect thereof, except for any budgeted capital expenditures and other unbudgeted capital expenditures not to exceed $100,000 individually or $200,000 in the aggregate;
(g)acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) inventory in the ordinary course of business consistent with past practice or (ii) inventory in an amount not to exceed $100,000;
(h)sell, pledge, lease, divest, license or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the assets (other than inventory in the ordinary course of business consistent with past practice or Company IP), securities, properties, interests or businesses of the Company, other than obsolete or unsalable equipment in an amount not to exceed $100,000;
(i)transfer, assign, license, dispose of, create or incur any Lien (other than Permitted Liens) on, abandon or permit to lapse any rights in, to or for the use of any Company IP, other than non-exclusive licenses granted in the ordinary course of business, or permit to enter into the public domain any material trade secrets included in the Company IP;
(j)make any loans, advances or capital contributions to, or investments in, any other Person;
(k)enter into or amend any Contract with any Related Person other than (A) the Ancillary Agreements or (B) any Contract relating to employment (other than with any Key Service Provider) entered into in the ordinary course of business, on commercially reasonable terms established on an arm’s-length basis (including confidentiality and inventions assignment agreements and other employment related agreements);
(l)create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness;
(m)amend or modify in any material respect or terminate any Material Contract (which shall include terms of sale to any Significant Customer or terms of purchase from any Significant Vendor) or otherwise waive, release or assign any material rights, claims or benefits of the Company pursuant to any Material Contract or enter into any Contract, that if entered into prior to the date of this Agreement, would be a Material Contract;

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(n)enter into any Contract for the sale or distribution of any Company Product, excluding invoices and purchase orders received in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material to the Company;
(o)reformulate or reverse-engineer any formulation for any Company Product;
(p)change any manufacturer or supplier of any Company Product (or any component thereof);
(q)other than as required by Applicable Law: (i) other than pursuant to an employment agreement executed as of the date hereof, a copy of which has been provided to Buyer, grant or increase, or commit to grant or increase, any form of compensation or benefits payable to any director, officer, advisor, consultant, or employee of the Company, including, without limitation, pursuant to any Employee Plan, (ii) adopt, enter into, modify, or terminate any Employee Plan; (iii) accelerate the vesting or payment or any compensation or benefits under any Employee Plan, including any Profits Interests and Team Class P Units, other than pursuant to the terms of award agreements in place as of the date hereof, (iv) grant any equity or equity-linked awards or severance, transaction bonus, commission or other incentive compensation, including any Profits Interests and Team Class P Units, to any manager, officer, advisor, consultant or employee of the Company, or (v) hire, promote or terminate (other than for cause) any employee, consultant, advisor, officer or manager of the Company with a position of director (or the equivalent) or above or with a salary of over $150,000 per year;
(r)enter into any collective bargaining agreement or recognize any union as a collective bargaining representative for any employee of the Company;
(s)change the Company’s methods of accounting or accounting practices, except as required by concurrent changes in GAAP or Applicable Law, as agreed to by its independent public accountants;
(t)commence, settle, or offer or propose to settle, (i) any Proceeding involving or against the Company, except where the amount paid in settlement does not exceed $50,000 with respect to any individual Proceeding and $100,000 in the aggregate, in each case, as the sole remedy, or (ii) any Proceeding that relates to the Transactions;
(u)settle or compromise any claim, notice, audit report or assessment in respect of a material amount of Taxes; change any annual Tax accounting period; enter into any pre-filing agreement, advance pricing agreement, or closing agreement within the meaning of Section 7121 of the Code; enter into any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than any commercial agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes); or amend any material Tax Return; surrender or forfeit any right to claim a material Tax refund; consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;
(v) except with respect to a Flow-Through Return of the Company for a Tax period ending on or before the Closing Date in accordance with Section 8.01, adopt or change any material method of Tax accounting, or make, change or revoke any material Tax election;
(w)form or acquire any Subsidiaries;
(x)terminate any insurance or reinsurance policy, and if any insurance or reinsurance policy otherwise terminates or expires in accordance with its terms, the Company shall put in place a comparable policy;
(y)(i) materially write up, write down, or write off the book value of any of its assets, (ii) accelerate, delay, change or modify any credit collection and payment policies, procedures or practices (including any acceleration in the collection of receivables or delay in the payment of payables) or alter the management of working capital or (iii) materially change the manner in which the Company extends discounts, credits or warranties to customers or otherwise deals with customers or suppliers;

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(z)enter into any new business line outside of the Company’s existing business lines as of the date of this Agreement;
(aa)sell any Inventory or Company Products outside the ordinary course of business, including with respect to pricing, discounting practices, bundling, sales volume and services level, other than obsolete or unsalable Inventory or Company Products in an amount not to exceed $250,000 in the aggregate; or
(ab)agree, resolve or commit to do any of the foregoing.
Notwithstanding anything to the contrary, nothing contained in this Agreement shall give Buyer or Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business, assets and operations.
Section 6.02No Solicitation; Other Offers.
(a)During the Interim Period, neither the Company nor any Seller shall, and each shall cause their respective Representatives not to, directly or indirectly, (i) solicit, initiate, facilitate, support, seek, induce, or knowingly encourage, or take any action to solicit, initiate, facilitate, support, seek, induce, entertain or knowingly encourage any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that would reasonably be expected to lead to, an Acquisition Proposal, with any Person other than Parent, Buyer or Merger Sub, (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Parent, Buyer or Merger Sub, (iii) furnish to any Person other than Parent, Buyer or Merger Sub any information that the Company or any Seller believes or should reasonably know would be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iv) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal, with any Person other than Parent, Buyer or Merger Sub, or (v) resolve, propose or agree to do any of the foregoing.
(b)The Company and each Seller shall, and shall cause each of their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement relating to any Acquisition Proposal, and subject to any confidentiality obligations by which the Company may be bound under the terms of any confidentiality agreement between the Company and any Other Interested Party (as defined below) entered into prior to the date of this Agreement, during the Interim Period, shall promptly (and in any event within 24 hours) provide Buyer with: a written description of the material terms of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Proposal, that is received by the Company, any Seller or any Representative of the Company or Seller from any Person (other than Buyer), including in such description the identity of the Person from which such expression of interest, inquiry, proposal, offer or request for information was received (the “Other Interested Party”) and the amount and form of consideration offered. Promptly following the execution of this Agreement, the Company shall deliver written notices to request the return or destruction of all Proprietary Information to all Persons (except for Buyer and the Sellers) with such return or destroy obligations under non-disclosure or similar agreements related to a potential Acquisition Proposal. From and following the date of this Agreement, the Company further agrees not to release any Persons described in the preceding sentence from any obligations under such non-disclosure or similar agreements without the prior written consent of Buyer.
Section 6.03Access to Information.
(a)Subject to the Non-Disclosure Agreement and Applicable Laws, during the Interim Period, the Company shall (i) upon reasonable notice, give Buyer and its Representatives reasonable

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access during normal business hours to the facilities, properties, personnel, Contracts, operating and financial reports, work papers, assets, books and records of the Company, (ii) furnish to Buyer and its Representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request; (iii) instruct the employees, counsel and financial advisors of the Company and Sellers to cooperate with Buyer in its investigation of the Company; and (iv) upon reasonable notice, use reasonable efforts to facilitate calls with the Company’s Significant Vendors, on the one hand, and Buyer and its Representatives, on the other hand to discuss the business of the Company and the Transactions; provided, that no information or knowledge obtained by Buyer or its Representatives in any investigation conducted after the date of this Agreement pursuant to the access contemplated by this Section 6.03 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent, Buyer or Merger Sub hereunder. Any investigation pursuant to this Section 6.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or Sellers.
(b)Notwithstanding anything to the contrary set forth in this Section 6.03, the Company may restrict or otherwise prohibit access to such documents or information to the extent that (i) any Applicable Law (including, but not limited to, Antitrust Laws) or Order requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information, or (iii) access to a Contract to which the Company is a party or otherwise bound would give a third party the right to terminate or accelerate the rights under, such Contract. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Buyer that it is withholding such access or information and shall use all reasonable efforts to communicate the applicable information in a way that would not violate the Applicable Law, Order, or Contract, or risk waiver of such privilege, including by using reasonable best efforts to obtain the required Consent of any third party necessary to provide such disclosure or developing an alternative to providing such information so as to address such matters that is reasonably acceptable to Buyer.
(c)Notwithstanding anything to the contrary contained herein or otherwise, the Company shall not be required to provide any books and records or reports based thereon that are not currently in existence or that it does not maintain or prepare in the ordinary course of business and the Company shall not be required to incur any out-of-pocket costs or expenses in connection with its obligations pursuant to this Section 6.03. The Company shall have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 6.03.
Section 6.04Employee Matters.
(a)Following the date of this Agreement, the Company shall use commercially reasonable efforts in assisting Buyer to secure any employment or consulting documentation deemed reasonably necessary or appropriate by Buyer with each employee and independent contractor of the Company designated by Buyer, including by providing Buyer necessary information relating any such employees’ employment or such independent contractor’s consulting agreement with the Company. Unless otherwise approved by Buyer in writing, effective as of immediately prior to the Closing, the Company shall terminate the employment of each employee and the service of each independent contractor of the Company who has declined to execute any employment or consulting documentation deemed necessary or appropriate by Buyer or who has revoked his or her acceptance of such employment or consulting documentation (each such employee, a “Non-Continuing Service Provider”), provided that such employment or consulting documentation reflects terms consistent with Section 6.04(b). The Company shall present each Non-Continuing Service Provider with a separation and release agreement or a termination and release agreement (in either case, a “Separation Agreement”) that provides for a general release of claims against the Company and its Affiliates, and the Company shall use commercially reasonable efforts to obtain executed Separation Agreements from each of the Non-Continuing Service Provider no later than immediately prior to the Closing. The form of each Separation Agreement shall be subject to Parent’s prior review and approval.
(b)For a period of at least twelve (12) months following the Closing Date (the “Continuation Period”) (or, if earlier, the date of a Continuing Service Provider’s termination), Buyer shall, or shall

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cause the Company to, provide Continuing Service Providers with (i) aggregate total annual compensation opportunities, comprised of a base salary or wage, annual target cash bonus, and incentive opportunities (excluding special, retention, one-time or transaction-based compensation arrangements) no less favorable in the aggregate than the total annual compensation opportunities that similarly situated employees of Buyer and Parent were eligible for immediately prior to the Closing Date, and (ii) employee benefits (including participation in health, dental and vision plans, long-term disability and life insurance programs, and cafeteria plans) that are no less favorable in the aggregate to the employee benefits similarly situated employees of Buyer and Parent were eligible to participate in or entitled to receive immediately prior to the Closing Date.
(c)From and after the Closing Date, Buyer shall, or shall cause the Company to use commercially reasonable efforts to (i) provide for all Continuing Service Providers to receive credit for prior service with the Company (or any predecessor entities) prior to Closing as recognized by the Company for purposes of eligibility to participate, level of benefits, and vesting, except to the extent such credit would result in the duplication of benefits for the same period of service; and (ii) ensure that any pre-existing conditions or limitations, eligibility waiting periods, actively-at-work requirements or required physical examinations, or other exclusions or limitations under any welfare benefit plans of Buyer, the Company or any of its or their respective Affiliates will be waived with respect to the Continuing Service Providers and their eligible spouses and dependents.
(d)Buyer shall, or shall cause the Company to, take the actions set forth on Schedule 6.04(d).
(e)Nothing in this Agreement shall, or shall be construed so as to create any third-party rights in any such current or former service provider of the Company (or any beneficiaries or dependents thereof). Nothing in this Agreement shall, or shall be construed so as to, confer upon any employee any right to continue in the employ or service of the Company, Buyer, Parent or any of their Affiliates, or shall interfere with or restrict in any way the rights of the Company, Buyer, Parent or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any employee at any time for any reason whatsoever, with or without cause. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Section 6.04 shall be deemed or construed to be an amendment or other modification of any Employee Plan or employee benefit plan of Buyer, Parent or any of their Affiliates.
(f)Unless otherwise requested by Buyer in writing delivered to the Company not less than ten Business Days prior to the Closing, the Company shall adopt resolutions and take such action as is reasonably necessary to terminate each Employee Plan that contains a Code Section 401(k) cash or deferred arrangement effective no later than one day prior to the Closing and each other Employee Plan effective no later than thirty (30) day after the Closing. The Company shall provide Buyer with evidence that each such Employee Plan will be terminated in accordance with the immediately preceding sentence (the form and substance of which shall be subject to reasonable review and approval by Buyer) not later than two Business Days prior to the Closing.
Section 6.05Notices of Certain Events.
(a)During the Interim Period, the Company shall promptly notify Parent of:
(i)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
(ii)any notice or other communication from any Governmental Authority indicating that a Permit has been revoked or is about to be revoked or that a Permit is required in any jurisdiction in which such Permit has not been obtained, which revocation or failure to obtain has had or could reasonably be expected to have a Company Material Adverse Effect;
(iii)any Proceeding commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company, that, if pending on the date of this

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Agreement, would have been required to have been disclosed pursuant to Section 3.11, as the case may be, or that relates to the consummation of the Transactions; and
(iv)any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 9 impossible or reasonably unlikely.
No such notice given pursuant to this Section 6.05 shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Article 9 has been satisfied.
(b)During the Interim Period, the Buyer shall promptly notify the Sellers’ Representative of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 9 impossible or reasonably unlikely.
Section 6.06Payment Schedule. The Company shall prepare and deliver to Buyer in accordance with this Section 6.06 a spreadsheet reasonably satisfactory to Buyer and dated as of the Closing Date that accurately and completely sets forth the allocation of the Aggregate Consideration and Additional Cash Consideration in accordance with the terms and conditions of the Company Operating Agreement, the Amended and Restated Limited Liability Company Agreement of HRBeauty Team dated as of November 14, 2024 (the “HRBeauty Team LLC Agreement”), the HRBeauty Team Equity Plan and the applicable award agreements, as applicable, all of the information set forth on Exhibit E attached hereto and a funds flow memorandum setting forth applicable wire instructions (the “Payment Schedule”). At least five Business Days prior to the Closing, the Company shall deliver to Buyer a draft Payment Schedule setting forth in reasonable detail the Company’s good-faith estimates of the information therein requested as of the Closing and shall be prepared in accordance with the applicable provisions of the Company Operating Agreement and this Agreement. At least three Business Days prior to Closing, the Company shall deliver to Buyer the final form of the Payment Schedule setting forth the information requested as of the Closing and prepared in accordance with the applicable provisions of the Company Operating Agreement and this Agreement. All amounts and allocations set forth in the Payment Schedule shall be conclusive and binding upon the Company, the Company Unitholders and the members of HRBeauty Team and neither Parent, Buyer, nor after Closing, the Company shall have any obligation to verify the accuracy of the Payment Schedule. In the event of any inconsistency between the Payment Schedule and any provision of the Company Operating Agreement, the HRBeauty Team LLC Agreement, the HRBeauty Team Equity Plan or any other document, the Payment Schedule shall control in all respects. Notwithstanding anything to the contrary in this Agreement, the parties and the Sellers acknowledge and agree that Buyer and each of its Affiliates shall be entitled to rely on the Payment Schedule as setting forth a true, correct and complete listing of all items set forth therein, and neither Buyer nor any of its Affiliates shall have any liability or obligation to any Person, including the Sellers or the Sellers’ Representative, for any liabilities arising from or relating to errors, omissions or inaccuracies in calculating the portion of the Aggregate Consideration, Additional Cash Consideration or other amounts to be received by each Seller pursuant to this Agreement or any other errors, omissions or inaccuracy in the Payment Schedule. The Payment Schedule shall provide that each holder of Team Class P Units shall receive its Team Class P Units Pro Rata Share of HRBeauty Team’s Pro Rata Share of Aggregate Consideration and Additional Cash Consideration in lieu of HRBeauty Team receiving such amounts directly.
Section 6.07Payoff Letters and Invoices. The Company shall obtain and deliver to Buyer and the Debt Financing Sources no later than five (5) Business Days prior to the Closing Date, accurate and complete copies of: (a) customary payoff letters, in form and substance reasonably satisfactory to Buyer and the Debt Financing Sources (each, a “Payoff Letter”) with respect to any Indebtedness (x) for borrowed money of the Company, (y) that is guaranteed by the Company or (z) that is secured by a Lien on the Company Units or any asset or property of the Company, if any (any such Indebtedness, “Covered Indebtedness”); and (b) customary lien releases relating to the Covered Indebtedness in form and substance (in recordable form if applicable) sufficient to evidence the complete discharge and termination of all Liens relating to the Covered Indebtedness, including UCC-3 financing statements and intellectual property releases. In addition, the Company shall obtain and deliver to Buyer no later than two (2)

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Business Days prior to the Closing Date, accurate and complete copies of invoices from each advisor or other service provider to the Company, dated no more than three (3) Business Days prior to the Closing Date, with respect to all Unpaid Company Transaction Expenses to be due and payable to such advisor or other service provider, as the case may be, as of such date (each, an “Invoice”).
Section 6.08Transfer of Teams Class O Unit and Excluded Assets. At least one day prior to the Closing, the Company shall have transferred the Team Class O Unit held by the Company to the Sellers’ Representative (or another Person designated by the Sellers’ Representative and reasonably acceptable to Buyer), such that as of immediately prior to the Closing the Company shall not own or hold any interest in HRBeauty Team. Notwithstanding anything to the contrary in this Agreement, at any time during the Interim Period, the Company shall be permitted to assign the Excluded Assets to Hailey Rhode Bieber or an Affiliate of Hailey Rhode Bieber, provided that the Sellers will be solely responsible for any Taxes and other costs, liabilities or obligations relating to such assignment and fully indemnify the Buyer and its Affiliates (including the Surviving Company after the Closing) for any such Taxes or other costs, liabilities or obligations; provided, further, that the assignment of the Assignable Trademarks (as defined in Schedule 1.01(c)) shall not prevent Buyer’s or any of its Affiliates’ right to use the rhode Trademark on a standalone basis for any purpose.
Section 6.09Interim Period Financial Statements. During the Interim Period, the Company shall use commercial reasonable efforts to prepare, have reviewed by the Company’s independent auditor and deliver to Buyer by no later than August 15, 2025, (a) the unaudited consolidated interim balance sheet of the Company as of each of the Balance Sheet Date and March 31, 2024 and the related unaudited consolidated interim statements of income, changes in members’ equity and cash flows for each of the three month periods ended on the Balance Sheet Date and March 31, 2024; and (b) the unaudited consolidated interim balance sheet of the Company as of June 30, 2025 and the related unaudited consolidated interim statements of income, changes in members’ equity and cash flows for the six month period ended on June 30, 2025 ((a) and (b) collectively, the “Interim Period Financial Statements”). The Interim Period Financial Statements shall be prepared in accordance with GAAP. During the Interim Period, the Company shall use commercial reasonable efforts to cooperate, and shall direct its independent auditors to reasonably cooperate, with Buyer in connection with the preparation of the Interim Period Financial Statements and any pro forma financial statements that are derived in part from the Interim Period Financial Statements or other financial statements of the Company and shall provide Buyer with a reasonable opportunity to consult with the Company and its Representatives, including its independent auditors, from time to time during the Interim Period, with respect to the progress of the preparation and review of such Interim Period Financial Statements or pro forma financial statements.
Article 7.
ADDITIONAL COVENANTS OF THE PARTIES
Section 7.01Reasonable Best Efforts.
(a)Upon the terms and subject to the conditions set forth in this Agreement and provided that at all times the provisions of Section 7.02 shall govern the matters set forth therein, Buyer, on the one hand, and the Company and Sellers, on the other hand, shall use reasonable best efforts to take all actions, and to do, or cause to be done all things, reasonably necessary, proper or advisable under Applicable Laws or contractual obligations to consummate and make effective the Transactions as promptly as reasonably practicable, including satisfaction, but not waiver, of the conditions to Closing set forth in Article 8.
(b)In furtherance of, and not in limitation of Section 7.01(a), as promptly as practicable after the execution of this Agreement, each party (i) shall make all filings and give all notices that are or may be required or advisable to be made and given by such party in connection with the Merger and the other Transactions and (ii) shall use reasonable best efforts to obtain all Consents which are or may be required to be obtained (pursuant to any Applicable Law, Contract, or otherwise) by such party in connection with the Merger and the other Transactions. Each party shall, upon request of another party and to the extent permitted by Applicable Law or applicable Contract, promptly deliver to such other party a copy of each such filing made, each such notice given and each such Consent obtained by it. Notwithstanding the foregoing, nothing in this Agreement shall require Parent, Buyer, the Company or any Seller to agree to

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amend or modify any Contract or pay any fee to any third party or Governmental Authority (including filing or other fees payable to Governmental Authorities), or incur any costs and expenses of any third party resulting from the taking of any such actions or the doing of any such things, in each case, unless required by the express terms of any such Contract and except as expressly contemplated pursuant to this Agreement.
(c)Unless prohibited by a restraining order, preliminary or permanent injunction or other Order issued by any Governmental Authority of competent jurisdiction, if requested by Buyer in writing, within five (5) Business Days following the date the Company receives such notice, the Company shall exercise its rights pursuant to Section 6.11 of the Company Operating Agreement and execute this Agreement and the Written Consent on behalf of each Bring-Along Seller.
Section 7.02Regulatory Filings.
(a)In furtherance and not in limitation of the terms of Section 7.01(a) and Section 7.01(b), each of Buyer, the Sellers and the Company will, and will cause their respective Affiliates, if applicable, to the extent required in the reasonable judgment of counsel to Buyer and the Company, to use their respective reasonable best efforts to file with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act as promptly as practicable following the date of this Agreement, but in no event later than twenty-five (25) Business Days after the date hereof. Each of Buyer, the Sellers and the Company will (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate, if applicable) with the others in the making of such filings, (B) use its respective reasonable best efforts to supply the others (or cause the others to be supplied) with any information that may be required in order to make such filings, (C) use its respective reasonable best efforts to supply (or cause the others to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing, form, or submission is made, (D) use its respective reasonable best efforts to take all action necessary to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger and (2) obtain any required consents pursuant to any Antitrust Laws applicable to the Merger, in each case as soon as practicable, and (E) where reasonably practicable, prior to independently participating in any material meeting or engaging in any substantive conversation with any Governmental Authority where such meeting or conversation is substantially related to any such filings or investigations relating thereto, provide notice to Sellers’ Representative (on behalf of the Sellers) or Buyer, as applicable, of such meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity for Sellers’ Representative (on behalf of the Sellers) or Buyer, as applicable, to attend or participate. Buyer (and its Affiliates, if applicable), on the one hand, and the Sellers’ Representative (on behalf of the Sellers) and the Company (and its Affiliates), on the other hand, will promptly inform the other of any communication from any Governmental Authority regarding the Merger in connection with such filings. If any party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, then such party will use reasonable best efforts to make (or cause to be made), as soon as reasonably practicable and after consultation with the other parties, an appropriate response in response to such request. Notwithstanding the foregoing, in connection with the performance of each party’s respective obligations, Buyer, the Sellers and the Company may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 7.02(a) as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (Buyer, the Sellers or the Company, as the case may be) or its legal counsel.
(b)(i) Following the meaningful consultation with and good faith consideration of the views of the Company and the Sellers’ Representative as contemplated by Section 7.02(a), Buyer shall have the exclusive right to make all strategic and tactical decisions as to the manner in which to obtain from any Governmental Authority under the HSR Act or any other applicable Antitrust Laws, and to determine any actions or non-actions, consents, approvals, authorizations, clearances or orders required to be obtained

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by Buyer, the Sellers or the Company or any of their respective Affiliates in connection with the consummation of the Transactions, (ii) Buyer and its Representatives shall have no obligation to share with the Sellers, the Sellers’ Representative, the Company or any of their respective Representatives (other than outside antitrust counsel) any nonpublic information, data or materials about any of the businesses or operations of Buyer and its Affiliates and (iii) the Sellers, the Sellers’ Representative and the Company will not, nor will they permit any of their respective Representatives to make any communications with, or proposals relating to, or enter into, any understanding, undertaking or agreement with, any Governmental Authority relating to the Transactions without Buyer’s prior review and approval. Any such provisions of information, rights to participate or consultations between the parties may be made on a counsel-only or outside counsel-only basis to the extent required under Applicable Law or as appropriate to maintain attorney-client or other privilege.
(c)Notwithstanding anything to the contrary in this Agreement, none of Parent, Buyer or any of their respective Subsidiaries shall be required to, offer, agree, commit, undertake, or otherwise take any action to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, Parent, Buyer, or any Subsidiary of any of the foregoing, or (ii) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company, Parent, Buyer, or any Subsidiary of Parent or Buyer in any manner (together a “Restrictive Action”), in each case unless such Restrictive Action would not (A) materially reduce the benefits or advantages Buyer and/or its Affiliates expect to receive from the Transactions or (B) impact Buyer or any of its Affiliates (including, after the Closing, the Surviving Company) in a manner or amount that is material relative to the value of the Company. In addition, the Company may not offer, agree, commit, undertake, or become subject to any Restrictive Action without the prior written consent of Buyer. In addition, the Company may not offer, agree, commit, undertake, or become subject to any Restrictive Action without the prior written consent of Buyer; provided, that if requested by Buyer, the Company will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any Restrictive Action so long as such Restrictive Action is only binding on the Company in the event the Closing occurs.
Section 7.03Confidentiality; Public Announcements.
(a)Buyer (and its Affiliates) and the Company hereby acknowledge and agree to continue to be bound by the confidentiality provisions set forth in the Non-Disclosure Agreement until the Closing. Each Seller and the Sellers’ Representative agrees that such Person shall be bound by the terms and subject to the conditions of the Non-Disclosure Agreement during the Interim Period as if such Person was a party to the Non-Disclosure Agreement and a Recipient of Confidential Information (each as defined in the Non-Disclosure Agreement) thereunder.
(b)(1) Except with the prior written consent of Buyer, each Seller and the Sellers’ Representative agrees, for a period of five years following the Closing, to (i) keep confidential and not disclose (other than to its Representatives) with a bona fide need to know (provided that such Persons have agreed to or are otherwise bound by the confidentiality restrictions contained herein): (A) the terms and conditions and existence of this Agreement, any other Ancillary Agreements and the Transactions; and (B) all Company Confidential Information obtained by such Seller or its Representatives; and (ii) not to use any such Company Confidential Information in any manner whatsoever, except, in each case, to the extent that (x) any such information is reasonably necessary for enforcing such Seller’s or the Sellers’ Representative’s rights under this Agreement (or under any agreement entered into in connection with this Agreement) or is disclosed to any Governmental Authority in connection with any Proceeding involving a dispute between such Seller or the Sellers’ Representative, on the one hand, and Buyer, on the other; or (y) such Seller or the Sellers’ Representative is required by any Applicable Law, stock exchange or stock market requirement, or legal process, to divulge or disclose any such information (in which case the Seller or the Sellers’ Representative, as applicable, shall, to the extent legally permissible, promptly notify Buyer in advance of disclosing such information and use commercially reasonable efforts to cooperate with Buyer to limit such disclosure to the extent permitted under any Applicable Law); (2) except with the prior written consent of the Sellers’ Representative, Parent, Buyer and the Surviving Company agree, for a period of two years following the Closing, to (i) keep confidential and not disclose (other than to its Representatives) with a bona fide need to know (provided that such Persons have agreed to or are otherwise bound by the confidentiality restrictions contained herein) all Seller Confidential Information

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obtained by Parent, Buyer and the Company; and (ii) not to use any such Seller Confidential Information in any manner whatsoever other than for purposes of business or employment relationships with the applicable Seller or its Affiliate, except, in the case of each of (i) and (ii), to the extent that (x) any such information is reasonably necessary for enforcing Parent, Buyer or the Company’s rights under this Agreement (or under any agreement entered into in connection with this Agreement) or is disclosed to any Governmental Authority in connection with any Proceeding involving a dispute between a Seller, on the one hand, and Buyer or any of its Affiliates (including the Surviving Company), on the other; or (y) Parent, Buyer or the Surviving Company is required by any Applicable Law, stock exchange or stock market requirement, or legal process, to divulge or disclose any such information (in which case Buyer shall, to the extent legally permissible, promptly notify the applicable Seller in advance of disclosing such information and use commercially reasonable efforts to cooperate with the applicable Seller to limit such disclosure to the extent permitted under any Applicable Law); provided that, the foregoing obligations set forth in items (1) and (2) above shall not apply to information to the extent such information (I) is or becomes generally available to the public (including as a result of SEC reporting obligations), so long as such public disclosure is not as a result of any direct or indirect disclosure by the parties (not including Buyer’s SEC reporting obligations), (II) was received from a source other than the parties hereto or their respective Representatives; provided that in the case of (II), the source was not bound by a confidentiality obligation with or other contractual obligation with respect to such information, (III) was independently developed by the party or any of its Representatives without use of or reference to the Company Confidential Information, in the case of the Sellers, or the Seller Confidential Information, in the case of Parent, Buyer and the Company, or (IV) in respect of the obligations in (2) only, was known to, or was in the possession of, Buyer, Parent, the Company or any of their respective Representatives prior to receipt from a Seller or any of its Representatives without being subject to confidentiality restrictions with respect to such information.
(c)Buyer and the Company shall mutually agree in writing in advance with respect to the content of any initial press release concerning the Transactions. The Sellers and the Company, on the one hand, and Parent and Buyer, on the other hand, shall not, and each such party shall cause its respective Representatives not to, directly or indirectly, issue any press release or other public statement (including through social media and other online platforms) relating to the terms of this Agreement or the Transactions or use the other parties’ names or refer to the other parties directly or indirectly in connection with the relationship established hereby in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media or social media, whether or not in response to an inquiry, without the prior written approval of Buyer (in the case of a proposed communication by the Company or any Seller) or the Sellers’ Representative (in the case of a proposed communication by Parent or Buyer) (in each case, such approval not to be unreasonably withheld, conditioned or delayed) unless to the extent required by Applicable Law, in which case such party shall advise the other parties of any such requirement and the parties shall use reasonable best efforts to cause a mutually agreeable press release or other public statement to be issued. Notwithstanding anything herein or in the Non-Disclosure Agreement, (i) Parent and Buyer may issue such press releases or make such other public statements regarding this Agreement or the Transactions as Parent and Buyer may, in its reasonable discretion, determine after, to the extent practicable, consultation with the Sellers’ Representative, (ii) Parent and Buyer may make public statements with respect to this Agreement and the Transactions, including their effect on Parent’s and Buyer’s business and their financial projections, with investors, analysts and financing sources, including on its periodic earnings calls and in any “road show,” and any public disclosure as required by any Governmental Authority as Buyer may determine without prior consultation with the Sellers’ Representative, (iii) following the Closing Date, Buyer and Parent may make such public communications regarding this Agreement or the Transactions as Buyer or Parent may determine is reasonably appropriate; provided, that such communications shall not include any Seller Confidential Information and (iv) following the Closing Date, the Sellers may make such public communications regarding this Agreement or the Transactions as such Seller may determine is reasonably appropriate that are consistent with previous press releases of public announcements and other public disclosures made by Parent, Buyer or the Company in compliance with this Section 7.03; provided, that such communications shall not include any Company Confidential Information.

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Section 7.04Indemnification of Directors and Officers.
(a)The Surviving Company shall, and Buyer shall cause the Surviving Company to, honor and fulfill in all respects for a period of at least six (6) years after the Closing, the obligations of the Surviving Company to Persons who on or prior to the Closing are or were directors, managers and/or officers of the Company (the “Company D&O Indemnified Parties”) pursuant to any exculpation, indemnification and or advancement of expenses provisions under the Company Operating Agreement as in effect as of the date of this Agreement and pursuant to any indemnification or other agreements between the Company and any such Company D&O Indemnified Party existing as of the date of this Agreement, in each case which true and complete copies of which have been made available to Buyer (the “Company Indemnification Obligations”) with respect to claims arising out of matters occurring at or prior to the Closing whether asserted or claimed prior to, at or after the Closing (including in respect of any matters arising in connection with this Agreement and the Transactions); provided, however, that the foregoing obligations shall be subject to any limitation imposed by Applicable Law.
(b)As of the Closing, the Company shall obtain “tail” insurance policies with a claims period of six (6) years from the Closing Date (the “D&O Tail Policy”) on the existing policy of the Company’s directors’ and officers’ liability insurance, in a form mutually acceptable to the Company and Buyer (Buyer’s approval not to be unreasonably withheld, conditioned or delayed), covering claims arising from facts or events that occurred at or prior to the Closing (including in connection with this Agreement and the Transactions) and covering each Company D&O Indemnified Party who is covered as of the Closing by the D&O Tail Policy on terms with respect to coverage, retentions, deductibles, exclusions, and amounts that are no less favorable than those terms in effect on the date hereof on terms and conditions no less advantageous than the D&O Tail Policy. The D&O Tail Policy will be the primary obligor for any claims by the Company D&O Indemnified Parties under this Section 7.04, and the Company D&O Indemnified Parties shall seek recovery from the D&O Tail Policy (if and to the extent available) prior to seeking recourse from Parent, Buyer, the Surviving Company or their respective successors pursuant to the Company Indemnification Obligations. Buyer shall cause the Surviving Company and its successors and assigns not to cancel or reduce the D&O Tail Policy and continue to honor the obligations thereunder in accordance with its terms, to the extent permitted by Applicable Law, from and after the Closing. In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys fifty percent (50%) or more of its properties and other assets to any Person (including by liquidation, dissolution or assignment for the benefit of creditors or similar action), then, and in each such case, the Surviving Company, as the case may be, shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.04.
(c)The provisions of this Section 7.04 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Company D&O Indemnified Party and his or her heirs and personal representatives, each of whom is an intended third-party beneficiary of this Section 7.04, and nothing in this Agreement shall affect any indemnification rights that any such Company D&O Indemnified Party and his or her heirs and personal representatives may have under the Company Indemnification Obligations, including all amendments and/or restatements thereto, or any Contract or Applicable Law.
Section 7.05RWI Policy. Except in the case of Fraud, Buyer acknowledges and agrees that the RWI Policy to be obtained by Buyer at Buyer’s sole cost (whether or not such RWI Policy is actually obtained or is sufficient to cover the applicable Damages) shall be the sole and exclusive remedy of Buyer, Parent, and their respective Affiliates (including, from and after the Closing, the Surviving Company) and the Buyer Related Parties, in law, equity or otherwise, arising out of, or related to any inaccuracy or breach of any representation or warranty of the Sellers or the Company contained in this Agreement or in any certificates delivered with respect thereto, and Buyer, Parent, and their respective Affiliates (including, from and after the Closing, the Surviving Company), the Buyer Related Parties and the insurers under the RWI Policy shall have no recourse against any Seller or other Seller Related Party with respect thereto, except in the case of Fraud, Buyer agrees that it shall cause the RWI Policy to expressly exclude rights of subrogation, contribution, assignments and other rights of recovery against the Sellers and the other Seller Related Parties except in the case of Fraud (the “Subrogation Waiver”). The

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Subrogation Waiver shall not be amended, restated, supplemented, modified or altered, or any terms thereof waived without the prior written consent of the Sellers’ Representative (which such consent shall be in Sellers’ Representative’s sole and absolute discretion). The failure of Buyers to obtain the RWI Policy shall not release Buyer of any of its obligations pursuant to this Agreement, including its obligation to consummate the Transaction.
Section 7.06Restrictions on Parent Stock; Shelf Registration.
(a)The Parent Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act (by reason of Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. The Parent Stock to be issued pursuant to the terms of this Agreement will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws or (ii) an exemption from such registration exists and Parent receives an opinion of counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws. The Parent Stock issued hereunder shall, if certificated, bear an appropriate legend (or if held in book-entry form, will be noted) with respect to such restrictions.
(b)Prior to the Closing, Parent shall (i) prepare a shelf registration statement on Form S-3 or, if Form S-3 is not available to Parent, another appropriate form (including any amendments or supplements, the “Registration Statement”) and the prospectus (including any amendments or supplements, the “Prospectus”) forming part of the Registration Statement in compliance with Rule 415 under the Securities Act covering the resale on a continuous basis of all of the Registrable Securities from time to time after the Closing Date by and pursuant to any method or combination of methods legally available to the Holders of Registrable Securities and (ii) submit such Registration Statement to the Sellers’ Representative at least five (5) days prior to filing, for the Sellers’ Representative’s review and shall consider any reasonable comments of the Sellers’ Representative on such Registration Statement.
(c)Promptly (and in any event within three (3) Business Days) following the Closing Date, Parent shall file with the SEC, and use reasonable best efforts to cause to be declared effective as soon as reasonably practicable after filing, the Registration Statement (including the Prospectus forming part of the Registration Statement). Such Registration Statement shall be an “automatic resale registration statement” as defined pursuant to Rule 462(e) if Parent so qualifies, and to the extent Parent does not so qualify, Parent shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such Registration Statement is filed with the SEC. Parent shall use reasonable best efforts to cause the Registration Statement to be continuously effective (subject to Section 7.06(e)), and maintain and update the Registration Statement and the Prospectus as necessary, for a period of one year following the Closing Date or, if sooner, the date on which all shares of Parent Stock subject to the Registration Statement cease to be Registrable Securities hereunder.
(d)As a condition to its obligations under Section 7.06(b), Parent may require each Holder of Registrable Securities as to which any registration is being effected to (i) furnish Parent with such information regarding such Person that is necessary to satisfy the disclosure requirements relating to the registration and the distribution of such securities under the Securities Act and the rules and regulations promulgated thereunder as Parent may from time to time reasonably request in writing, including a properly completed and executed Selling Holder Questionnaire and (ii) promptly notify Parent in writing of any changes in the information set forth in the applicable Registration Statement after it is prepared regarding the Holder of Registrable Securities. The Registration Statement and Prospectus shall only include the Registrable Securities of holder of Parent Stock for whom Parent has received properly completed Selling Holder Questionnaires on or before the Closing Date. None of the information supplied (or to be supplied) by or on behalf of any of the Holders of Registrable Securities for inclusion or incorporation by reference in the applicable Registration Statement or Prospectus will, at the time the

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Registration Statement is declared effective under the Securities Act (or with respect to any post-effective amendments or supplements thereto, at the time such post-effective amendments or supplements become effective under the Securities Act), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. For the purposes of this Section 7.06, a “Holder of Registrable Securities” refers solely to a holder of Registrable Securities as of or following the Closing Date.
(e)Parent shall have the right at any time, upon written notice (with immediate effect) to the Holders of Registrable Securities (each, a “Blackout Notice”), to (i) delay the filing of the Registration Statement or a request for acceleration of the effective date, or (ii) suspend the Registration Statement after effectiveness and require that the Holders of Registrable Securities immediately cease sales of shares pursuant to any Registration Statement in the event, in the case of clause (i) or (ii), that (A) Parent is or may be in possession of material non-public information, the disclosure of which, in the good faith judgment of Parent, in the Registration Statement would be harmful to the interests of Parent and its stockholders and the failure of which to disclose in the Registration Statement, in the good faith judgment of Parent’s outside legal counsel, would reasonably be expected to result in a violation of securities laws or (B) any other event occurs that, in the good faith judgment of Parent’s outside legal counsel, makes any statement of a material fact made in such Registration Statement, including any document incorporated by reference therein, untrue or that requires the making of any additions or changes in such Registration Statement in order to make the statements therein not misleading; provided, however, that Parent may not suspend the filing or effectiveness or use of the Registration Statement for more than forty-five (45) consecutive calendar days and not more than ninety (90) total calendar days in the aggregate, in each case during any twelve (12) month period. If Parent suspends the Registration Statement and requires the Holders of Registrable Securities to cease sales of shares pursuant to this Section 7.06(d), Parent shall, as promptly as reasonably practicable following the termination of the circumstance which entitled Parent to do so, take such actions as may be reasonably necessary to file or reinstate the effectiveness of such Registration Statement and give written notice to all Holders of Registrable Securities authorizing them to resume sales pursuant to such Registration Statement. If as a result thereof the Prospectus included in any Registration Statement has been amended to comply with the requirements of the Securities Act, Parent shall enclose such revised Prospectus with the notice to Holders of Registrable Securities given pursuant to this Section 7.06(d), and the Holders of Registrable Securities shall make no offers or sales of shares pursuant to such Registration Statement other than by means of such revised Prospectus. Parent need not specify the nature of the event giving rise to any delay or suspension in any notice to Holders of Registrable Securities and shall not include any material nonpublic information regarding the reason for the suspension in any such notice.
(f)Parent shall:
(i)provide written notice to each Holder of Registrable Securities within two Business Days of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;
(ii)use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement as promptly as reasonably practicable;
(iii)pay all registration fees under the Securities Act, all printing expenses and all fees and disbursements of Parent’s legal counsel, Parent’s independent registered public accounting firm and any other persons retained by Parent, and any other expenses incurred by Parent, in connection with the performance of Parent’s obligations under this Section 7.06; and
(iv)use its reasonable best efforts, upon request of any Holder of Registrable Securities, to, subject to compliance with applicable securities laws, (A) cause the removal of the restrictive legends from any shares of Parent Stock being sold under the Registration Statement or pursuant to Rule 144 at the time of such sale of shares of Parent Stock and (B) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent for the Parent Stock in connection with the removal of such restrictive legends.

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Section 7.07NYSE Listing. Prior to the Closing, Parent shall file a Supplemental Listing Application (or such other form as may be required by NYSE) with NYSE with respect to the shares of Parent Stock to be issued in connection with the Transactions and shall use reasonable best efforts to cause such shares to be approved for listing before the Closing Date.
Section 7.08Financing.
(a)Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Debt Financing on the terms and conditions (including any “flex” provisions in the Debt Commitment Letter) described in the Debt Commitment Letter (or on such other terms that are acceptable to both Buyer and the Debt Financing Sources to the extent in compliance with Section 7.08(c)), including using commercially reasonable efforts to: (i) subject to amendments, modifications or replacements of the Debt Commitment Letter permitted by clauses (c) and (d) below of this Section 7.08, maintain in effect the Debt Commitment Letter from the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, in each case, in accordance with the terms and subject to the conditions thereof; (ii) comply in all material respects with all conditions and covenants applicable to Buyer and within its control in the Debt Commitment Letter; (iii) negotiate and enter into definitive agreements with respect to the Debt Financing in an aggregate amount, when taken together with the cash and cash equivalents available to Parent, Buyer and each of their respective Subsidiaries, not less than the Required Amount; and (iv) satisfy all conditions to such definitive agreements that are applicable to Buyer and within its control and consummate the Debt Financing at or prior to the Closing, including using commercially reasonable efforts to enforce its rights under the Debt Commitment Letter and to cause the Debt Financing Sources to fund the Debt Financing.
(b)Upon the reasonable written request of the Sellers’ Representative, Buyer shall keep the Sellers’ Representative informed on a reasonably current basis and in reasonable detail of the status of its efforts to obtain the Debt Financing. Without limiting the generality of the foregoing, Buyer shall give the Sellers’ Representative prompt written notice (i) of any material default or material breach (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material default or material breach) by any party to the Debt Commitment Letter or definitive document related to the Debt Financing of which Buyer becomes aware, (ii) of the receipt of any written notice or other communication from any Debt Financing Source with respect to any (A) actual or potential default, breach, termination or repudiation by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing or (B) material dispute or disagreement between or among any parties to the Debt Commitment Letter or any definitive document related to the Debt Financing, and (iii) of the occurrence of an event or development that would reasonably be expected to have a material and adverse impact on the ability of Buyer to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter or the definitive documents related to the Debt Financing.
(c)Buyer shall not permit any amendment or modification to be made to, or consent to any waiver of any provision or remedy available to it under, the Debt Commitment Letter, if such amendment, modification or waiver (i) reduces the aggregate amount of the Debt Financing contemplated in the Debt Commitment Letter (including by changing the amount of fees to be paid or original issue discount), such that, when taken together with cash and cash equivalents available to Parent, Buyer and each of their respective Subsidiaries, the aggregate amount of Debt Financing would be less than the Required Amount, (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (A) materially delay or prevent the Closing or (B) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing materially less likely to occur or (iii) adversely impacts in any material respect the ability of Buyer to enforce its rights against the other parties to the Debt Commitment Letter. Any reference in this Agreement to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as amended or modified in compliance with this Section 7.08(c), and “Debt Commitment Letter” shall include such document as amended or modified in compliance with this Section 7.08(c).
(d)If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter and such portion of the Debt Financing is required for

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Buyer to consummate the Transactions, Buyer shall promptly notify the Sellers’ Representative and shall use its commercially reasonable efforts to arrange and promptly obtain alternative financing from alternative sources (including taking into account the flex provisions in the Debt Commitment Letter) which does not include any conditions to the consummation of such alternative financing that are materially more onerous, taken as a whole than the conditions set forth in the Debt Commitment Letter and in an amount, when taken together with any remaining portion of the Debt Financing and cash and cash equivalents available to Parent, Buyer and each of their respective Subsidiaries, not less than the Required Amount (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (together with any related fee letter, the “New Debt Commitment Letter”), a true, complete and correct copy of which shall be provided by Buyer (which, in the case of any associated fee letter, may be customarily redacted with respect to fee amounts, pricing and other economic terms that do not adversely affect availability or conditionality of the Alternate Debt Financing or reduce the amount of the Alternate Debt Financing) to the Sellers’ Representative promptly and in any event within one (1) Business Days after Buyer obtains it. In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Debt Financing” shall mean, with respect to the Alternate Debt Financing, the debt financing contemplated by the New Debt Commitment Letter, and (ii) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include both the Debt Commitment Letter to the extent not superseded by the New Debt Commitment Letter at the time in question and the New Debt Commitment Letter to the extent then in effect. Buyer acknowledges and agrees that the obtaining of the Debt Financing or any Alternate Debt Financing is not a condition to its obligations to consummate the Closing hereunder.
Section 7.09Financing Cooperation.
(a)Prior to the Closing, (x) with respect to the following clauses (v), (viii) and (ix), the Sellers and the Company shall, and shall cause each of the Company’s Subsidiaries (and use commercially reasonable efforts to cause the Representative) and (y) otherwise, the Sellers and the Company shall use, and shall use their commercially reasonable efforts to cause their respective Representatives to use, their commercially reasonable efforts, in each case, to provide to Buyer all customary cooperation that is reasonably requested in writing by Buyer in connection with the obtaining and arrangement of the Debt Financing, including by (i) causing appropriate senior management of the Company to participate in a reasonable number of lender meetings and due diligence presentations on a telephonic or other remote basis at reasonable times mutually agreed and upon reasonable prior notice to the Company, (ii) furnishing Buyer and the Debt Financing Sources with the financial information regarding the Company, including historical audited and un-audited annual and quarterly consolidated balance sheets and related statements of income and cash flow, (iii) assisting Buyer with Buyer’s preparation of (but not executing) any documents contemplated by the Debt Financing, any other customary definitive documents relating to the Debt Financing, any certificates and schedules related thereto and otherwise reasonably assist in facilitating the pledging of collateral contemplated by the Debt Financing as reasonably requested by Buyer, (iv) assisting Buyer and the Debt Financing Sources with the preparation of customary lender presentations, bank information memoranda and similar customary marketing documents in connection with the Debt Financing, (v) providing at least four (4) Business Days prior to the Closing Date, all documentation and other information about the Company that shall have been reasonably requested by the Debt Financing Sources in writing at least nine (9) Business Days prior to the Closing Date in connection with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act (it being understood and agreed that this clause (v) shall not be subject to any “commercially reasonable efforts” qualifier contained in this Section 7.09), (vi) timely delivering any required prepayment or redemption notices with respect to the Covered Indebtedness and providing any Payoff Letters with respect thereto in accordance with Section 6.07, (vii) taking reasonable corporation actions, subject to the occurrence of the Closing, necessary to permit the consummation of the Debt Financing, (viii) prior to the Closing, the Company shall furnish to Buyer and its Debt Financing Sources the Required Information (it being understood and agreed that this clause (viii) shall not be subject to any “commercially reasonable efforts” qualifier contained in this Section 7.09) and (ix) provide executed authorization letters to the Debt Financing Sources authorizing the distribution to prospective lenders or investors (it being understood and agreed that this clause (ix) shall not be subject to any “commercially reasonable efforts” qualifier contained in this Section 7.09); provided, that other than as set forth in clauses (v), (viii) and (ix) above, that in no event shall the Company or Seller be required (A) to furnish any information (x) which is not prepared by the Company or Seller in the ordinary course of business, unless such information is readily available,

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customarily provided for debt financings or could be prepared by the Company or Seller without undue burden or expense, or (y) with respect to a month or fiscal period that has not yet ended or has ended less than 60 days prior to the date of such request or (B) to prepare any financial information in compliance with Regulation S-X.
(b)Notwithstanding anything to the contrary contained herein, nothing in this Section 7.09 shall require any such cooperation or assistance to the extent that it would: (i) require the Company or Seller or any of their respective Representatives to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses prior to the Closing Date, or incur any liability or give any indemnities to any third party or otherwise commit to take any similar action, in each case, that is not contingent on the Closing or, in the case of normal costs, for which it is not reimbursed or indemnified by Buyer, in each case with respect to such reimbursement or indemnification, in accordance with, and subject to the limitations set forth in, clause (c) below; (ii) unreasonably interfere with the ongoing business or operations of the Company or Seller; (iii) require the Company or Seller to commit to take any corporate action or execute any documentation (other than with respect to authorization letters referred to in Section 7.09(a)(ix) that is effective prior to Closing), in each case, that is not contingent on the Closing; (iv) require the Company or Seller to take any action that would (A) conflict with, violate or result in a breach of or default under any organizational documents of the Company or Seller, any Material Contract or any Applicable Law, (B) require providing access to or disclosing information that the Company or Seller reasonably determines could jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, the Company, after using commercially reasonable efforts to provide such access or disclose such information in a manner that does not jeopardize such attorney-client privilege or other privilege or Seller or (C) require the Company or Seller to change any fiscal period prior to the Closing Date; (v) require any director, manager or equivalent of the Company or Seller to pass resolutions or consents to approve or authorize the execution of any debt financing or the creation of any agreements or documents (other than with respect to authorization letters referred to in Section 7.09(a)(ix) that is effective prior to Closing), or the taking of any actions, in each case in connection therewith, other than to the extent such director, manager or equivalent is continuing in such capacity immediately at and after the Closing; (vi) cause any representation and warranty in this Agreement to be inaccurate or breached; (vii) cause or result in any closing condition to fail to be satisfied; (viii) cause or result in the breach of this Agreement; (ix) require the Company or Seller to prepare or provide any pro forma financial information or any other financial information in a form or subject to a standard different than those provided to Buyer on or prior to the date hereof; (x) subject any director, manager, officer, employee or equity holder of the Company or Seller or any of their respective Affiliates to any actual or potential liability; (xi) require the Company or Seller or any of their respective Representatives to provide any quality of earnings assessment with respect to the business of the Company or Seller; or (xii) require the Company or Seller or any of their respective Representatives to deliver or cause to be delivered any legal opinion or accountants’ cold comfort letters or reliance letters.
(c)Buyer shall (i) promptly upon request by the Company, reimburse the Company or Seller, as applicable, for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable, documented and out-of-pocket legal fees) incurred by the Company or Seller, as applicable, in connection with the cooperation or assistance contemplated by this Section 7.09, other than (A) any ordinary course amounts payable to employees or other Representatives of, or consultants to, the Company with respect to services provided prior to the Closing, (B) any amounts incurred in connection with the Payoff Letters and (C) any other amounts that would have been incurred in connection with the Transactions hereby notwithstanding the Debt Financing (including, for the avoidance of doubt, with respect to the preparation of historical financial statements required by this Agreement), and (ii) indemnify, defend and hold harmless the Company, the Sellers and their Representatives from and against any losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Buyer pursuant to this Section 7.09 and any information used in connection therewith, except to the extent resulting from the Company, the Seller and their Representatives’ bad faith, gross negligence or willful misconduct.
(d)The Company hereby consents to the customary use of the Company’s logos in connection with the Debt Financing; provided such logos shall be used (i) solely in a manner that is not intended or reasonably likely to harm or disparage any of the Company or its reputation or goodwill or (ii) in any other manner as reasonably approved by the Company.

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Section 7.10Release.
(a)Effective for all purposes as of the Closing, each Seller, on behalf of itself and each of its agents, trustees, beneficiaries, directors, officers, Affiliates, Subsidiaries, estate, successors and assigns (each, a “Seller Releasing Party”), hereby irrevocably and unconditionally releases and forever discharges, to the fullest extent permitted by Applicable Law, the Company, Parent and Buyer and each of their respective Subsidiaries, affiliates, directors, officers, employees, representatives, agents, members, stockholders, successors, predecessors and assigns (each, a “Buyer Released Party” and collectively, the “Buyer Released Parties”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, Damages, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, existing or prospective (“Claims”), that such Seller Releasing Party now has or hereafter may have against any or all of the Released Parties, solely to the extent based on facts, whether or not now known, existing on or before the Closing and solely to the extent relating to the Company or its business or such Releasing Party’s status as a holder of any equity or debt of the Company (the “Seller Released Claims”).
(b)Effective for all purposes as of the Closing, each of Buyer and Parent, on behalf of itself, the Company, and each of their respective agents, trustees, beneficiaries, directors, officers, Affiliates, Subsidiaries, estate, successors and assigns (each, a “Buyer Releasing Party” and collectively, the “Buyer Releasing Parties” and, together with the Seller Releasing Parties, collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges, to the fullest extent permitted by Applicable Law, each Seller, and each of their respective Subsidiaries, affiliates, directors, officers, employees, representatives, agents, members, stockholders, successors, predecessors and assigns (each, a “Seller Released Party” and collectively, the “Seller Released Parties” and, together with Buyer Released Parties, collectively, the “Released Parties”) from any and all Claims that such Buyer Releasing Party now has or hereafter may have against any or all of the Seller Released Parties, solely to the extent based on facts, whether or not now known, existing on or before the Closing and solely to the extent relating to the Company and its business, including the pre-Closing operations of the Company (the “Buyer Released Claims” and, together with the Seller Released Claims, the “Released Claims”).
(c)Notwithstanding anything to the contrary contained in this Section 7.10, the Released Claims shall not include, and the Released Parties will remain liable to the Releasing Parties, with respect to, the liabilities and obligations, if any, they may have to the Releasing Parties, (i) pursuant to this Agreement, any Ancillary Agreement, any other agreement or document executed or delivered pursuant to or in connection with this Agreement or the Transactions, (ii) with respect to any Releasing Party that is or was an employee, consultant or other service provider of the Company, for any and all matters relating to such Person’s employment or engagement with the Company, (iii) any rights any Releasing Party may have to indemnification or advancement or reimbursement of expenses under any directors’ liability insurance policy, tail insurance policy or pursuant to the Company Operating Agreement, and (iv) for any claim for Fraud.
(d)Each of Buyer, Parent and each Seller hereby represents and acknowledges that it has read the release in this Section 7.10 and understands its terms, is providing this release knowingly, freely and without coercion and has been given an opportunity to ask questions of the Released Party’s representatives and to consult with independent legal counsel of its own choosing. Each of Buyer, Parent and each Seller further represents that in agreeing to the terms of this release by signing this Agreement, it does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of any Released Party or anyone else with regard to the subject matter, basis or effect of this release or otherwise.
(e)Each of Buyer, Parent and each Seller hereby acknowledges that such party is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF

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EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
(f)Effective for all purposes as of the Closing, each of Buyer, Parent and each Seller waives and relinquishes on behalf of each Releasing Party any rights and benefits which such Releasing Party may have under Section 1542 or any similar statute or common law principle of any jurisdiction. Each of Buyer, Parent and each Seller acknowledges that it may hereafter discover facts in addition to or different from those which such party now knows or believes to be true with respect to the Released Claims, but it is such party’s intention to fully and finally and forever settle and release any and all matters, disputes and differences, known or unknown, suspected and unsuspected, which do now exist or may exist or heretofore have existed between any Releasing Party and any Released Party with respect to the Released Claims. In furtherance of this intention, the releases herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.
Section 7.11Limitation on Acquisitions or Investments. During the Interim Period, neither Parent nor Buyer shall, and shall cause their respective Subsidiaries and Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a controlling interest in, any business or any corporation, partnership, association, or other business organization or division thereof, in each case, that operates in the industries in which the Company operates, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (a) materially increase the risk of any Governmental Authorities successfully seeking or entering an order prohibiting the consummation of the Transactions; (b) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (c) otherwise prevent the consummation of the Transactions.
Article 8.
TAX MATTERS
Section 8.01Flow-Through Returns. The Sellers’ Representative shall prepare or cause to be prepared and file or cause to be filed any U.S. federal, state or local partnership income Tax Returns of the Company (“Flow-Through Returns”) for the Company for all periods ending on or prior to the Closing Date that are filed after the date hereof (such Flow-Through Returns, the “Seller Tax Returns”). Such Flow-Through Returns will be prepared in accordance with the past practice of the Company except as required by Applicable Law and in accordance with Applicable Law at a “more likely than not” or higher standard; provided, however, that no pass-through entity election or other election to cause the Company to bear or pay any Taxes of or attributable to the Sellers shall be made. The Sellers’ Representative shall provide Buyer with a draft of any Seller Tax Return at least thirty (30) days prior to the due date for such Tax Return (taking into account any extensions) for Buyer’s review and shall consider in good faith any comments provided by Buyer. In addition, any item or other aspect (including for the avoidance of doubt any reporting position, election, or accounting method) of or reflected on such Tax Return that could reasonably be expected to give rise to any liability for or adversely affect Buyer or its Affiliates shall be subject to Buyer’s approval, which approval shall not be unreasonably withheld. The Sellers’ Representative shall ensure that (i) the Flow-Through Returns properly report income and loss and other partnership items to HRBeauty Team for those periods during which HRBeauty Team held Company Units, (ii) all income Tax Returns of HRBeauty Team are prepared in accordance with Applicable Law, the Flow-Through Returns and this Agreement and are timely filed, (iii) HRBeauty Team remains in existence as a partnership for U.S. federal and applicable state and local income Tax purposes through such time as all payments of Additional Cash Consideration have been made or it has been determined that no additional payments of Additional Cash Consideration will be made, and (iv) any Team Class P Units in respect of which payments are directed by HRBeauty Team to be made by Buyer under Article 2 remain outstanding as partnership interests therein. The Flow-Through Returns shall be prepared consistently with the analysis described in Section 8.11.
Section 8.02Cooperation on Tax Matters. Buyer and the Sellers’ Representative shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of

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Tax Returns pursuant to this Agreement and any Tax Contest. Buyer, the Company (after the Closing) and the Sellers shall retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates shall be required to disclose to the Sellers’ Representative or the Sellers any consolidated, combined, affiliated or unitary Tax Return which includes Buyer or any of its Affiliates.
Section 8.03Contest Provisions. If, subsequent to the Closing, Parent or the Company receives notice of an income Tax Contest with respect to any Flow-Through Return for the Company for all periods ending on or prior to the Closing Date, then, Parent promptly shall notify the Sellers’ Representative of such notice. The Sellers’ Representative shall control the defense of any such Tax Contest (a “Seller Tax Contest”). The Sellers’ Representative shall (i) keep Buyer fully informed of the progress of any such Seller Tax Contest, (ii) provide Buyer with the opportunity to participate (with its own counsel) in any such Seller Tax Contest at Buyer’s own expense to the extent such Seller Tax Contest could reasonably be expected to give rise to any liability for or adversely affect Buyer or its Affiliates, and (iii) without the prior written consent of Buyer, which shall not be unreasonably withheld, not settle or otherwise resolve, either administratively or after the commencement of litigation, any such Seller Tax Contest to the extent such Seller Tax Contest could reasonably be expected to give rise to any liability for or adversely affect Buyer or its Affiliates.
Section 8.04Straddle Period. For purposes of the determination of “Pre-Closing Income Taxes”: in the case of any Straddle Period, the amount of any Income Taxes of the Company that relate to the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date.
Section 8.05Certain Tax Elections.
(a)Unless otherwise agreed in writing by the Sellers’ Representative and Buyer, the Company shall make an election under Section 6226(a) of the Code (or any successor or comparable election under federal Tax law and any similar provision of state, local or non-U.S. Applicable Law) for any Pre-Closing Tax Period and the Sellers’ Representative and the Sellers shall, and shall cause their Affiliates to, take any actions such as filings, disclosures and notifications necessary to effectuate such election or elections.
(b)The Company shall have in place or make an election under Section 754 of the Code (and any corresponding provision of state or local Applicable Law) with respect to any tax period that includes the Closing Date.
Section 8.06Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne 50% by Buyer and 50% by the Sellers (excluding, for the avoidance of doubt, any such Taxes incurred in connection with the assignment of the Excluded Assets). The Person that is required by Applicable Law to file any Tax Returns required to be filed in connection with any Transfer Taxes shall prepare and file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to such Transfer Taxes. The Sellers’ Representative and Buyer shall reasonably cooperate in connection with the preparation and filing of such Tax Returns and, if required by Applicable Law, join in the execution of such Tax Returns.
Section 8.07Intended Tax Treatment and Purchase Price Allocation.
(a)Buyer and the Sellers agree that for U.S. federal (and applicable state and local) income Tax purposes, (i) Buyer’s acquisition of the Company is intended be treated in accordance with IRS Revenue Ruling 99-6, Situation 2 such that, as to Buyer, such acquisition shall be treated as a taxable purchase of all of the assets of the Company and, as to the Sellers, such acquisition shall be treated as a sale of partnership interests in the Company, (ii) the Company shall terminate as a partnership under

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Section 708 of the Code as of the Closing Date, (iii) any payments of the Additional Cash Consideration to the Sellers are intended to be treated as additional consideration paid for the Company Units, (iv) at no time has the Company been treated as or will the Company be treated as a partner in HRBeauty Team, and (v) any payments made by Buyer to the holders of Team Class P Units pursuant to Section 2.07(b) or otherwise in connection with this Agreement are for administrative convenience only and at the direction of HRBeauty Team and shall be treated as paid to HRBeauty Team in its capacity as a Seller and then distributed by HRBeauty Team to such holders of Team Class P Units in respect of their Team Class P Units.
(b)Buyer and the Sellers agree to allocate the Aggregate Consideration and Additional Cash Consideration, if applicable (and any other amounts treated as consideration for the assets of the Company for applicable tax purposes) among the assets of the Company in accordance with the methodology set forth on Exhibit F (such allocation, the “Allocation” and such methodology, the “Allocation Methodology”). Within sixty (60) days following the determination of the Aggregate Consideration under Section 2.12, Buyer shall deliver to the Sellers’ Representative a draft Allocation prepared consistently with the Allocation Methodology. The Sellers’ Representative shall have sixty (60) days following the receipt of the Allocation to review and comment in writing on the Allocation. If the Sellers’ Representative does not object as contemplated by the following sentence to the Allocation during such period, the Allocation, as prepared by Buyer, shall become final and binding on the Parties. If the Sellers’ Representative notifies Buyer in writing within sixty (60) days following the receipt of such Allocation that the Sellers’ Representative objects to any items reflected in such Allocation (which shall include the basis for any such objection, in reasonable detail, and proposed changes), Buyer and the Sellers’ Representative shall discuss such disputed items in good faith; provided, however, that if Buyer and the Sellers’ Representative are unable to resolve any dispute with respect to the Allocation within sixty (60) days following the delivery of Allocation to the Sellers’ Representative, the disputed items shall be resolved by the Designated Accounting Firm, based on the same procedures and principles set forth in Section 2.12(b)(v), mutatis mutandis, and in any case consistently with the Allocation Methodology, and such determination shall be final, conclusive and binding upon the Parties.
(c)To the extent amounts are paid to Sellers under Section 2.12, such amounts shall be treated as adjustments to the Aggregate Consideration for U.S. federal (and applicable state and local) tax purposes and the Allocation shall be updated consistently with the Allocation Methodology and the procedures set forth in Section 8.07(b).
(d)Buyer, the Company and the Sellers shall each (and their respective Affiliates shall) prepare and file all Tax Returns in a manner consistent with the Tax treatment described in Section 8.07(a) and the Allocation, as determined pursuant to Section 8.07(b).
Section 8.08Section 1446(f) Statement. At least twenty (20) Business Days prior to the Closing Date, UK Seller shall deliver to Buyer a statement meeting all the requirements of Treasury Regulations Section 1.1446(f)-2(c)(4) and setting forth the determination date, as determined by UK Seller, and UK Seller’s (i) adjusted basis in its Company Units, (ii) amount to be realized in respect of its disposition of its Company Units pursuant to this Agreement, (iii) outside ordinary and capital gain in respect thereof that would be recognized and treated as effectively connected gain under Treasury Regulations Section 1.864(c)(8)-1(b), (iv) maximum tax liability and (v) share of partnership liabilities of the Company determined pursuant to Treasury Regulations Sections 1.1446(f)-2(c)(2) and 2(c)(4)(iii) (such statement, the “Section 1446(f) Statement”). UK Seller shall reflect any reasonable comments received from Buyer.
Section 8.09Post-Closing Actions. After the Closing, Buyer (and any of its Affiliates, including the Surviving Company) shall not, without the prior written consent of the Sellers’ Representative, which shall not be unreasonably withheld: (a) amend any previously filed Flow-Through Returns of the Company for any Tax period ending on or before the Closing Date; (b) make any Income Tax election with respect to any Flow-Through Return for any Tax period ending on or before the Closing Date; or (c) initiate discussions or examinations with any Tax Authority regarding items that would be reflected on a Flow-Through Return with respect to any Pre-Closing Tax Period. For the avoidance of doubt, in the event that, between the Closing Date and the time of the final determination of the Aggregate Consideration under Section 2.12, Buyer files any income Tax Returns for a Pre-Closing Tax

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Period of the Company in a manner inconsistent with past practice, files any Income Tax election with respect to the Company for a Pre-Closing Tax Period, or makes any voluntary disclosures relating to Income Taxes of the Company to a Tax Authority, in each case, in a manner inconsistent with the final analysis prepared in accordance with Section 8.11, Taxes resulting from any such action shall be disregarded for purposes of determining the amount of Pre-Closing Income Taxes.
Section 8.10Tax Classification of the Company. Notwithstanding anything to the contrary herein, the Company shall not file, or cause to be filed, any entity classification election to treat the Company as other than a partnership for U.S. federal (or applicable state or local) income tax purposes for any Pre-Closing Tax Period (including the Closing Date).
Section 8.11State Non-Resident Withholding Tax Amount. No later than ten (10) days after the date hereof, the Company shall engage an accounting firm commonly considered as one of the "Big 4" or such other nationally recognized accounting firm that is reasonably acceptable to Buyer to analyze the Company’s state and local income Tax Return and Income Tax payment (including non-resident withholding Tax payment) obligations for Tax years or portions thereof beginning on or after January 1, 2024, through the Closing Date. The Company shall keep Buyer fully informed of the status of such analysis and shall provide any additional information requested by Buyer in connection therewith and shall provide Buyer an opportunity to review any drafts prior to the finalization of such analysis and the issuance of a report reflecting such analysis. Such analysis shall be completed at least ten (10) days prior to the Closing Date and shall be used as the basis for the determination of the amount of Pre-Closing Income Taxes to be included in Closing Indebtedness.
Article 9.
CONDITIONS TO THE TRANSACTIONS
Section 9.01Conditions to the Obligations of Each Party. The obligations of each party to consummate the Transactions are subject to the satisfaction (or, to the extent permitted by Applicable Law, written waiver by each of the Sellers’ Representative and Buyer) of the following conditions:
(a)Requisite Equityholder Approval. The Requisite Equityholder Approval shall be in full force and effect.
(b)Governmental Approvals. (i) Any applicable waiting period (or extensions thereof) under the HSR Act relating to the Transactions shall have expired or been terminated and (ii) any applicable waiting period (or extensions thereof) or approvals under each other applicable Antitrust Law relating to the Transactions shall have expired, been terminated or been obtained and be in full force and effect.
(c)No Injunction; No Legal Impediment. No temporary restraining order, preliminary or permanent injunction or other Proceeding or Order pending or issued by any Governmental Authority of competent jurisdiction shall be pending or in effect which restrains, enjoins or otherwise prohibits, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the Merger on the terms contemplated herein, and no Applicable Law shall have been enacted or be deemed applicable to the Merger (each of the foregoing, a “Restraint”) that makes consummation of the Merger illegal or restrains, enjoins or otherwise prohibits the consummation of the Merger.
(d)Share Listing. The shares of Parent Stock to be issued in connection with the Transactions shall have been approved for listing on the NYSE, subject to official notice of issuance; provided, that Buyer shall only be entitled to rely upon this Section 9.01(d) if Parent has complied with its obligations under Section 7.07.
Section 9.02Conditions to the Obligations of Parent, Buyer and Merger Sub. The obligations of Parent, Buyer and Merger Sub to consummate the Transactions are subject to the

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satisfaction (or, to the extent permitted by Applicable Law, waiver by Buyer), at or prior to the Closing, of the following further conditions:
(a)Representations and Warranties. Each of the representations and warranties made by each Seller and the Company in this Agreement, other than the Company Fundamental Representations and the Seller Fundamental Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date), in each case, without giving effect to any “Company Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties, except where the failure of any such representations and warranties to be true and correct (without giving effect to any “Company Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties) does not constitute a Company Material Adverse Effect or would not reasonably be expected to prevent or materially impede the ability of the Company or any Seller to consummate the Transactions. Each of (i) the Company Fundamental Representations made by the Company in this Agreement (other than those set forth in Section 3.05(a) and (b)) and (ii) the Seller Fundamental Representations made by each Seller in this Agreement, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date), in each case, without giving effect to any “Company Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties. Each of the representations made by the Company in Section 3.05(a) and (b) of this Agreement shall be true and correct in all respects (other than for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date), in each case, without giving effect to any “Company Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties.
(b)Covenants. Each of the covenants and obligations that the Company and the Sellers are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
(c)Consents. Each of the Consents set forth in Section 9.02(c)(i) of the Company Disclosure Schedules shall have been obtained in form and substance reasonably satisfactory to Buyer and shall be in full force and effect and each of the Liens set forth in Section 9.02(c)(ii) of the Company Disclosure Schedules shall have been completely discharged and terminated.
(d)No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.
(e)Executed Agreements and Certificates. Buyer shall have received the following agreements and documents, each of which shall be in full force and effect:
(i)the Escrow Agreement, executed by the Sellers’ Representative and the Escrow Agent;
(ii)the Service Agreements, executed by each Key Services Provider;
(iii)the Non-Competition Agreements, executed by each Restricted Holder;
(iv)a certificate executed on behalf of the Company by its Chief Executive Officer (the “Company Closing Certificate”) containing representations and warranties of the Company to the effect that the conditions set forth in Sections 9.02(a), 9.02(b) and 9.02(d), have been duly satisfied;

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(v)written resignations, in a form reasonably satisfactory to Buyer, of all the managers and officers of the Company, to be effective as of the Closing;
(vi)a certificate from the Secretary of State of the State of Delaware, dated within three (3) Business Days prior to the Closing Date, certifying that the Company is in good standing and all applicable franchise Taxes and fees of the Company through and including the Closing Date have been paid;
(vii)the Lock-Up Agreements, executed by each of the Lock-Up Holders;
(viii)Investor Questionnaires, duly completed and executed by each Seller and each holder of Team Class P Units; provided, that, failure to deliver an Investor Questionnaires by any holder of Team Class P Units shall not constituted a failure of this condition but shall permit Parent the right to substitute cash for shares of Parent Stock (based on the Parent Stock Price) for each holder of Team Class P Units that fails to submit an Investor Questionnaire;
(ix)a selling holder questionnaire in the form of Exhibit G attached hereto (each, a “Selling Holder Questionnaire” and, collectively, the “Selling Holder Questionnaires”), duly completed and executed by each Seller and each holder of Team Class P Units; provided, that, failure to deliver a Selling Holder Questionnaire by any Seller or holder of Team Class P Units shall not constituted a failure of this condition but shall permit Parent the right to not include in the Registration Statement the Parent Stock of each Seller and Team Class P Units that fails to submit a Selling Holder Questionnaire;
(x)Profits Interest Acknowledgments in the form of Exhibit H attached hereto (each, a “Profits Interest Acknowledgment”), executed by each holder of Team Class P Units; provided, that, so long as no more than two (2) holders of Team Class P Units fail to deliver a Profits Interest Acknowledgment, the failure of such holders of Team Class P Units shall not constitute a failure of this condition but shall permit the Paying Agent the right to withhold the Aggregate Consideration and Additional Cash Consideration otherwise payable to such holders of Team Class P Units that fail to submit a Profits Interest Acknowledgments until such time that such Team Class P Units submits a Profits Interest Acknowledgment;
(xi)from the Company, a properly completed and executed certificate satisfying the requirements of Treasury Regulations Section 1.1445-11T(d)(2)(i), dated as of the Closing Date; and
(xii)(A) from each Seller (other than UK Seller), HRBeauty Team and each holder of Team Class P Units, a properly completed and executed IRS Form W-9; and (B) from UK Seller, a correctly completed and duly executed certification of maximum tax liability satisfying the requirements of Treasury Regulations Section 1.1446(f)-2(c)(4) and prepared in accordance with the Section 1446(f) Statement and the appropriate IRS Form W-8.
Notwithstanding anything in this Agreement to the contrary, the receipt of the certificates and forms described in Section 9.02(e)(xi) and Section 9.02(e)(xii) shall not be a condition to Parent, Buyer’s and Merger Sub’s rights to consummate the Transaction, but if such certificates and forms are not received, Parent, Buyer and Merger Sub shall have the right to withhold in accordance with Section 2.08.
(f)Employees. As of immediately prior to the Closing, (i) each Key Services Provider shall have accepted their applicable Service Agreement with Buyer or one of its Subsidiaries and shall not have revoked his or her acceptance or evidenced any specific overt intention to terminate his or her service provider relationship with Buyer or its applicable Subsidiary immediately following the Closing, and (ii) at least 75% of the independent contractors designated by Buyer as potential Continuing Service Providers and other employees of the Company shall remain employed or engaged by the Company and shall not have evidenced in writing any intention to terminate employment or engagement with Buyer or any Affiliate of Buyer, as applicable, following the Closing; provided, that with respect to clause (ii), any

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employee that has been replaced with a similarly qualified and situated employee shall not be counted against the required threshold.
(g)Related Party Transactions. All Contracts between the Company, on the one hand, and any Related Person, on the other hand (other than (i) the Ancillary Agreements, (ii) any Contract relating to employment (other than with any Key Service Provider) entered into in the ordinary course of business, on commercially reasonable terms established on an arm’s-length basis (including non-compete and non-solicitation agreements, confidentiality and inventions assignment agreements, and other employment related agreements) and (iii) the Contracts set forth on Section 9.02(g) of the Company Disclosure Schedules) shall have been terminated.
Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges and agrees that the obtaining of any financing is not a condition to the Merger or the Closing and reaffirms its obligation to consummate the Merger and the Transactions irrespective and independently of the availability of any financing subject to the applicable conditions set forth in Section 9.01 and this Section 9.02.
Section 9.03Conditions to the Obligations of the Company and the Sellers. The obligations of the Sellers and the Company to consummate the Transactions are subject to the satisfaction (or, to the extent permitted by Applicable Law, written waiver by the Sellers’ Representative) of the following further conditions:
(a)Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement, other than the Buyer Fundamental Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date), in each case, without giving effect to any materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties, except where the failure of any such representations and warranties to be true and correct (without giving effect to any materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties) would not reasonably be expected to prevent or materially impede the ability of Parent, Buyer or Merger Sub to consummate the Transactions. Each Buyer Fundamental Representation made by Buyer in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date), in each case, without giving effect to any materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties.
(b)Covenants. Each of the covenants and obligations that Parent, Buyer and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
(c)Executed Agreements and Certificates. The Sellers shall have received the following agreements and documents, each of which shall be in full force and effect:
(i)the Escrow Agreement, executed by Buyer and the Escrow Agent; and
(ii)a certificate executed on behalf of Parent, Buyer and Merger Sub by its authorized representative and containing the representation and warranty of Parent, Buyer and Merger Sub that the conditions set forth in Sections 9.03(a) and 9.03(b) have been duly satisfied.

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Article 10.
TERMINATION
Section 10.01Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the holders of Company Securities):
(a)by mutual written agreement of the Sellers’ Representative and Buyer;
(b)by either the Sellers’ Representative or Buyer, if the Merger has not been consummated on or before September 25, 2025 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;
(c)by either the Sellers’ Representative or Buyer, if a Governmental Authority shall have issued any Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;
(d)by Buyer, if there shall have occurred a Company Material Adverse Effect;
(e)by Buyer, if (i) any representation or warranty of the Company or the Sellers contained in this Agreement shall be inaccurate such that the condition set forth in Section 9.02(a) would not be satisfied, or (ii) the covenants or obligations of the Company or the Sellers contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 9.02(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by the Company or the applicable Seller during the 15-day period after Buyer notifies the Sellers’ Representative in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Buyer may not terminate this Agreement under this Section 10.01(e) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period unless the Company and the applicable Seller is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(e) shall not be available to Buyer if Buyer is then in breach of any of their representations, warranties, agreements or covenants contained herein and such breach would result in the failure of any condition set forth in Section 9.03(a) or Section 9.03(b);
(f)by the Sellers’ Representative, if (i) any representation or warranty of Buyer contained in this Agreement shall be inaccurate such that the condition set forth in Section 9.03(a) would not be satisfied, or (ii) the covenants or obligations of Parent, Buyer or Merger Sub contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 9.03(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Parent, Buyer or Merger Sub during the 15-day period after the Sellers’ Representative notifies Buyer in writing of the existence of such inaccuracy or breach (the “Buyer Cure Period”), then the Sellers’ Representative may not terminate this Agreement under this Section 10.01(f) as a result of such inaccuracy or breach prior to the expiration of Buyer Cure Period unless Buyer is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(f) shall not be available to the Sellers’ Representative if the Company or Sellers are then in breach of any of their representations, warranties, agreements or covenants contained herein and such breach would result in the failure of any condition set forth in Section 9.03(a) or Section 9.03(b); or
(g)by the Sellers’ Representative, if (i) all of the conditions set forth in Section 9.01 and Section 9.02 have been, and continue to be, satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) or, to the extent permitted by Applicable Law, waived; (ii) Buyer shall have failed to consummate the Merger by the time the Closing was required to occur under Section 2.04; (iii) the Company and the Sellers’ Representative have irrevocably notified Buyer in writing that, if Buyer performs its obligations hereunder and the Debt Financing is funded, the Company and the Sellers stand ready, willing and able to consummate, and will consummate, the Merger; (iv) the Company shall have given Buyer written notice at least five (5) Business Days prior to such termination stating the Company’s and Sellers’ intention to

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terminate this Agreement pursuant to this Section 10.01(g); and (v) the Merger shall not have been consummated by the end of such five (5) Business Day period.
The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give a notice of such termination to the other party setting forth a brief description of the basis on which such party is terminating this Agreement.
Section 10.02Reverse Termination Fee.
(a)In the event that this Agreement is validly terminated pursuant to (i) Section 10.01(g) or (ii) Section 10.01(b) or Section 10.01(f) and, at the time of such termination, the Sellers’ Representative would have been entitled to terminate this Agreement under Section 10.01(g), then, within five (5) Business Days following Buyer’s receipt of notice of such termination, Buyer shall pay, or cause to be paid, to the Company an amount equal to $65,000,000 in cash by wire transfer of same-day funds (the “Reverse Termination Fee”) to an account designated in writing by the Sellers’ Representative.
(b)Notwithstanding anything to the contrary set forth in this Agreement (including this Article 10), each of the parties expressly acknowledges and agrees that in the event that this Agreement is validly terminated under circumstances where the Reverse Termination Fee is due and payable, the receipt by the Company of the Reverse Termination Fee, shall be the sole and exclusive remedy of the Seller Related Parties against the Buyer Related Parties (including, for the avoidance of doubt, any Debt Financing Source), and shall be deemed to be liquidated damages for, any and all losses or Damages of any kind (whether in tort, contract or otherwise) suffered or incurred by the Seller Related Parties arising out of, relating to, or in connection with this Agreement (and the termination hereof), the Ancillary Agreements, any of the Transactions (and the abandonment thereof), any breach (whether willful, intentional, unilateral or otherwise) of any covenant or agreement or otherwise in respect of this Agreement, the Ancillary Agreements or any oral representation made or alleged to be made in connection herewith or therewith, or any matter forming the basis for such termination, including for a breach of Section 2.04 as a result of the Debt Financing not being available to be drawn down or otherwise arising from the Debt Financing or the commitments therefor or in respect of any oral representation made or alleged to be made in connection herewith or therewith, and none of the Seller Related Parties or any other Person shall be entitled to bring or maintain, and the Company and the Sellers shall not permit any Seller Related Party to bring or maintain, any claim, action or Proceeding against Buyer or any other Buyer Related Party (including, for the avoidance of doubt, any Debt Financing Source) arising out of, relating to, or in connection with, this Agreement, the Ancillary Agreements, any of the Transactions (and the abandonment thereof), any breach (whether willful, intentional, unilateral or otherwise) of any covenant or agreement or otherwise in respect of this Agreement, the Ancillary Agreements or any oral representation made or alleged to be made in connection herewith or therewith, or any matter forming the basis for such termination, including for a breach of Section 2.04 as a result of the Debt Financing not being available to be drawn down or otherwise arising from the Debt Financing or the commitments therefor or in respect of any oral representation made or alleged to be made in connection herewith or therewith. Notwithstanding anything to the contrary contained in this Agreement, for the avoidance of doubt, in no event shall any Debt Financing Source be required to pay any portion of the Reverse Termination Fee.
(c)The parties hereto acknowledge and agree that the agreements contained in this Section 10.02 are an integral part of the Transactions, and that, without these agreements, the Company and the Sellers would not have entered into this Agreement. If Buyer fails to promptly pay all or any portion of the Reverse Termination Fee when due and the Reverse Termination Fee is subsequently adjudicated by final and non-appealable determination of a court of competent jurisdiction to be due and payable, Buyer shall pay the Company’s reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Proceeding to enforce this Section 10.02 that results in a final and non-appealable judgment against Buyer for payment of the Reverse Termination Fee, together with interest on the overdue amount of the Reverse Termination Fee (for the period commencing as of the date that such overdue amount was originally required to be paid pursuant to Section 10.02(a) and ending on the date that such overdue amount is actually paid in full), at a rate per annum, compounded monthly, equal to the Prime Rate (as reported in the print edition of The Wall Street Journal, Eastern Edition, on the date such payment was required to be paid (or, if unavailable,

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on the latest date prior to the payment due date on which such rate is available)), or such lesser rate per annum that is the maximum permitted under Applicable Law. If the Company or the Sellers’ Representative initiates a Proceeding against Buyer to recover the Reverse Termination Fee and such Proceeding results in a final and non-appealable judgment in favor of Buyer, the Company shall pay Buyer’s reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with its defense in such Proceeding.
(d)Each of the parties further acknowledges that the payment of the Reverse Termination Fee specified in this Section 10.02, as applicable, is not a penalty, but is liquidated damages in a reasonable amount that will compensate such other parties, as applicable, in the circumstances in which such fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. In the event this Agreement is terminated for any reason at a time when the Company would be entitled to receipt of the Reverse Termination Fee, the Company shall be entitled to such amount at such time; provided that in no event shall Buyer be required to pay the Reverse Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, each of the Sellers and the Company will be entitled to seek an injunction or specific performance as provided in Section 12.03, except that, although each of the Sellers and the Company, in their respective sole discretion, may determine its choice of remedies under this Agreement, including by pursuing specific performance in accordance with, and subject to the applicable limitations in, Section 12.03, under no circumstances shall any of the Sellers, the Company or any Seller Related Party, either individually or collectively, be permitted or entitled to receive (i) both (A) a grant of specific performance of the obligation to close or other form of equitable relief ordering Buyer to consummate the Closing as contemplated by Section 12.03 or otherwise and (B) any monetary damages, including all or any portion of the Reverse Termination Fee, based on Buyer's failure to consummate the Closing; provided, that for the avoidance of doubt, if the Company or Sellers seek specific performance and are either unsuccessful or subsequently drop such pursuit and irrevocably waive their right to seek specific performance, Buyer shall promptly pay the Company the Reverse Termination Fee if the Company is otherwise entitled to the Reverse Termination Fee under this Agreement or (ii) both (A) the Reverse Termination Fee and (B) any other monetary damages in addition to the payment contemplated by the immediately foregoing clause (ii)(A) based on Buyer's failure to consummate the Closing.
Section 10.03Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to the other parties hereto; provided that, notwithstanding anything in the foregoing to the contrary but subject to Section 10.02(b): (i) none of the Company, the Sellers, Buyer nor Parent shall be relieved of any obligation or liability arising from any Willful Breach by such party of any provision of this Agreement prior to such termination; and (ii) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 7.03, Section 10.02, this Section 10.03, Article 12 (except for Section 12.01), and any necessary defined terms set forth in Section 1.01, which shall survive any termination of this Agreement.
Article 11.
SURVIVAL
Section 11.01Survival. Except in the case of Fraud or Willful Breach, none of the representations, warranties, covenants or agreements contained in this Agreement or any certificate delivered pursuant to this Agreement will survive beyond the Closing, and no claim for breach of any such representation, warranty, covenant or agreement, or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto, and there will be no liability in respect thereof, whether such liability has accrued prior to, on or after the Closing. Notwithstanding the foregoing, any covenant or agreement contained in this Agreement which by its terms is to be performed following the Closing shall in respect of performance after Closing survive in accordance with the term of its performance. Buyer acknowledges and agrees that neither the Company nor the Sellers shall have any obligation or liability for any Damages incurred by Buyer or any of its respective Affiliates, successors or assigns for any inaccuracy or breach of any of the Company’s or the Sellers’ representations, warranties, covenants or agreements in this Agreement that by their terms are to

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be performed prior to the Closing other than (x) for Fraud or Willful Breach; (y) to terminate this Agreement in accordance with Section 10.01; or (z) to enforce this Agreement in accordance with Section 12.03.
Article 12.
MISCELLANEOUS
Section 12.01Sellers’ Representative.
(a)By virtue of the execution of this Agreement by the Sellers, each of the Sellers shall have irrevocably constituted and appointed, upon the Closing, David Levin (and by its execution of this Agreement as Sellers’ Representative, David Levin hereby accepts its appointment) as the true, exclusive and lawful agent and attorney-in-fact (the “Sellers’ Representative”) of the Sellers receiving consideration hereunder to act in the name, place and stead of the Sellers in connection with the Transactions, in accordance with the terms and provisions of this Agreement, and to act on behalf of the Sellers in any Proceeding involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Sellers’ Representative shall deem necessary or appropriate in connection with the Transactions, including the power:
(i)to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Sellers’ Representative deems necessary or appropriate in connection with the consummation of the Transactions, in performing his or her duties pursuant to this Agreement;
(ii)to execute and deliver all amendments and waivers to this Agreement and any and all other documents that the Sellers’ Representative deems necessary, desirable or appropriate, whether prior to, at or after the Closing;
(iii)to receive funds for the payment of expenses of the Sellers and apply such funds in payment for such expenses;
(iv)to do or refrain from doing any further act or deed on behalf of the Sellers that the Sellers’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Sellers could do if personally present; and
(v)to receive service of process in connection with any claims under this Agreement.
(b)The Sellers’ Representative may be removed or replaced only upon delivery of written notice to Buyer by the Sellers holding at least a majority of the outstanding Company Securities as of immediately prior to the Closing. Parent and Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative in all matters referred to herein. The Sellers’ Representative shall act for the Sellers on all of the matters set forth in this Agreement in the manner the Sellers’ Representative believes to be in the best interest of the Sellers and consistent with the obligations under this Agreement, but the Sellers’ Representative shall not be responsible to the Sellers for any Damages the Sellers may suffer by the performance of its duties under this Agreement, other than Damages arising from willful violation of the Applicable Law or gross negligence in the performance of its duties under this Agreement.
(c)In the performance of its duties hereunder, the Sellers’ Representative shall be entitled to (i) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Seller or any party hereunder and (ii) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.
(d)The Sellers’ Representative shall use the Sellers’ Representative Expense Fund to pay any expenses incurred by the Sellers’ Representative in fulfilling its obligations hereunder and shall distribute any remaining balance of the Sellers’ Representative Expense Fund to the Sellers upon completion by the Sellers’ Representative of its duties in connection herewith. Any such distributions

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from the Sellers’ Representative Expense Fund shall be paid to the Sellers with equal priority and pro rata based on each such Seller’s Pro Rata Share of the Sellers’ Representative Expense Fund. The Sellers will not receive any interest or earnings on the Sellers’ Representative Expense Fund and irrevocably transfer and assign to the Sellers’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers’ Representative will not be liable for any loss of principal of the Sellers’ Representative Expense Fund other than as a result of its gross negligence or willful misconduct. For tax purposes, the Sellers’ Representative Expense Fund will be treated as having been received and voluntarily set aside by the Sellers at the time of Closing.
(e)The Seller’s Representative will incur no liability to the Sellers in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Sellers’ Representative shall not be liable to the Sellers for any action or omission pursuant to the advice of counsel. The Sellers shall indemnify the Sellers’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses arising out of or in connection with this Agreement and any related agreements and in the Sellers’ Representative capacity as such (“Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Sellers’ Representative from (i) the funds in the Sellers’ Representative Expense Fund and (ii) any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, that while the Sellers’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred (consistent with the allocation in the immediately preceding sentence), nor does it prevent the Sellers’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Sellers’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Sellers’ Representative or the termination of this Agreement.
Section 12.02Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon confirmation of receipt when transmitted by facsimile transmission, (iii) upon receipt after dispatch by registered or certified mail, postage prepaid, (iv) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (v) on the date delivered if sent by email (with confirmation of delivery), in each case, addressed as follows:
if to Parent, Buyer or Merger Sub, to:
e.l.f. Cosmetics, Inc.
570 10th Street
Oakland, CA 94607
Attention: Scott Milsten
Email: [***]
with a copy to (which shall not constitute notice):
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention: Tad J. Freese and Mark M. Bekheit

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Facsimile No.: (650) 463-3060; (650) 463-3032
Email: tad.freese@lw.com; mark.bekheit@lw.com
if to the Company, to:
HRBeauty LLC
9300 Wilshire Dr., Suite 200
Beverly Hills, California 90212
Attention: Nick Vlahos
Email: [***]
with a copy to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
2000 Avenue of the Stars, Suite 200N
Los Angeles, California 90067
Attention: Glen Mastroberte
Email: glen.mastroberte@skadden.com
if to the Sellers’ Representative, to:
David Levin CPA, Esq.
64 Meghan Court
Pine Bush, NY 12566
Email: [***]
with a copy to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
2000 Avenue of the Stars, Suite 200N
Los Angeles, California 90067
Attention: Glen Mastroberte
Email: glen.mastroberte@skadden.com
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.
Section 12.03Remedies Cumulative; Specific Performance. The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the Transactions. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security. Notwithstanding anything to the contrary in this Agreement, the Sellers and the Company shall be only entitled to an injunction or specific performance to specifically enforce Buyer’s obligations to consummate the Closing on the terms and conditions set forth herein if, and only if, (a) all of the conditions set forth in Section 9.01 and Section 9.02 of this Agreement have been and continue to be satisfied or waived (other than those that, by their nature, are to be satisfied at the Closing; provided, that those conditions could be satisfied if the Closing were to occur), (b) the Sellers and the Company have irrevocably confirmed by written notice to Buyer that (i) all conditions set forth in Section 9.03 have been satisfied and continue to be satisfied or waived (other than those that, by their nature, are to be satisfied at the Closing; provided, that those conditions

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could be satisfied if the Closing were to occur) or that they would be willing to irrevocably waive any unsatisfied conditions in Section 9.03 that are legally capable of being waived and (ii) the Sellers and the Company are ready, willing, and able to consummate the Closing if specific performance is granted and the Debt Financing is funded, (c) the Debt Financing has been funded or will be funded at the Closing (in each case, in accordance with the terms and conditions thereof), (d) Buyer fails to consummate the Closing on or prior to the date that is five (5) Business Days following the later of (i) the date which is three Business Days after the satisfaction or waiver after the last of the conditions set forth in Article 9 and (ii) receipt of the notice in the preceding clause (b), and under no other circumstances, and (e) this Agreement has not been terminated at the time. For the avoidance of doubt, notwithstanding anything herein to the contrary, if the Debt Financing has not been funded and will not be funded at the Closing for any reason, the Sellers and the Company shall not be entitled to enforce Buyer’s obligation to consummate the Closing pursuant to this Section 12.03. Each of the Parties agrees that it will not oppose the granting of an injunction or specific performance on the basis that any other of such parties has an adequate remedy at law or that any such injunction or award of specific performance is not an appropriate remedy for any reason.
Section 12.04Amendments and Waivers.
(a)Any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.
(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 12.05Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Merger and the Transactions, shall be paid by the party incurring such cost or expense.
Section 12.06Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to an individual who has read that reference and such representations and warranties.
Section 12.07Binding Effect; Benefit; Assignment.
(a)The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except with respect to Section 7.04 and Section 7.10, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
(b)No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that, other than with respect to clause (ii) below, upon written notice to the Seller’s Representative, Parent, Buyer or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time; (ii) any of its financing sources at any time as collateral security; and (iii) after the Closing, to any Person; provided that, in any case, such transfer or assignment shall not relieve Parent, Buyer or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent, Buyer or Merger Sub; provided that, in the case of

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an assignment to a non-U.S. Affiliate, such assignment does not increase the amount of withholding Taxes applicable to payments of the Aggregate Consideration or Additional Cash Consideration to the Sellers that would not have applied but for such assignment.
Section 12.08Governing Law. This Agreement and any Proceeding that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be exclusively governed by and construed in accordance with the Applicable Laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.
Section 12.09Exclusive Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought exclusively in the Court of Chancery within New Castle County in the State of Delaware (and any appellate court thereof located within such county), and to the extent such Court of Chancery (or appellate court thereof located within such county) lacks jurisdiction over the matter, the Federal courts of the United States of America located within New Castle County in the State of Delaware (or appellate court thereof located within such county), and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.02 shall be deemed effective service of process on such party.
Section 12.10Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
Section 12.11Conflict of Interest. Each of the parties hereto acknowledges and agrees that Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) has acted as counsel to the Company and the Sellers in connection with the negotiation of this Agreement and the Transactions (the “Prior Representation”). Buyer hereby consents and agrees to, and agrees to cause the Company (following the Closing) to consent and agree to, Skadden representing the Sellers’ Representative and any Seller after the Closing in connection with any disputes arising solely in connection with this Agreement or the Transactions, including with respect to disputes in which the interests of the Sellers’ Representative or a Seller may be adverse to Buyer and its Subsidiaries (including the Company following the Closing); provided, however, that this sentence shall not apply if and to the extent (a) Skadden is then representing Buyer, the Company (following the Closing) or any of their Affiliates, and (b) such representation of Buyer, the Company (following the Closing) or any of their Affiliates would require Skadden to either refrain from representing the Sellers’ Representative or Sellers, as applicable, or obtain the informed consent of the Sellers’ Representative or Sellers, as applicable, and Buyer, the Company (following the Closing) or any of their Affiliates, as applicable, under Applicable Law or applicable ethical standards governing attorney conduct.
Section 12.12Attorney-Client Privilege. Buyer, on behalf of itself and its Affiliates, including the Surviving Company, hereby irrevocably acknowledges and agrees that all attorney-client communications between, on the one hand, a Seller, its Affiliates or the Company (and their respective directors, officers, employees, and other Representatives) and, on the other hand, their counsel, including the Skadden, to the extent that such relate to the negotiation, preparation, execution and delivery of this Agreement or an Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Transactions and that are subject to the attorney-client privilege in accordance with Applicable Laws (collectively, “Privileged Communications”), shall be deemed privileged communications as to which such privilege may only be waived by the Sellers’

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Representative and neither Buyer, the Surviving Company, nor any Person purporting to act on behalf of or through Buyer or the Company after the Closing shall seek to obtain any Privileged Communications by any process. For the avoidance of doubt, nothing in this Agreement shall be deemed a waiver of any applicable privileges or protections that can or may be asserted to prevent disclosure of any client communications to any third party.
Section 12.13Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
Section 12.14Entire Agreement. This Agreement and the Exhibits and Schedules to this Agreement, including the Company Disclosure Schedule, the Ancillary Agreements and the Non-Disclosure Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
Section 12.15Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 12.16Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each party hereto, on behalf of itself and each of its respective controlled Affiliates hereby: (a) agrees that any action, suit or proceeding of any kind or description, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to this Agreement, any Debt Financing or any of the agreements entered into in connection with any Debt Financing or any of the Transactions or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action, suit or proceeding to the exclusive jurisdiction of such court; (b) agrees that any such action, suit or proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable commitment letter or other applicable definitive document agreement relating to any Debt Financing; (c) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any action, suit or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to this Agreement, any Debt Financing, the Debt Commitment Letter relating thereto or any of the Transactions or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court; (e) knowingly, intentionally, voluntarily, unconditionally and irrevocably waives to the fullest extent permitted by applicable law trial by jury in any action, suit or proceeding brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, any Debt Financing, the Debt Commitment Letter or any of the Transactions or the performance of any services thereunder; (f) agrees that the Company, the Sellers or any of their respective Affiliates or representatives shall have no rights or claims against any Debt Financing Sources, in any way relating to or arising out of this Agreement, any Debt Financing, the Debt Commitment Letter relating thereto or any of the transactions contemplated hereby or thereby, or in

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respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereunder or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise; (g) agrees that none of the Debt Financing Sources will have any liability to any member of the Company, the Sellers or any of its respective Affiliates or representatives relating to or arising out of this Agreement, any Debt Financing, the Debt Commitment Letter relating thereto or any of the transactions contemplated hereby or thereby, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereunder or the financings contemplated thereby, whether in law or in equity, whether in contract or in tort or otherwise; (h) agrees that (and each other party hereto agrees that) the Debt Financing Sources are express third party beneficiaries of, and may enforce any of the provisions of Section 10.02(b) and this Section 12.16; and (i) agrees that the provisions of Section 10.02(b) and this Section 12.16 and the definitions of “Debt Financing Sources” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended in any way materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.
(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

HRBEAUTY LLC
By:	/s/ Hailey Rhode Bieber
	Name:	Hailey Rhode Bieber
	Title:	Chairperson of the Board

[Signature Page to Agreement and Plan of Merger ]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

E.L.F. COSMETICS, INC.
By:	/s/ Tarang Amin
	Name:	Tarang Amin
	Title:	Chairman, Chief Executive Officer & President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

E.L.F. BEAUTY, INC.
By:	/s/ Tarang Amin
	Name:	Tarang Amin
	Title:	Chairman, Chief Executive Officer & President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

GLAZE MERGER SUB, LLC
By:	/s/ Tarang Amin
	Name:	Tarang Amin
	Title:	Chairman, Chief Executive Officer & President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

MY PERSON JOINT REVOCABLE TRUST
By:	/s/ Scooter Braun
	Name:	Scooter Braun
	Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

HART VIOLET LLC
By:	/s/ Harald Linhart
	Name:	Harald Linhart
	Title:	Manager

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

BT TECH LLC
By:	/s/ Will Bracey
	Name:	Will Bracey
	Title:	Manager

BT TECH LLC
By:	/s/ Edward Leon White
	Name:	Edward Leon White
	Title:	Manager

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

MA BEAUTY HOLDINGS, INC.
By:	/s/ Michael Ratner
	Name:	Michael Ratner
	Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

HRB INVESTMENT ASSOCIATES
By:	/s/ Hailey Rhode Bieber
	Name:	Hailey Rhode Bieber
	Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

HRBEAUTY TEAM LLC
By:	/s/ Hailey Rhode Bieber
	Name:	Hailey Rhode Bieber
	Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

By:	/s/ Lauren Ratner
	Name:	Lauren Ratner

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

By:	/s/ Michael Ratner
	Name:	Michael Ratner

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

By:	/s/ David Levin
	Name:	David Levin

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

PATHWAY BEAUTY ASSOCIATES LLC
By:	/s/ John Genovese
	Name:	John Genovese
	Title:	Manager

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

RB1 INVESTMENTS LIMITED
By:	/s/ John Genovese
	Name:	John Genovese
	Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

RB2 US INVESTMENT LLC
By:	/s/ John Genovese
	Name:	John Genovese
	Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]